Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

BOOZ ALLEN HAMILTON INC., as Acquiror,

ULTRA I&C HOLDINGS LIMITED, as Seller,

ULTRA ELECTRONICS HOLDINGS LIMITED, as Seller Parent,

and

ULTRA ELECTRONICS ADVANCED TACTICAL SYSTEMS INC., as the Company

dated as of June 19, 2026

TABLE OF CONTENTS

i

Annexes

Annex A	Form of Escrow Agreement
Annex B	Form of Transition Services Agreement
Annex C	Accounting Principles
Annex D	Lien Search Results

Exhibits

Exhibit A	Sponsor Support Agreement
Exhibit B	Pro Forma Closing Statement

Schedules

Schedule 1.1(a)	Key Employees
Schedule 1.1(b)	Income Tax Refund Receivables
Schedule 6.1	Conduct of Business
Schedule 6.3(b)	Continuing Affiliate Agreements
Schedule 6.5	Resignations
Schedule 7.4	Support Obligations
Schedule 10.1(a)	Regulatory Consent Authorities

Seller and Company Disclosure Schedules

Acquiror Disclosure Schedules

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (as amended, modified or waived from time to time, this “Agreement”), dated as of June 19, 2026, is entered into by and among Booz Allen Hamilton Inc., a Delaware corporation  (“Acquiror”), Ultra I&C Holdings Limited, a private limited company incorporated under the Laws of England and Wales (“Seller”), Ultra Electronics Holdings Limited, a private limited company incorporated under the Laws of England and Wales (“Seller Parent”), and Ultra Electronics Advanced Tactical Systems, Inc., a Texas corporation (the “Company”). Seller, Seller Parent, Acquiror and the Company are each sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, as of the date hereof, Seller is the legal, beneficial and direct owner of one hundred percent (100%) of the issued and outstanding Equity Interests of the Company (the “Company Shares”);

WHEREAS, Acquiror desires to purchase from Seller, and Seller desires to sell to Acquiror, the Company Shares (the “Stock Purchase”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Acquiror to enter into this Agreement, each of the Key Employees is entering into and delivering to Acquiror a key employee retention agreement and related standard form of restrictive covenant agreement, to be effective as of the Closing Date (collectively, the “Key Employee Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a material inducement to Acquiror to enter into this Agreement, Advent and certain funds affiliated therewith have entered into a support agreement with Acquiror attached hereto as Exhibit A (the “Sponsor Support Agreement”); and

WHEREAS, on or prior to the date hereof, Seller, Seller Parent, and the Company have each obtained and delivered to Acquiror a true, correct and complete copy of the consents, approvals and authorizations from their respective boards of directors or similar governing bodies, stockholders, members, and any other Persons required under their respective Governing Documents or any applicable Law, in each case, that evidences the approval of this Agreement, the Ancillary Agreements, and the Transaction, and to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I.

CERTAIN DEFINITIONS

Section 1.1     Definitions. As used herein, the following terms shall have the following meanings:

“280G Approval” has the meaning specified in Section 6.12.

“Accounting Principles” means the policies, procedures, principles, practices, inclusions, exclusions and valuation and estimation methodologies, as applicable, set forth on Annex C.

“Acquired Liabilities” means all Liabilities of the Company and its Subsidiaries of any nature whatsoever, whether accrued or unaccrued, absolute or contingent, known or unknown, and whether due or to become due, other than the Excluded Liabilities and any other Liabilities indemnified by Seller and Seller Parent pursuant to Section 11.2(a).

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Cure Period” has the meaning specified in Section 12.1(c)(i).

“Acquiror Disclosure Schedules” means the disclosure schedules of the Acquiror, dated as of the date hereof, accompanying this Agreement with respect to the representations and warranties made by Acquiror under Article V hereof.

“Acquiror Fundamental Representations” means the representations and warranties made by Acquiror as set forth in Section 5.1 (Organization), Section 5.2 (Due Authorization), Section 5.3 (No Conflict) solely with respect to clause (a) therein, Section 5.7 (Broker’s Fees), and Section 5.10 (Investment Intent).

“Acquiror Indemnified Party” means Acquiror and its Subsidiaries, including, after the Closing, the Company and its Subsidiaries, and their respective officers, directors, employees, stockholders, successors, and assigns, entitled to indemnification pursuant to Article XI.

“Acquiror Interim Period Access Limitations” means Acquiror and its Representatives shall not be required to have access to (a) information that would jeopardize or constitute a waiver of the attorney-client privilege or work product doctrine or other legal privilege, or (b) information that the Company has determined, in its reasonable discretion, should not be disclosed due to its competitively sensitive nature and that such disclosure could reasonably be expected to result in antitrust difficulties for Seller, the Company or any of their respective Subsidiaries (provided that the Parties shall use good faith efforts to provide reasonable access to such information in accordance with the Clean Team Addendum).

“Acquiror Material Adverse Effect” has the meaning specified in Section 5.1.

“Action” means any claim, action, suit, arbitration, charge, complaint, audit, investigation, or proceeding, in each case, that is by or before any Governmental Authority.

“Adjustment Amount” means an amount (which may be positive or negative) equal to the Final Purchase Price minus the Estimated Purchase Price.

“Adjustment Escrow Account” has the meaning specified in Section 2.4(b)(ii).

“Adjustment Escrow Deposit” means $9,000,000.

“Advent” means Advent International, L.P.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. Notwithstanding anything herein to the contrary, except for purposes of Section 11.2(b), Section 11.6, Section 13.15 and Section 13.17, none of (a) Advent, (b) investment funds, investment vehicles or managed accounts and any others similar entities advised or managed by Advent or its Affiliates or (c) any direct or indirect portfolio companies (as such term is commonly understood in the private equity industry) of investment funds, investment vehicles or managed accounts or any other similar entities advised or managed by Advent or its Affiliates (other than Cobham Ultra Acquisitions Limited and its Subsidiaries) in each case of clauses (a) through (c) shall constitute an Affiliate of Seller or Seller Parent, or, prior to the Closing, the Company or its Subsidiaries, for any purposes herein. For the avoidance of doubt, following the Closing, Affiliates of Acquiror shall include the Company and its Subsidiaries.

“Affiliate Agreement” has the meaning specified in Section 3.20.

“Agreement” has the meaning specified in the preamble hereto.

“AI Technologies” means machine learning, deep learning, and other artificial intelligence technologies, including neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, k-means clustering) or reinforcement learning, large language models, foundation models, or generative artificial intelligence systems, whether implemented through Software, hardware (including embedded systems) or a combination of hardware and Software.

“Ancillary Agreements” means the Escrow Agreement, the Transition Services Agreement, the Sponsor Support Agreement, and each other agreement entered into by a Party or its Affiliates in connection with the Transaction.

“Annual Financial Statements” has the meaning specified in Section 3.7(a).

“Anti-Corruption Laws” means all applicable U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010.

“Anti-Money Laundering Laws” means all applicable U.S. and non-U.S. anti-money laundering and countering the financing of terrorism Laws, including the financial and reporting requirements contained therein, the Bank Secrecy Act of 1970, applicable provisions of the USA Patriot Act of 2001, the Money Laundering Control Act of 1986, the Anti-Money Laundering Act of 2020, the UK Proceeds of Crime Act 2002, the UK Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, the UK Terrorism Act 2000 and any laws of any European Union member state enacted to implement Directive (EU) 2015/849 on the prevention of the use of the financial system for the purposes of money laundering or terrorist financing.

“Available Claims” has the meaning specified in Section 9.2(b).

“Balance Sheet Date” means April 30, 2026.

“Benefit Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of ERISA and (b) any other compensation or benefits plan, program, policy, agreement or arrangement, including any employment or individual consulting agreement, cash, equity or equity-based bonus or incentive arrangement, commission severance, separation, termination, change in control or retention arrangement, vacation policy, deferred compensation, pension or retirement plan, or health and welfare or similar plan, in each case, whether or not subject to ERISA, written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, that is sponsored, maintained, contributed to, or required to be contributed to by Seller or any of their Affiliates (including the Company and its Subsidiaries), in whole or in part for the benefit of any current or former Company Service Provider (or any spouse or dependent of any such individual) or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any liability (whether fixed, contingent or otherwise), other than (i) any plan, program or arrangement sponsored by a Governmental Authority or (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA.

“Business” means the business of providing products, solutions and services currently or historically provided or offered by or on behalf of the Company or any of its Subsidiaries, or currently proposed for the Company or any of its Subsidiaries to provide or offer, in each case, relating to: (i) missions systems, processors, Software, hardware, solutions, and platforms related to “command and control” products and services related thereto, (ii) modular tactical compute and “edge computing” systems, processors, Software, hardware, solutions, and platforms and services related thereto, (iii) systems, processors, Software, hardware, solutions, and platforms relating to cryptographic engineering and encryption development, secure key distribution and management, end-to end encryption and asset accountability, remote device management, along with services related thereto, (iv) the following products and solutions, along with services related thereto: ADSI, RAIN, ACTS, APEX, KNOX, ARGUS, CARDS, Maxwell AI Agent, and CIP, and (v) with respect to clauses (i) through (iv), any variants, systems, including any and all current and prior versions, variations or derivatives thereof).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or London, England are required by Law to close.

“Calculation Time” means 11:59 p.m. (Eastern time) on the Business Day immediately preceding the Closing Date.

“Cash and Cash Equivalents” means, for the purposes of calculation at any time, the consolidated cash and cash equivalents of any kind (including bank account balances, marketable securities, commercial paper, certificates of deposit, treasury bills, and short-term and other liquid investments) held by the Company and its Subsidiaries, in each case solely to the extent convertible into cash within ninety (90) days; provided, that Cash and Cash Equivalents (i) includes any cash resulting from “inbound” checks, wires or drafts deposited by the Company or the Subsidiaries or initiated for the benefit of an account of the Company or the Subsidiaries, as applicable, but not yet cleared as of the time of calculation that clear thereafter and any item included under the heading “Cash and Cash Equivalents” in the Pro Forma Closing Statement, and (ii) excludes (A) any cash on account of issued but uncleared checks or wires or drafts issued by the Company or the Subsidiaries or initiated by the Company or the Subsidiaries for the benefit of an account of any other Person that is not the Company or the Subsidiaries, as applicable, as of the time of calculation, and (B) any Restricted Cash and Cash Equivalents and (C) any item included under the heading “Other” in the Pro Forma Closing Statement.

“Clayton Act” means the Clayton Antitrust Act of 1914.

“Clean Team Addendum” means that certain Clean Team Agreement, entered into as of May 4, 2026, by and between Acquiror and Ultra Electronics Limited.

“Closing” has the meaning specified in Section 2.3.

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Cash” has the meaning specified in Section 2.5(a).

“Closing Date Funded Debt” has the meaning specified in Section 2.5(a).

“Closing Date Net Working Capital” has the meaning specified in Section 2.5(a).

“Closing Date Outstanding Company Expenses” has the meaning specified in Section 2.5(a).

“Closing Statement” has the meaning specified in Section 2.5(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or similar state laws, and regulations and guidance issued thereunder.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning specified in the preamble hereto.

“Company AI Products” means any Products that comprise, include, rely on or integrate with AI Technologies.

“Company Benefit Plan” means any Benefit Plan that is solely maintained or sponsored by the Company or any of its Subsidiaries.

“Company Employee” means each employee employed by the Company or any of its Subsidiaries.

“Company Employee List” has the meaning specified in Section 3.12(a).

“Company Independent Contractor” means each natural person independent contractor engaged to provide services solely to the Company or any of its Subsidiaries.

“Company Intellectual Property” means, collectively, (a) Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries (the “Company Owned Intellectual Property”); and (b) all Intellectual Property that is licensed, granted, or otherwise made available to the Company or any of its Subsidiaries by any third party (the “Company Licensed Intellectual Property”).

“Company IT Systems” means software, computer hardware, websites, networks or other tangible information technology assets and systems that are owned, licensed or otherwise used by the Company or any of its Subsidiaries in connection with the operation of its business.

“Company Service Provider” means, collectively, the Company Employees, the Contingent Workers, and the Company Independent Contractors.

“Company Shares” has the meaning specified in the Recitals hereto.

“Competition Laws” means the Sherman Act of 1890, the Clayton Act, the HSR Act, the Federal Trade Commission Act of 1914 and all other Laws, including any antitrust, competition or trade regulation Laws, including such Laws of the various states of the United States, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition.

“Competitive Business” has the meaning specified in Section 6.7(b)(i).

“Confidentiality Agreement” means that certain Confidentiality and Nondisclosure Agreement, dated as of March 12, 2026, by and between Acquiror and Ultra Electronics Limited.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Contingent Worker” means any temporary, seasonal or leased worker engaged by the Company or any of its Subsidiaries through a Staffing Agency.

“Contract” means any legally binding contracts, agreements, subcontracts or leases.

“control” of a Person means the power, directly or indirectly, either to (a) vote more than 50% of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.

“Copyright” means any and all copyrightable works of authorship, including but not limited to registered copyrights in both published works and unpublished works, unregistered copyrights in both published works and unpublished works, including literary works and any other original works of authorship fixed in any tangible medium, moral rights, mask work, databases, data collections and rights therein, Software, web site content, rights to compilations, design rights, collective works and derivative works, and the right to create collective and derivative works, of any of the foregoing, all recordations thereof, pending applications to register the same, along with all reversions, extensions and renewals thereof.

“COTS Software” means commercial off-the-shelf Software that has not been customized for use by the Company and that has been licensed under standard commercial license agreements in the ordinary course of business.

“D&O Indemnified Parties” has the meaning set forth in Section 8.3(a).

“D&O Tail Policy” has the meaning specified in Section 8.3(b).

“Damages” means all liabilities, losses, damages, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, Taxes, costs and expenses, including reasonable and documented attorneys' fees and disbursements, excluding punitive, exemplary, consequential, special, incidental or indirect damages (including lost profits and diminution in value), unless any such excluded damages are awarded by a court of competent jurisdiction in a final and non-appealable order to a third party in a Third Party Claim.

“Data Room” has the meaning specified in Section 1.2(l).

“DCSA” means the Defense Counterintelligence and Security Agency.

“DDTC” means the U.S. Department of State, Directorate of Defense Trade Controls.

“Deficit Amount” has the meaning specified in Section 2.5(f).

“Determination Date” has the meaning specified in Section 2.5(e).

“Disputed Items” has the meaning specified in Section 2.5(b).

“Disqualified Individual” has the meaning specified in Section 6.12.

“DPA” means the Defense Production Act of 1950.

“Effect” has the meaning specified in the definition of Material Adverse Effect.

“Enterprise Value” means $720,000,000.

“Environmental Laws” means any applicable Laws relating to pollution or the protection of the environment (including flora and fauna and other natural resources, ambient air, soil, surface water or groundwater), including the use, generation, treatment, storage, handling, emission, transportation, disposal, presence, actual or threatened Release or remediation of, or exposure to, Hazardous Materials, each as in effect on and as interpreted as of the date of this Agreement.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any of its Subsidiaries or that together with the Company or any of its Subsidiaries is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, substantially in the form attached hereto as Annex A.

“Estimated Accrued Income Taxes” means an amount equal to (a) the unpaid Income Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period (whether or not such Taxes are due and payable as of the Closing Date) for which a Tax Return is first due after the Closing Date determined solely in respect of those jurisdictions in which the Company or its applicable Subsidiary is currently filing Tax Returns with respect to Income Taxes (or where the Company or its applicable Subsidiary commenced operations in the applicable jurisdiction after the most recent completed taxable period had closed) which amount of unpaid Income Taxes described in this clause (a) shall (i) not be an amount less than zero in any jurisdiction or with respect to any type of Tax, (ii) not include any offsets or reductions with respect to unclaimed Tax credits (other than, for the avoidance of doubt, tax credits available to reduce the unpaid Income Taxes described in clause (a)), (iii) take into account any Transaction Tax Deductions deductible in such Pre-Closing Tax Period in accordance with Section 8.2(d) (notwithstanding that such deductions may be triggered on the Closing Date after the Calculation Time) and (iv) include, for the avoidance of doubt, Income Taxes of the Company and its Subsidiaries arising from or in connection with the termination of Affiliate transactions described in Section 6.3 prior to the Closing and minus (b) any Income Tax refund receivables listed on Schedule 1.1(b) usable to reduce the unpaid Income Taxes described in clause (a). Estimated Accrued Income Taxes shall be determined: (A) as if such Pre-Closing Tax Period ended as of the end of the day on the Closing Date in accordance with Section 8.2(e); (B) without regard to any accruals or reserves established or required to be established under IFRS methodologies for contingent Income Taxes or with respect to uncertain Tax positions; (C) by excluding any Tax liability attributable to any action taken by Acquiror or any of its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) after the Closing outside the ordinary course of business; (D) in accordance with the accounting methodology and the past practices (including reporting positions, elections and accounting methods) of the Company or its applicable Subsidiary in preparing its Tax Returns with respect to Income Taxes; (E) without regard to any deferred Tax assets and liabilities, but taking into account the Income Tax effect of any deferred revenue or prepayments calculated as if income associated with any such items (calculated net of the expected cost of performance) were recognized in the Pre-Closing Tax Period (or portion thereof) ending on the Closing Date (with such income reduced by any NOLs available to offset income in such period); (F) by taking into account any estimated Income Tax payments or overpayments of Income Taxes made prior to the Closing Date that are applied as an offset against Income Tax otherwise due to the extent such estimated Income Tax payments actually reduce the Income Taxes payable by the Company in a Pre-Closing Tax Period; and (G) for the avoidance of doubt, by excluding any Income Taxes of the Company and its Subsidiaries to the extent that such Taxes are required to be paid by, and reflected on Tax Returns required to be filed by, UEI or its Affiliates under applicable Law.

“Estimated Closing Date Cash” has the meaning specified in Section 2.2.

“Estimated Closing Date Funded Debt” has the meaning specified in Section 2.2.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 2.2.

“Estimated Closing Date Outstanding Company Expenses” has the meaning specified in Section 2.2.

“Estimated Closing Statement” has the meaning specified in Section 2.2.

“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (a) the Estimated Closing Date Net Working Capital, minus (b) the Target Working Capital.

“Estimated Purchase Price” means an amount equal to (a) the Enterprise Value, plus (b) the Estimated Net Working Capital Adjustment Amount, minus (c) the Estimated Closing Date Funded Debt, plus (d) the Estimated Closing Date Cash, minus (e) the Estimated Closing Date Outstanding Company Expenses, minus (f) the Adjustment Escrow Deposit, minus (g) the Indemnity Escrow Deposit.

“Excluded Liabilities” means (i) all Liabilities to the extent that such Liabilities relate to the Remaining Seller Group and the operation of any current or historical business of the Remaining Seller Group other than the Business (the “Excluded Seller Group Business”) (including Taxes of the Remaining Seller Group or the Excluded Seller Group Business) and (ii) except as expressly provided in the Transition Services Agreement or this Agreement, all Liabilities to the extent such Liabilities result from, or arise out of, or relate to the Seller Benefit Plans.

“Excluded Plan” has the meaning specified in Section 7.2(b).

“Exited Employees” has the meaning specified in Section 7.2(b).

“Factoring Agreement” means that International Factoring Agreement dated, June 8, 2023, between the Company, Ultra Electronics Limited, the other parties party thereto, and Credit Agricole Leasing & Factoring.

“Factoring Exit” has the meaning specified in Section 6.10(a).

“Factoring Repurchase Price” has the meaning specified in Section 6.10(b).

“Final Determination” has the meaning specified in Section 11.4(b).

“Final Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (a) the Closing Date Net Working Capital, minus (b) the Target Working Capital.

“Final Purchase Price” means an amount equal to (a) the Enterprise Value, plus (b) the Final Net Working Capital Adjustment Amount, minus (c) the Closing Date Funded Debt, plus (d) the Closing Date Cash, minus (e) the Closing Date Outstanding Company Expenses, minus (f) the Adjustment Escrow Deposit, minus (g) the Indemnity Escrow Deposit, in each case of clauses (b) through (e), as determined pursuant to Section 2.5.

“Financial Statements” has the meaning specified in Section 3.7(a).

“Fraud” means an actual and intentional common law fraud under Delaware Law by a Person in the making of the representations and warranties by such Person in Article III, Article IV, or Article V, as applicable; provided that “Fraud” shall not include any constructive or equitable fraud.

“Funded Debt” means, as of any time of determination, the aggregate amount, without duplication, of the obligations of the Company and its Subsidiaries as of such time, (a) for indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) for contingent earn-out obligations or similar deferred and unpaid purchase price obligations related to past acquisitions of assets or business entities (excluding for the avoidance of doubt ordinary course trade payables and accrued expenses and liabilities incurred in the ordinary course of business), (c) for indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security or similar instrument, (d) under any performance, surety, statutory, or similar bond or letter of credit, but in each case only to the extent drawn or called (and not paid in full or otherwise discharged), (e) payable upon a termination under any interest rate swap agreement or interest rate hedging agreement to which the Company or any Subsidiary is a party, (f) to guaranty indebtedness of a type described in clauses (a) above through (j) below on behalf of any Person other than the Company and its Subsidiaries (excluding for the avoidance of doubt, in the case of the Company and its Subsidiaries, any liabilities or obligations under Shared Contracts) other than guarantees released in connection with the Transaction without payment of any amount by the Company or any of its Subsidiaries, (g) for all outstanding indebtedness of another Person (other than the Company or any Subsidiary) of the type described in clauses (a) above through (j) below secured by a Lien (other than a Permitted Lien) on any asset or property of the Company or any of its Subsidiaries (but only to the extent of the lesser of the value of the assets and properties that is subject to such Lien and the amount of the indebtedness), (h) for any indebtedness created or arising under any conditional sale or other title retention Contract with respect to property acquired, (i) with respect to clauses (a) through (f) above, for any accrued and unpaid interest, breakage costs and prepayment penalties (in each case, to the extent actually incurred and payable by the Company and its Subsidiaries) thereon, (j) for the Estimated Accrued Income Taxes, (k) for any unfunded or underfunded liability under any tax-qualified or nonqualified retirement plan, deferred compensation plan, defined benefit pension plan, retiree benefit plan, or any other similar arrangement, (l) for any outstanding and unpaid severance with respect to terminations of Company Service Providers (including Exited Employees or TSA Employees) that occur prior to the Closing, and accrued but unpaid bonus, retention, commission or incentive obligations in respect of any Company Service Providers (including any Exited Employees or TSA Employees) whose employment is terminated prior to the Closing, including in each case the employer portion of any payroll, social security, unemployment or similar Taxes required to be paid in connection therewith and calculated as if all such amounts were paid on the Closing Date, but only to the extent payable by the Company or its Subsidiaries after Closing, (m) for any unpaid portion of the Factoring Repurchase Price, any fee, cost, or expense related to the Factoring Exit, (n) for all intercompany indebtedness (including any payables due) owed by the Company or any Subsidiary, on the one hand, to any member of the Remaining Seller Group, on the other hand (netted against any intercompany indebtedness (including any payables due) owed by any member of the Remaining Seller Group, on the other hand, to the Company or any Subsidiary, on the one hand) (which amount may be a negative number) (such amount, “Net Intercompany Balance”), (o) any item included under the heading “Debt” in the Pro Forma Closing Statement, (p) estimated exposure for state income and franchise tax liabilities of $110,000 for FY22 through FY24 arising from nexus in certain non-filing states, (q) the Company’s accrual for incurred but not reported health and welfare claims, losses or liabilities, whether or not reported or invoiced as of the time of determination (to the extent not retained by Seller or its Affiliates) determined in accordance with the Accounting Principles, and (r) an amount in respect of certain retention or similar bonuses payable to the TSA Employees set forth on Schedule 1.1(c) after the Closing, including in each case the employer portion of any payroll, social security, unemployment or similar Taxes required to be paid in connection therewith; provided that, with respect to each of the foregoing clauses (f), (g), (h) and (k), the obligations described therein shall be included in Funded Debt only to the extent such liabilities are required to be recorded on a balance sheet under IFRS. Notwithstanding anything to the contrary, Funded Debt shall not include (i) any obligations under any performance, surety, statutory, or similar bond or any letter of credit, in each case, to the extent undrawn or uncalled, (ii) any intercompany indebtedness solely between or among the Company or any of its Subsidiaries, (iii) any intercompany indebtedness solely between the Remaining Seller Group, on the one hand, and the Company or any of its Subsidiaries, on the other hand, which is cancelled, repaid, capitalized or otherwise eliminated prior the Closing, (iv) any indebtedness, obligations or expenses incurred, issued or otherwise obtained by, or on behalf of, or otherwise at the express written direction of Acquiror in connection with the Transaction, (v) any IFRS 16 lease or other lease liabilities of the Company or any of its Subsidiaries,, (vi) any deferred revenue and prepayments, (vii) any item included under the heading “Other” in the Pro Forma Closing Statement and (viii) amounts to the extent accounted for as Closing Date Outstanding Company Expenses or Closing Date Net Working Capital.

“Governing Documents” means, with respect to any Person (other than an individual), as applicable, such Person’s (a) articles of incorporation, certificate of incorporation, certificate of formation, articles of organization, articles of association, certificate of limited partnership or other applicable similar organizational or charter documents relating to the creation or organization of such Person, and (b) bylaws, operating agreement, partnership agreement, or other applicable similar documents relating to the operation or governance of such Person.

“Government Bid” means any offer, quotation, bid or proposal to sell products or services made by the Company or any of its Subsidiaries to any Governmental Authority or any prime contractor that, if accepted, would lead to a Government Contract.

“Government Contract” means any Contract between the Company or any of its Subsidiaries, on the one hand, and (a) any Governmental Authority, (b) any prime contractor of any Governmental Authority or (c) any subcontractor (at any tier) with respect to any Contract described in clauses (a) or (b) above (including any subcontract issued by the Company or any Subsidiary) on the other hand. For the avoidance of doubt, a task, purchase or delivery order under a Government Contract or any amendment, supplement or modification to a Government Contract shall not constitute a separate Government Contract for purposes of this definition but shall be part of the Government Contract to which it relates.

“Government Official” means any officer or employee of a Governmental Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Authority” means any supra-national, national, federal, regional, state, provincial, municipal, county, local or foreign government, or political subdivision thereof, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, legislature, court, tribunal (whether United States, foreign or multinational) or arbitrator or panel of arbitrators of competent jurisdiction.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, ruling, or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste regulated under Environmental Law, including any material, substance, waste, pollutant or chemical that is listed, regulated, classified, characterized, designated or otherwise defined as “hazardous,” “toxic,” or “radioactive,” (or words of similar intent or meaning) under applicable Environmental Law, including petroleum, petroleum derivatives and by-products, asbestos or asbestos-containing material, per- or polyfluoroalkyl substances, polychlorinated biphenyls, flammable or explosive substances, or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee.

“Immaterial Order” means any Governmental Order issued pursuant to or to enforce any Laws other than the HSR Act and the Laws listed on Schedule 10.1(a).

“Income Taxes” means any U.S. federal, state, local or non-U.S. Tax based on or measured by income or gains (however denominated) and any similar Tax (including any franchise or business profits Tax incurred in lieu of a Tax on net income).

“Indemnified Party” means an Acquiror Indemnified Party or Seller Indemnity Party.

“Indemnifying Party” means the party from whom indemnification is sought pursuant to Article XI.

“Indemnity Claim Notice” has the meaning specified in Section 11.3(b).

“Indemnity Escrow Account” has the meaning specified in Section 2.4(b)(ii).

“Indemnity Escrow Deposit” means $2,800,000.

“Indemnity Escrow Release Date” has the meaning specified in Section 11.4(b).

“Independent Accountant” has the meaning specified in Section 2.5(c).

“Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, whether registered or unregistered, including all rights recognized under applicable Laws in the following: (a) Patents; (b) Marks; (c) Copyrights; (d) Company or Subsidiary social media accounts and Internet domain names and universal resource locators (URLs) (“Domain Names”); (e) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, processes, techniques, methods, research and development information and results, drawings, specifications, designs, plans, proposals, technical data, marketing plans and customer, prospect and supplier lists and information); (f) mask works and registrations and applications for registration thereof; (g) computer software (including, without limitation, source code, object code, macros, scripts, objects, routines, modules and other components), data, data bases and documentation thereof (“Software”); (h) “technical data” as defined in 48 Code of Federal Regulations Part 52 and underlying agency supplements; (i) inventions, and (j) all registrations and applications for the registration or issuance of any of the foregoing.

“Interim Financial Statements” has the meaning specified in Section 3.7(a).

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws and Regulations” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“ITAR” means the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130, administered and enforced by the DDTC.

“Key Employee Agreement” has the meaning specified in the Recitals hereto.

“Key Employee” means any Person set forth on Schedule 1.1(a) hereto.

“L&W” has the meaning specified in Section 13.4.

“Labor Contract” means any collective bargaining agreement or other Contract with a Union.

“Law” means any statute, law, act, code, ordinance, rule, regulation, in each case, of any Governmental Authority, or any Governmental Order.

“Leased Real Property” has the meaning specified in Section 3.16(b).

“Legal Impediment” means any order, writ, judgment, injunction, decree, ruling, decision, verdict or award made, issued, entered or threatened by or with any Regulatory Consent Authority, or any other request, waiting period or impediment under applicable Competition Laws, which could reasonably be expected to (1) impose any delay in the obtaining of, or increase the risk of not obtaining, any Regulatory Consent necessary to consummate the Transaction or the expiration or termination of any applicable waiting period; or (2) delay or prevent the consummation of the Transaction.

“Liability” means any liability, debt, obligation, cost or expense, in each case, whether known or unknown, direct or indirect, whether liquidated or unliquidated, whether due or become due, and whether accrued or contingent.

“Lien” means any mortgage, deed of trust, charge, pledge, restriction, hypothecation, encumbrance, security interest or other lien.

“Lien Search Results” means the results of a customary UCC-lien search with respect to the Company and its Subsidiaries attached hereto as Annex D.

“Marks” means all registered and unregistered trademarks, service marks, trade dress, rights in trade names, business names, logos and other identifiers of same, and any and all common law rights and registrations and applications for registration thereof, including all goodwill associated therewith.

“Material Adverse Effect” means any effect, change, event, condition or occurrence (each an “Effect”) that has or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (x) the ability of Seller or the Company or any of the Company’s Subsidiaries to perform any of their respective material covenants or obligations under this Agreement or any Ancillary Agreement, or (y) the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, is or will be, a “Material Adverse Effect” on or in respect of the Company and its Subsidiaries: (a) any change in applicable Laws, IFRS or any interpretations thereof; (b) the announcement or performance of this Agreement, the identity of Acquiror and its direct and indirect equity holders; (c) any change in interest rates or economic, business, financial, commodity, currency or market conditions generally, or any change generally affecting any of the industries or markets in which the Company or any of its Subsidiaries operates or from changes in general business, financial, political, capital market or economic conditions or the economy as a whole; (d) the taking of any action expressly required by this Agreement or with the prior written consent or at the written request of Acquiror, or the failure to take any action expressly prohibited by this Agreement; (e) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God, force majeure event or other calamity or pandemic, epidemic, outbreak of disease or illness, hostilities, war or military or terrorist attack (whether or not declared), or, in each case, any escalation or worsening relating to any of the foregoing, or any response of (or response to any requirement of) any Governmental Authority (including requirements for business closures or “sheltering-in-place”), related to any of the foregoing; (f) any national, international, foreign, domestic or regional political or social conditions or tensions, including as a result of the outcome of any primary, general, or other elections or the outbreak or escalation of hostilities, acts of sabotage or terrorism, cyber terrorism, cyber-attacks, military action, political instability, acts of war (whether or not declared), sanctions, trade policies or disputes or “trade wars” or similar actions or any governmental or other response or any escalation or worsening relating to any of the foregoing, in each case, whether or not involving the United States, and any related impacts thereof; or (g) any failure, in and of itself, of the Company and its Subsidiaries, individually or taken as a whole, to meet any projections, forecasts or budgets for any period (it being understood that this clause (g) shall not prevent a determination that any Effect underlying or giving rise to such failure to meet projections, forecasts or budgets has resulted in a Material Adverse Effect to the extent such Effect is not otherwise independently excluded from this definition of Material Adverse Effect by any other clause hereof); provided that in the cases of clauses (a), (c), (e) and (f) above, any such Effect may be taken into account in determining whether there has been a Material Adverse Effect to the extent (and only to the extent) that any such Effect has or is reasonably likely to have a disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other Persons operating in the industry sector or sectors in which the Company and its Subsidiaries operate in the ordinary course of business.

“Material Contract” has the meaning specified in Section 3.10(a).

“Material Customer” has the meaning specified in Section 3.23(a).

“Material Supplier” has the meaning specified in Section 3.23(b).

“Net Intercompany Balance” has the meaning specified in the definition of Funded Debt.

“Net Intercompany Payable” has the meaning specified in Section 2.4(b)(v).

“Net Intercompany Receivable” has the meaning specified in Section 2.4(a)(xiii).

“Net Working Capital” means, without duplication, on a consolidated basis, an amount equal to (a) the current assets of the Company and its Subsidiaries as of the Calculation Time (excluding Income Tax assets and all deferred Tax assets) for the same line items set forth in the Pro Forma Closing Statement minus (b) the current liabilities of the Company and its Subsidiaries as of the Calculation Time (excluding Income Tax liabilities and all deferred Tax liabilities) for the same line items set forth in the Pro Forma Closing Statement. Notwithstanding anything to the contrary, in no event shall “Net Working Capital” include any items under the heading “Other” in the Pro Forma Closing Statement or any amounts to the extent accounted for in the calculation of Closing Date Outstanding Company Expenses, Closing Date Funded Debt or Closing Date Cash.

“Notice of Disagreement” has the meaning specified in Section 2.5(b).

“Objection Notice” has the meaning specified in Section 11.3(b).

“Occurrence Policies” has the meaning specified in Section 9.2(b).

“Open Source Software” means, collectively, Software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning Software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License, GNU Lesser General Public License, GNU Affero General Public License, Mozilla Public License, BSD License, Artistic License, Netscape Public License, Sun Community Source License, Sun Industry Standards License (SISL), Apache License and Business Source License), any derivative of the foregoing, and any other Software that is made available pursuant to a license that purports to require the distribution of or access to source code or purports to restrict one’s ability to charge for distribution of or to use Software for commercial purposes.

“Outstanding Company Expenses” means, without duplication, the following fees and expenses to the extent incurred by the Company or any of its Subsidiaries (and to the extent set forth in the Estimated Closing Statement, those of the Remaining Seller Group) in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transaction and which are unpaid as of the Closing: (a) the out-of-pocket fees and expenses of outside counsel, agents, advisors, consultants, experts and financial advisors; (b) all transaction-related or retention bonuses (but, for the avoidance of doubt, not regular or contractually required annual cash incentive bonuses payable in the ordinary course of business), severance, deferred compensation, phantom equity or similar payments or benefits payable by the Company or any Subsidiary at or after the Closing to any current or former Company Service Provider solely as a result of, or in connection with, the consummation of the Transaction, including, in each case, the employer portion of any payroll, social security, unemployment or similar Taxes required to be paid in connection therewith, and calculated as if all such amounts were paid on the Closing Date (but excluding any post-Closing liabilities or obligations arising as a result of both (i) the consummation of the Transaction and (ii) any action taken by Acquiror or one of its Affiliates at or after the Closing under so-called “double-trigger” severance provisions contained in any employment-related Contracts); (c) any fees payable in connection with obtaining any payoff letters required on behalf of the Company or any Subsidiary pursuant to this Agreement in connection with the Transaction; (d) fifty percent (50%) of the fees and expenses payable to the Escrow Agent pursuant to or arising under the Escrow Agreement; (e) all fees and expenses payable in connection with obtaining the D&O Tail Policy; (f) all obligations of the type referred to in the foregoing clauses of this definition of other Persons for the payment of which the Company or any Subsidiary is responsible or liable as guarantor; and (g) any accrued interest, premiums, penalties and other fees and expenses that are required to be paid by such Persons in respect of the foregoing items (a) through (f). For the avoidance of doubt, no amounts (A) to the extent accounted for in the calculation of Funded Debt, (B) to the extent accounted for in the calculation of Net Working Capital, or (C) otherwise to be paid by Acquiror or any of its Affiliates pursuant to this Agreement.

“Party” or “Parties” has the meaning specified in the preamble hereto.

“Patents” means patents (including utility, utility model, plant, and design patents and certificates of invention), patent or invention disclosures, registrations, patent applications (including additions, provisionals, continuations, continuations-in-part, divisions, reexaminations, reissues, revivals, substitutions and extensions, and other governmental actions which provide rights beyond the original expiration date of any of the foregoing) national, regional and international applications, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, and any other indicia of invention ownership issued granted by any Governmental Authority.

“Payoff Debt” has the meaning specified in Section 2.4(b)(iii).

“Payoff Letter” has the meaning specified in Section 2.4(a)(viii).

“Permits” has the meaning specified in Section 3.22.

“Permitted Liens” means: (a) mechanics’, materialmens’, landlords’, carriers’, workmens’, repairmens’, contractors’ or other similar Liens arising or incurred in the ordinary course of business; (b) matters of record, leases, subleases, licenses, easements, covenants, conditions, rights-of-way, restrictions and other similar charges and Liens; (c) Liens for Taxes, assessments or other governmental charges not yet due and payable or for Taxes that the taxpayer is contesting in good faith; (d) matters that would be shown by a current, accurate survey or physical inspection of the real property to which such matters relate; (e) zoning laws, building laws, land use laws and other similar laws and restrictions; (f) statutory Liens for assessments and governmental charges or levies not yet due and payable or which are being contested in good faith; (g) purchase money Liens securing rental payments under capital lease arrangements; (h) as to any Leased Real Property, Liens created, permitted or suffered to exist that encumber the fee estate or to secure statutory or contractual obligations to landlords, lessors or renters; (i) Liens imposed by Law (expressly excluding any Liens imposed or resulting from any breaches of Laws); (j) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, unemployment insurance and other types of social security or to secure public or statutory obligations; (k) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature; (l) zoning, building, subdivision or other similar land use requirements or restrictions; (m) Liens set forth on Schedule 1.1(b) or that will be released at or prior to the Closing Date; and (n) Liens granted pursuant to the Seller Credit Facility, to the extent such Liens will be released on or prior to the Closing Date.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information that is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Privacy Laws.

“Post-Closing Benefit Plan” has the meaning specified in Section 7.2(c).

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Claims” has the meaning specified in Section 9.2(a).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

“Privacy Laws” means any applicable Laws relating to privacy, data security, data breach notification, or the processing of Personal Information.

“Privileged Deal Communications” has the meaning specified in Section 13.16(a).

“Pro Forma Closing Statement” means the example calculation set forth on Exhibit B hereto, which shall include an example calculation of Net Working Capital.

“Product” means any Software, hardware, firmware, appliance, sensor, server, equipment or device licensed, distributed or made available to third parties as of the date hereof (including for use on a service or subscription basis or on a hosted service, “Software-as-a-Service,” “Infrastructure-as-a-Service,” “Platform-as-a-Service” or similar “cloud” service basis) by or on behalf of the Company or any Subsidiary.

“Qualifying Disability” means, with respect to a Key Employee, any physical or mental injury, event, or persisting condition that permanently prevents or is reasonably likely to permanently prevent such Key Employee from performing the reasonably necessary functions and requirements associated with such Key Employee’s position, with or without reasonable accommodation.

“Real Property Lease” has the meaning specified in Section 3.16(b).

“Reference Date” has the meaning specified in Section 2.3.

“Registered Intellectual Property” means any and all Intellectual Property rights that are registered, filed, issued or granted under the authority of, with or by, any Governmental Authority (or other registrar in the case of Domain Names), including all Patents, registered Marks, registered Copyrights, registered mask works and integrated circuit topographies, Domain Names and all applications for any of the foregoing, in each case owned, assigned to, held, applied for or otherwise possessed or controlled by Company or any Subsidiary.

“Regulatory Consent” means the approvals, clearances, authorizations, waiting period expirations or terminations and other consents required under applicable Law in connection with the Transaction or any agreements executed in connection with the Transaction.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and all other Governmental Authorities that enforce, apply, or have jurisdiction or regulatory responsibility with respect to, any antitrust, competition, merger control or foreign direct investment Law or, as applicable.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.

“Remaining Disputed Items” has the meaning specified in Section 2.5(c).

“Remaining Seller Group” means each member of the Seller Group other than the Company and its Subsidiaries.

“Remedies Exception” has the meaning specified in Section 3.2.

“Representative(s)” means, with respect to any Person, any and all directors, shareholders (only in relation to private companies), members, managers, officers, employees, consultants, financial advisors, attorneys, accountants, or other advisors or agents.

“Required Regulatory Consent” means the Regulatory Consents required pursuant to Section 10.1(a) or necessary to eliminate any impediment to the Closing pursuant to Section 10.1(b).

“Restricted Cash and Cash Equivalents” means, without duplication, any cash or cash equivalents of the Company or any Subsidiary that (i) is not freely withdrawable by the Company or such Subsidiary due to restrictions or limitations on use or distribution by applicable Law or Contract, including any cash held in escrow as collateral or otherwise required to be reserved or set aside in respect of outstanding letters of credit, performance bonds, guaranties or similar arrangements that remain outstanding as of Closing or (ii) is held by the Company or any Subsidiary outside of the U.S., to the extent of any withholding or other Taxes that would be imposed on the repatriation of such cash; provided that cash held in escrow or on deposit with third parties shall constitute Restricted Cash and Cash Equivalents only to the extent such amounts (A) are not available to the Company or such Subsidiary to be used in the ordinary course of business as of the Closing, and (B) have not actually been spent by the Company or such Subsidiary or otherwise become freely available to the Company or such Subsidiary (without the consent of any third party) within ninety (90) days following the Calculation Time.

“RWI Policy” has the meaning specified in Section 7.3.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of a comprehensive embargo (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is: (a) listed on any Sanctions Laws-related list of designated or blocked persons administered by the U.S. government, including those administered by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State, the European Union, any member state of the European Union, the United Kingdom, or the United Nations Security Council; (b) located, operating, resident, or organized in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) 50% or more owned, directly or indirectly, or controlled by one or more Person(s) described in the foregoing clauses.

“Sanctions Laws” means economic or financial sanctions or trade embargoes imposed administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“Schedules” means the disclosure schedule delivered with and attached hereto.

“Section 280G Payments” has the meaning specified in Section 6.12.

“Section 280G Waiver” has the meaning specified in Section 6.12.

“Securities Act” means the U.S. Securities Act of 1933.

“Seller” has the meaning specified in the preamble hereto.

“Seller and Company Disclosure Schedules” means the disclosure schedules of Seller and the Company, dated as of the date hereof, accompanying this Agreement with respect to the representations and warranties made by Seller and the Company (as applicable) in Article III and Article IV hereof.

“Seller Benefit Plan” means any Benefit Plan that is not a Company Benefit Plan.

“Seller Business Marks” means (a) all Marks, whether or not registered, and rights in domain names and URLs, in each case, (i) owned by or registered in the name of the Remaining Seller Group, including Ultra and any Marks which include Ultra or (ii) the same as or confusingly similar to any of the same, distinctive to, or relating to, or associated with the business of the Remaining Seller Group and (b) the trade dress (including the identifiable colors and font) and any other source identifiers, whether or not registered, owned by, or registered in the name of, the Remaining Seller Group at Closing or distinctive to, or relating to, or associated with the business of the Remaining Seller Group.

“Seller Credit Facility” means the credit facility established pursuant to a senior facilities agreement originally dated December 24, 2021 (as amended and/or restated from time to time) between among others, Cobham Ultra SeniorCo s.à r.l., the lenders from time to time party thereto, and UBS AG, Stamford Branch (formerly Credit Suisse AG, Cayman Islands Branch) as agent (in such capacity, the “Agent”).

“Seller Cure Period” has the meaning specified in Section 12.1(b)(i).

“Seller Group” means Seller and each of its Affiliates.

“Seller Insurance Policies” means policies and programs or agreements for insurance and interests in insurance pools and programs (in each case including self-insurance and insurance from Affiliates) issued in the name of the Remaining Seller Group prior to the Closing, but not including any Company Benefit Plan.

“Seller Parties” means (a) Seller, Seller Parent, the Company (prior to the Closing) and their respective Affiliates and (b) the former, current or future managers, directors, officers, employees, agents, representatives, successors and assigns of the Persons identified in clause (a), in each case, in their capacity as such.

“Seller Party Fundamental Representations” has the meaning specified in Section 10.2(a)(i).

“Seller Post-Close Access Limitations” means that neither Seller nor any of its Representatives shall be required to have access to information that would reasonably be likely to result in the loss of attorney-client privilege or work product doctrine or other legal privilege.

“Service” means any service currently provided by or on behalf of the Company or any of its Subsidiaries to third-party customers in the conduct of the Business as of the date of this Agreement, including engineering, consulting, development, configuration, installation, maintenance and support services.

“Shared Assets” means any Contracts, rights, assets and properties provided or otherwise made available to or for the benefit of the Company or any of its Subsidiaries pursuant to any Shared Contract or any Shared Services.

“Shared Contracts” means any Contract (excluding insurance policies and related Contracts and Contracts related to off-the-shelf office productivity) in effect as of the date hereof (a) to which any member of the Remaining Seller Group is a party, and (b) pursuant to which a third-party supplier or vendor (other than any member of the Remaining Seller Group) provides products or services that are necessary to conduct, or are material to the operation of, the business of the Company and its Subsidiaries, taken as whole, as such business is currently conducted.

“Shared Services” has the meaning set forth on Section 9.1(a).

“Stock Purchase” has the meaning specified in the Recitals hereto.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a specified Person, a corporation or other entity of which fifty percent (50%) or more of the voting power of the equity securities or Equity Interests is owned, directly or indirectly, by such specified Person.

“Surviving Provisions” has the meaning specified in Section 12.2.

“Target Working Capital” means $4,814,000.

“Tax” means all federal, state, local, or non-U.S. taxes (including income, profits, windfall profits, franchise, alternative minimum, gross receipts, sales, use, customs duties, value added, ad valorem, transfer, real property, windfall profits, personal property, stamp, capital stock, excise, premium, social security, payroll, occupation, employment, unemployment, severance, disability, registration, license, alternative or add-on minimum, withholding and estimated taxes), and all other taxes of any kind, and any charges, interest, penalty, or addition imposed by a Governmental Authority with respect thereto, in each case, whether disputed or not.

“Tax Return” means any return, report, statement, declaration, election, disclosure, or document (including any refund claim, information statement, or amendment) with respect to Taxes that is required to be filed with a taxing authority, including any schedules and attachments thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 12.1(c)(i).

“Terminating Seller Breach” has the meaning specified in Section 12.1(b)(i).

“Termination Date” has the meaning specified in Section 12.1(b)(ii).

“Third Party Claim” has the meaning specified in Section 11.3(a).

“Third Party Claim Notice” has the meaning specified in Section 11.3(a).

“Training Data” means structured or unstructured data including, without limitation, databases, training data, validation data or test data used to train, re-train, fine-tune, modify or improve AI Technologies.

“Transaction” means, collectively, the Stock Purchase and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Transaction Tax Deduction” means: to the extent permitted by applicable Law at a “more likely than not” or greater level of comfort, all Tax deductions of the Company and any of its Subsidiaries as a result of or in connection with the consummation of the Transaction, including for this purpose any Tax deductions attributable to, without duplication, (i) any compensation costs for employees and service providers (including any vesting, exercise, exchange or cancellation of any compensatory equity-based awards, deferred compensation, other bonuses, and all payroll and other employer Taxes payable by the Company or any of its Subsidiaries related to any of the foregoing that are triggered or otherwise payable in connection with the Transaction), (ii) any debt repayment costs (including any interest, premium, prepayment costs, and accelerated deferred financing costs), (iii) any investment banking, legal, and accounting costs, and (iv) any Outstanding Company Expenses and any amount that would be an Outstanding Company Expense but for it being paid on or prior to the Closing; provided that the amount of the Transaction Tax Deductions shall be computed assuming that an election was made under Internal Revenue Service Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions that are success-based fees (as described in Internal Revenue Service Revenue Procedure 2011-29) and including, for the avoidance of doubt, any net operating losses arising from the Transaction Tax Deductions.

“Transfer Tax” means any transfer, sales, value added, use, stamp, documentary, registration, conveyance, recording, or other similar tax or governmental fee (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the Transaction.

“Transition Term” has the meaning specified in Section 7.5(b).

“Transition Services Agreement” means the transition services agreement, substantially in the form attached hereto as Annex B.

“TSA Employees” means the Company Employees identified as TSA Employees set forth on Schedule 7.2(a)(ii) of the Seller and Company Disclosure Schedules.

“UEI” means Ultra Electronics, Inc., a Delaware corporation.

“Unresolved Claim” has the meaning specified in Section 11.4(b).

“Union” means any union, works council or other labor organization or similar employee representative.

“Waived Benefits” has the meaning specified in Section 6.12.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and similar Laws.

“Willful Breach” means a material breach of a covenant or agreement set forth in this Agreement that is the consequence of an intentional act or omission by a Party with the actual knowledge that the taking of such action or failure to take such action would cause such material breach.

Section 1.2             Construction.

(a)           Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and neuter form, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words refer to this entire Agreement (including the Annexes, Exhibits hereto and Schedules delivered herewith) and not to any particular provision of this Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs, (v) whenever any other word derived from a defined term shall be used in this Agreement, such derived word shall have the meaning correlative to such defined term (e.g., “controlled” or “controlling” shall have the meaning correlative to “control”), (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (vii) the word “or” shall be disjunctive but not exclusive and (viii) any references to a specific time shall refer to prevailing Eastern Time.

(b)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments, supplements, waivers and other modifications thereto, from time to time.

(c)            Any reference to any Law or statute shall be deemed to refer to such Law or statute as amended from time to time and to any rules or regulations promulgated thereunder.

(d)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. The parties acknowledge that each party and its respective attorney has reviewed and participated in the drafting of this Agreement and that no rule of strict construction shall be applied against any party.

(e)            All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(f)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is required to be taken on or by a particular calendar day that is not also a Business Day, then the deadline for such action shall be deferred until the immediately succeeding Business Day. Except as otherwise expressly provided herein, any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York.

(g)            Unless expressly provided otherwise, the measure of a period of one (1) month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one (1) month following February 18 is March 18, and one (1) month following March 31 is May 1).

(h)            The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i)            The term “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in visible form.

(j)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(k)          All monetary figures shall be in United States dollars unless otherwise specified. With respect to any calculation of amounts required to be made pursuant to this Agreement that are in any currency other than United States dollars, on any particular day, the value of such currency shall be calculated using the relevant exchange rate of such currency relative to the United States dollar as quoted in the Money Rates column of the Wall Street Journal or, if no such rate is quoted by the Wall Street Journal on such date, on the most recent preceding date prior to such particular day on which such rates are quoted by the Wall Street Journal.

(l)            Whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean the document was made available for viewing by Acquiror or its representatives in the “Project Blackbird” electronic data room hosted by Intralinks (the “Data Room”) as the Data Room existed as of two (2) Business Days prior to the execution of this Agreement.

Section 1.3           Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean (a) in the case of the Company or any Subsidiary, the actual knowledge of each of Mladen Brkic, Dana Bono, Randy Fields, Jason Sterling, Greg Rudy and Greg Daigle, together with such knowledge as would reasonably be expected to be discovered by any of the foregoing Persons in this clause (a) after reasonable due inquiry by such Person with its direct reports, and (b) in the case of all other Persons, the actual knowledge of such Person’s executive officers, together with such knowledge as would reasonably be expected to be discovered by such executive officer after reasonable due inquiry by such Person with its direct reports.

Article II.

THE STOCK PURCHASE; CLOSING

Section 2.1           The Stock Purchase. At the Closing, subject to and on the terms and conditions of this Agreement, Seller shall sell, transfer and convey to Acquiror, and Acquiror shall acquire and accept from Seller, all of Seller’s right, title and interest in and to the Company Shares, free and clear of all Liens (other than those arising pursuant to applicable securities Laws and those created by Acquiror), in exchange for the payment in cash by Acquiror to Seller of the amounts contemplated by this Agreement, including payment of the Estimated Purchase Price and payment of any amounts owing to Seller pursuant to Section 2.5.

Section 2.2           Estimated Closing Statement; Flow of Funds Memorandum.

(a)         Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate together with reasonable supporting information of: (a) Closing Date Net Working Capital (the “Estimated Closing Date Net Working Capital”); (b) Closing Date Funded Debt (the “Estimated Closing Date Funded Debt”), including without limitation, the amount of the Net Intercompany Balance as of the Closing; (c) Closing Date Cash (the “Estimated Closing Date Cash”); (d) Closing Date Outstanding Company Expenses (the “Estimated Closing Date Outstanding Company Expenses”); (e) the Estimated Net Working Capital Adjustment Amount; and (f) the resulting calculation of the Estimated Purchase Price based on the foregoing, which Estimated Closing Statement shall be subject to the review and reasonable comment of Acquiror, and the Company shall consider in good faith any such comments; provided that (i) the Company shall retain sole and final authority over the preparation and content of the Estimated Closing Statement after such good faith consideration, and (ii) neither the delivery nor the resolution of any such comments shall be a condition to, or serve to delay, the Closing.

(b)            Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Acquiror a draft flow of funds memorandum (the “Flow of Funds Memorandum”) setting forth: a schedule setting forth wire transfer instructions and payment amounts for (A) each holder of Payoff Debt, as set forth in the applicable Payoff Letters, to the extent applicable, together with wire instructions for each such holder, (B) each payee of Outstanding Company Expenses as set forth in the Estimated Closing Statement, together in each case with the identity of each payee, individual dollar amounts owed, wire instructions and (C) Seller, for payment of the Estimated Purchase Price together with wire instructions for Seller.

Section 2.3              Closing. Subject to the terms and conditions of this Agreement, the closing of the Stock Purchase (the “Closing”) shall take place remotely via the electronic (i.e., email/PDF) exchange of the applicable documents and signatures on the first Business Day immediately following the earliest of (a) July 24, 2026, (b) August 21, 2026, (c) September 25, 2026, (d) October 23, 2026, (e) November 20, 2026, (f) December 31, 2026 and (g) the last day of the Seller’s fiscal month for any calendar month thereafter, in each case, that occurs after the date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (such earliest date, the “Reference Date”); provided, that if such satisfaction or waiver occurs fewer than three (3) Business Days prior to the Reference Date, then the Closing shall take place on the first Business Day immediately following the next succeeding date described in clauses (a) through (g) above, or, in each case, on such other date as Acquiror and Seller may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4             Closing Deliveries; Closing Payments.

(a)           At or prior to the Closing, Seller shall deliver or cause to be delivered to Acquiror:

(i)            (A) a duly executed stock power or other customary instrument of transfer sufficient to vest in Acquiror all right, title and interest in the Company Shares and (B) certificates representing the Company Shares;

(ii)            (A) an appropriate IRS Form W-8 of Seller and (B) a statement and accompanying IRS notice, issued pursuant to Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3)(i), certifying that the Company Shares are not a United States real property interest within the meaning of Section 897 of the Code;

(iii)            a certificate of good standing, dated within ten (10) Business Days prior to the Closing Date, for the Company and each of its Subsidiaries issued by the Secretary of State of such entity’s jurisdiction of incorporation or formation (as applicable);

(iv)            a certificate of the secretary of the Company and each of its Subsidiaries, with respect to such entities, and Seller, with respect to itself, setting forth the certified Governing Documents of each such Person and resolutions of the board of directors or manager(s) of Seller and the Company authorizing the execution, delivery and performance of this Agreement and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby and certifying that such Governing Documents and resolutions have not been amended or rescinded, and are in full force and effect;

(v)            a certificate duly executed by an authorized officer of the Company (solely in his or her capacity as such), dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.2(a) and Section 10.2(b) have been fulfilled;

(vi)            a duly executed letter releasing the Company and its Subsidiaries (as applicable) from, or other reasonable evidence of the release of, all liens in favor of Credit Agricole Leasing & Factoring, under the Factoring Agreement, together with related collateral release documentation;

(vii)            a release letter duly executed by the administrative agent or security agent, as applicable, under the Seller Credit Facility, releasing (effective prior to or upon consummation of the Closing) (A) the Company and its Subsidiaries, to the extent applicable, as guarantors under the Seller Credit Facility and (B) all Liens granted in favor of the Agent on the assets of the Company and its Subsidiaries and the Equity Interests of the Company and its Subsidiaries;

(viii)            (A) with respect to each item of Payoff Debt being repaid at or following the Closing, if any, to the extent reasonably applicable for such item of Payoff Debt, a Payoff Letter in form and substance reasonably acceptable to Acquiror, which shall include a full and complete release of all Liens securing any such Payoff Debt (each, a “Payoff Letter”); (B) with respect to Outstanding Company Expenses of the type described in clause (a) of the definition of Outstanding Company Expenses, which are being repaid at or following the Closing, if any, copies of final invoices or other evidence of each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to the Company or any Subsidiary with respect to the amounts set forth therein; and (C) evidence that all Liens set forth on the Lien Search Results on any of the assets of the Company or its Subsidiaries, and any other Liens on any of the assets of the Company or its Subsidiaries which are identified by the Acquiror and provided in writing (email being sufficient) to Seller at least fourteen (14) days prior to Closing, other than Permitted Liens and Liens that are, individually or in the aggregate, immaterial to the Company and its Subsidiaries, taken as a whole, have been released;

(ix)            evidence reasonably satisfactory to Acquiror of all pre-closing steps necessary to bind the D&O Tail Policy immediately after Closing;

(x)            a copy of the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(xi)            a copy of the Transition Services Agreement, duly executed by Seller and the Company;

(xii)          evidence of termination of all Affiliate Agreements and amendment of all Shared Contracts required to be terminated or amended in accordance with Section 6.3 hereof; and

(xiii)          if the amount of the Net Intercompany Balance, included in the Estimated Closing Date Funded Debt set forth on the Estimated Closing Statement, is a negative number (a “Net Intercompany Receivable”), the Seller shall pay to the Company the absolute value of the amount of such Net Intercompany Receivable, and all intercompany payables and receivables included in Subsection (n) of the definition of Funded Debt, shall be deemed fully satisfied and settled as of the Closing.

(b)            At the Closing, Acquiror shall:

(i)            pay or cause to be paid to or as directed by Seller, by wire transfer of immediately available funds, an amount in cash equal to the Estimated Purchase Price;

(ii)            pay to the Escrow Agent, by wire transfer of immediately available funds, (A) an amount in cash equal to the Adjustment Escrow Deposit to be held in escrow in a segregated account maintained by the Escrow Agent in accordance with the terms of the Escrow Agreement (the “Adjustment Escrow Account”) solely to secure the payment of any Deficit Amount in favor of Acquiror, and (B) an amount in cash equal to the Indemnity Escrow Deposit to be held in escrow in a segregated account maintained by the Escrow Agent in accordance with the terms of the Escrow Agreement (the “Indemnity Escrow Account”) solely to secure the payment of any indemnity obligations of Seller and Seller Parent pursuant to Section 11.2(a)(ii);

(iii)            on behalf of the Company and its Subsidiaries, pay or cause to be paid, by wire transfer of immediately available funds, to each holder of Closing Date Funded Debt of the type described in clauses (a), (c), (i) (to the extent related to clauses (a) or (c) thereof) and (m) of the definition of Funded Debt (such amounts of Funded Debt, in each case, “Payoff Debt”), if any, the amount of Funded Debt set forth in the Payoff Letter executed and delivered by such holder of Payoff Debt;

(iv)            on behalf of the Company and its Subsidiaries, pay or cause to be paid, by wire transfer of immediately available funds to each intended beneficiary thereof, the Estimated Closing Date Outstanding Company Expenses as identified by Seller to Acquiror delivered in the Flow of Funds Memorandum delivered pursuant to Section 2.2(b); provided that any compensatory payments to employees (including the employer portion of Taxes related thereto), as may be included in such Estimated Closing Date Outstanding Company Expenses, shall be paid to or as directed by Seller for further payment to such employees through the Company’s payroll system (and subject to withholding in accordance with Section 2.6) in accordance with the terms of the applicable arrangement, and Acquiror shall cause such payments to be made through payroll as soon as reasonably practicable following the Closing (but in any event on or before the next regularly scheduled payroll date);

(v)            if the amount of the Net Intercompany Balance included in the Estimated Closing Date Funded Debt set forth on the Estimated Closing Statement, is a positive number (a “Net Intercompany Payable”), the Acquiror, on behalf of the Company and its Subsidiaries, shall pay to the Seller (or a member of the Remaining Seller Group, as directed in writing by the Seller) the amount of such Net Intercompany Payable, and all intercompany payables and receivables included in Subsection (n) of the definition of Funded Debt, shall be deemed fully satisfied and settled as of the Closing;

(vi)           deliver to Seller a copy of the Escrow Agreement, duly executed by Acquiror and the Escrow Agent; and

(vii)         deliver to Seller a certificate duly executed by an officer of Acquiror (solely in his or her capacity as such), dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.3(a) and Section 10.3(b) have been fulfilled.

Section 2.5             Adjustment Amount.

(a)            As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) calendar days thereafter, Acquiror shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth its good faith calculation together with reasonable supporting information of (i) Net Working Capital as of the Calculation Time (“Closing Date Net Working Capital”), (ii) Funded Debt as of the Closing (“Closing Date Funded Debt”), including without limitation, the amount of the Net Intercompany Balance as of the Closing, (iii) Cash and Cash Equivalents as of the Calculation Time (“Closing Date Cash”), and (iv) Outstanding Company Expenses as of the Closing (“Closing Date Outstanding Company Expenses”). The Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Outstanding Company Expenses shall be calculated in accordance with this Agreement (including the definitions set forth herein), without giving effect to the Transaction, and the Accounting Principles. Following delivery of the Closing Statement, Acquiror shall provide Seller with any supporting documentation for the Closing Statement that Seller may reasonably request and afford Seller reasonable access, during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company and its Subsidiaries and to any other information reasonably requested for purposes of reviewing the Closing Statement, subject, in all cases, to the Seller Post-Close Access Limitations. Nothing in this Section 2.5(a) is intended to be used to adjust for errors, omissions or inconsistencies that may be found with respect to the Financial Statements, or any actual or alleged failure of the Financial Statements to be prepared in accordance with IFRS. Following the Closing, upon reasonable request by Seller, Acquiror shall authorize and shall cause the Company to authorize their respective accountants to disclose work papers generated by such accountants in connection with the preparation of the Closing Statement and shall cause the personnel of the Company and its Subsidiaries, during normal business hours and upon reasonable prior notice, to cooperate with Seller and its representatives in connection with its review of the Closing Statement; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance reasonably acceptable to such accountants, and subject, in all cases, to the Seller Post-Close Access Limitations; and provided further that such access shall not unreasonably interfere with the business and operations of Acquiror, the Company or its Subsidiaries. Subject to this Section 2.5(a), if Acquiror fails for any reason to deliver the Closing Statement within the time period required by this Section 2.5(a), then the calculations included in the Estimated Closing Statement shall be considered for all purposes of this Agreement the Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Outstanding Company Expenses respectively , with respect to which Seller shall have all of its rights under this Section 2.5, including the right to dispute the calculations set forth therein in accordance with the provisions of Section 2.5(b); provided that, in the event Acquiror’s failure to timely deliver the Closing Statement is directly caused by Seller’s or Seller Parent’s failure to provide information, documentation, access, or cooperation reasonably requested by Acquiror in writing within five (5) Business Days following notice from Acquiror that such information, documentation, access or cooperation is outstanding and expected to delay preparation of the Closing Statement, the time period for delivery of the Closing Statement as required by this Section 2.5(a) shall be extended on a day-for-day basis by the number of days of delay directly attributable to such conduct by Seller or Seller Parent; provided, that such extension shall not exceed thirty (30) days from the date the Closing Statement is due. The Closing Statement may not be unilaterally amended or modified by Acquiror following its delivery.

(b)            If Seller disagrees with any aspect of the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash or Closing Date Outstanding Company Expenses set forth in the Closing Statement, it shall notify Acquiror of such disagreement in writing (a “Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement (the “Disputed Items”), within forty-five (45) days after its receipt of the Closing Statement. In the event that Seller does not provide a Notice of Disagreement within such forty-five (45)-day period, Seller and Acquiror shall be deemed to have accepted the calculation of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Outstanding Company Expenses set forth in the Closing Statement, which shall be final, binding and conclusive for all purposes hereunder.

(c)            In the event a Notice of Disagreement is timely provided, Acquiror and Seller shall work in good faith for a period of thirty (30) days (or such longer period as they may mutually agree in writing) to resolve any disagreements with respect to any Disputed Items. Any Disputed Items resolved by Acquiror and Seller in writing during such period shall be final, binding and conclusive for all purposes hereunder. If, at the end of such period, Acquiror and Seller are unable to resolve all Disputed Items, then an independent certified public accounting firm of national reputation as Acquiror and Seller mutually agree (the “Independent Accountant”) (or if such firm is unable to act, or if such parties are unable to mutually agree on an Independent Accountant, each of Acquiror and Seller shall select a nationally recognized independent accounting firm and those two (2) firms shall select a third (3rd) such firm, in which event “Independent Accountant” shall mean such third (3rd) firm) shall resolve any remaining Disputed Items (the “Remaining Disputed Items”). Each of Acquiror and Seller shall promptly execute an engagement letter with the Independent Accountant and shall promptly provide their respective assertions regarding the Disputed Items in writing to the Independent Accountant and to each other; provided that this process may be amended by the terms of the Independent Accountant’s engagement letter. All proposals and negotiations between Seller and Acquiror regarding or relating to the matters specified in a Notice of Disagreement shall (i) (unless otherwise agreed by Seller and Acquiror) be governed by Rule 408 of the Federal Rules of Evidence and any comparable applicable state rule, (ii) be deemed intended solely for purposes of facilitating settlement discussions, (iii) be kept confidential by or on behalf of Acquiror and Seller and (iv) not be disclosed in any court or arbitration hearing or proceeding, including with respect to the Independent Accountant’s engagement in connection with any Remaining Disputed Items (and the Independent Accountant shall be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the Remaining Disputed Items). Neither Acquiror nor Seller shall engage in any ex parte communication with the Independent Accountant.

(d)            The Independent Accountant shall be instructed to render its determination with respect to the Remaining Disputed Items (and provide in reasonable detail the basis for each such determination) as soon as reasonably practicable; provided, however, that the failure of the Independent Accountant to strictly conform to any deadline or time period contained herein shall not render the determination of the Independent Accountant invalid and shall not be a basis for seeking to overturn any determination rendered by the Independent Accountant. The Independent Accountant shall act as an expert and not an arbitrator and shall base its determination solely on the written submissions of Acquiror and Seller and shall not conduct an independent investigation. The Independent Accountant’s determination of each Remaining Disputed Item shall not be greater than the greatest value claimed for such Remaining Disputed Item by Acquiror in the Closing Statement or Seller in a Notice of Disagreement or lesser than the lowest value claimed for such Remaining Disputed Item by Acquiror in the Closing Statement or Seller in a Notice of Disagreement. Absent fraud or manifest error, the determination of the Independent Accountant shall be final, conclusive and binding on the Parties and no Party shall seek further recourse to any Governmental Authority other than to enforce the determination of the Independent Accountant. The Parties acknowledge that the agreements contained in this Section 2.5 are an integral part of the Transaction, and that, without these agreements, the parties would not enter into this Agreement.

(e)            The date on which Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Outstanding Company Expenses are finally determined in accordance with this Section 2.5 is hereinafter referred to as the “Determination Date.” All fees and expenses of the Independent Accountant relating to the work, if any, to be performed by the Independent Accountant hereunder shall be borne pro rata as between Acquiror, on the one hand, and Seller, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Acquiror and Seller (set forth in the written submissions to the Independent Accountant) made by the Independent Accountant such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if the net amount of the Remaining Disputed Items equals $1,000,000, and the Independent Accountant determines that Acquiror has a valid claim for $400,000 of the $1,000,000, Acquiror shall bear sixty percent (60%) of the fees and expenses of the Independent Accountant and Seller shall bear the remaining forty percent (40%) of the fees and expenses of the Independent Accountant.

(f)            The Adjustment Amount (if any) shall be paid as follows:

(i)            If the Adjustment Amount is a positive number, then, promptly following the Determination Date, and in any event within five (5) Business Days after the Determination Date, (A) Acquiror shall pay or cause to be paid, in cash by wire transfer of immediately available funds, to Seller, an amount equal to the lesser of the Adjustment Amount and the Adjustment Escrow Deposit, and (B) Acquiror and Seller shall jointly instruct the Escrow Agent to release to Seller from the Adjustment Escrow Account an amount in cash by wire transfer of immediately available funds equal to the entire balance of the Adjustment Escrow Deposit then remaining in the Adjustment Escrow Account, together with any earnings thereon.

(ii)            If the Adjustment Amount is a negative number (the absolute value of such amount, the “Deficit Amount”), then, promptly following the Determination Date, and in any event within five (5) Business Days after the Determination Date, (A) Acquiror and Seller shall jointly instruct the Escrow Agent to release to Acquiror from the Adjustment Escrow Account an amount in cash by wire transfer of immediately available funds equal to the Deficit Amount; provided that, if such Deficit Amount is greater than the amount then available in the Adjustment Escrow Account, then Acquiror and Seller shall jointly instruct the Escrow Agent to release to Acquiror, in cash by wire transfer of immediately available funds, all amounts then remaining in the Adjustment Escrow Account; and (B) if any funds remain in the Adjustment Escrow Account after such payment to Acquiror, Acquiror and Seller shall jointly instruct the Escrow Agent to release to Seller an amount in cash by wire transfer of immediately available funds equal to the remaining balance in the Adjustment Escrow Account as of such time. In no event shall Acquiror be entitled to payment pursuant to this Section 2.5 or otherwise in respect of the Deficit Amount in excess of the funds then remaining in the Adjustment Escrow Account.

(iii)            If the Adjustment Amount is zero (0), then, promptly following the Determination Date, and in any event within five (5) Business Days after the Determination Date, Acquiror and Seller shall jointly instruct the Escrow Agent to release to Seller from the Adjustment Escrow Account an amount in cash by wire transfer of immediately available funds equal to the entire balance of the Adjustment Escrow Deposit then remaining in the Adjustment Escrow Account, together with any earnings thereon.

(iv)           In addition, promptly following the Determination Date,

(A)            if the amount of (1) the Net Intercompany Balance included in the Closing Date Funded Debt as finally determined pursuant to this Section 2.5, minus (2) the Net Intercompany Balance included in the Estimated Closing Date Funded Debt set forth on the Estimated Closing Statement, is a positive number, the Acquiror, on behalf of the Company and its Subsidiaries, shall pay to the Seller (or a member of the Remaining Seller Group, as directed in writing by the Seller) the amount of such difference; and

(B)            if the amount of (1) the Net Intercompany Balance included in the Closing Date Funded Debt as finally determined pursuant to this Section 2.5, minus (2) the Net Intercompany Balance included in the Estimated Closing Date Funded Debt set forth on the Estimated Closing Statement, is a negative number, the Seller shall pay to the Company the absolute value of the amount of such difference, which may be satisfied (x) if sufficient funds remain in the Adjustment Escrow Account following any release required by Section 2.5(f)(ii), by Acquiror and Seller jointly instructing the Escrow Agent to release to Acquiror from the Adjustment Escrow Account an amount in cash by wire transfer of immediately available funds equal to the amount of such difference, or (y) if sufficient funds are not available in the Adjustment Escrow Account following any release required by Section 2.5(f)(ii), the Seller shall pay to the Company the amount of such difference in cash by wire transfer of immediately available funds to an account designated by the Acquiror.

(g)            For Income Tax purposes, Acquiror and Seller shall (and shall cause their respective Affiliates to) treat payments with respect to the Adjustment Amount as adjustments to the consideration paid hereunder to the fullest extent permitted by Law.

Section 2.6             Withholding. Seller, Acquiror, the Company, any of its Subsidiaries and their respective designees shall be entitled to withhold from amounts payable pursuant to this Agreement such amounts (and only such amounts) as such Person is required to deduct and withhold under applicable Law. Acquiror shall provide Seller, at least five (5) Business Days prior to the date of the applicable payment, with written notice of any withholding it believes is applicable to amounts payable by or at the direction of Acquiror hereunder (other than any such amounts required to be withheld from an amount that is payable to an individual that is an employee of the Company or its Subsidiaries that is properly treated as compensation for applicable Tax purposes, or amounts required to be withheld as a result of the failure of Seller to deliver the documents described in Section 2.4(a)(ii)), and shall cooperate with Seller or the applicable payee to reduce or eliminate any such withholding. To the extent amounts are withheld by Acquiror consistent with the terms of this Section 2.6 and timely paid over to the appropriate Governmental Authority as required by applicable Law, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

Article III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Seller and Company Disclosure Schedules, the Company represents and warrants to Acquiror as follows:

Section 3.1             Company Organization and Qualification.

(a)            The Company has been duly incorporated and is validly existing and in good standing under the Laws of the State of Texas and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and, where applicable, in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Schedule 3.1(a) of the Seller and Company Disclosure Schedules contains a correct and complete list of each jurisdiction in which the Company is registered and/or qualified to do business. The Company has made available to Acquiror true, correct and complete copies of its Governing Documents, each as in effect on the date hereof (including all amendments made thereto at any time prior to the date of this Agreement), and the Company is not in violation of the provisions thereof.

Section 3.2             Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and (subject to the approvals described in Section 3.3) to consummate the Transaction. The execution and delivery of this Agreement and the consummation by the Company of the Transaction have been duly and validly authorized and approved by the board of directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Transaction. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

Section 3.3             No Conflict. Subject to the receipt of the consents, clearances, approvals, authorizations, waiting period expirations or terminations and other requirements set forth in Section 3.4 or on Schedule 3.4 of the Seller and Company Disclosure Schedules, and except as set forth on Schedule 3.3 of the Seller and Company Disclosure Schedules: the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transaction do not and will not violate any provision of, or result in the breach of, any applicable Law, the Governing Documents of the Company or any of its Subsidiaries, or any Material Contract, or terminate or result in the right to terminate or require consent under any Material Contract, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien (other than Permitted Liens) or result in a violation or revocation of any required license, permit or approval from any Governmental Authority, except to the extent that the occurrence of any of the foregoing would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.4             Governmental Authorities; Consents. Except as may result from any facts or circumstances relating solely to Acquiror or any of its Affiliates (as opposed to any third party), no consent, clearance, approval, waiting period expiration or termination or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation of the Transaction, except for (a) applicable requirements of the HSR Act, (b) applicable requirements of the ITAR Notification, (c) any consents, clearances, waiting period expirations or terminations, approvals, authorizations, designations, declarations or filings, the absence of which would not be material to the Company and its Subsidiaries, whether individually or taken as a whole, (d) compliance with any applicable securities Laws, and (e) as otherwise disclosed on Schedule 3.4 of the Seller and Company Disclosure Schedules.

Section 3.5             Company Capitalization.

(a)            Schedule 3.5(a) of the Seller and Company Disclosure Schedules sets forth a true and complete list of the authorized, issued and outstanding shares of capital stock and all other Equity Interests of the Company and the record and beneficial owners thereof. All shares of the Company’s issued and outstanding capital stock and other Equity Interests of the Company are (i) owned by Seller, (ii) duly authorized, validly issued, fully paid and nonassessable, and (iii) were issued in compliance in all material respects with all applicable Laws and not in violation of preemptive or similar rights of any other Person. Except as set forth on Schedule 3.5(a) of the Seller and Company Disclosure Schedules, there are no other Company Shares or other Equity Interests of the Company authorized, issued, reserved for issuance or outstanding. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock or any other Equity Interests of the Company.

(b)            Except for this Agreement, there are no (i) subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of capital stock or other Equity Interests of the Company or any of its Subsidiaries, or any other Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any such Subsidiary to issue or sell any shares of capital stock of, other Equity Interests in or debt securities of, the Company or any of its Subsidiaries, or (ii) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities or Equity Interests of the Company or any of its Subsidiaries. The Company Shares being purchased by Acquiror pursuant hereto represent, in the aggregate, all of the issued and outstanding capital stock of the Company.

(c)            There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except for this Agreement, none of the Company or any of its Subsidiaries is a party to any equityholders agreement, voting agreement or registration rights agreement relating to the Company Shares or any other Equity Interests of the Company or any of its Subsidiaries, and no Person otherwise has any right of first offer, right of first refusal, preemptive or similar right in connection with any future offer, sale or issuance of the Company Shares or any other Equity Interests of the Company or any of its Subsidiaries.

Section 3.6             Subsidiaries.

(a)            The Subsidiaries of the Company are set forth on Schedule 3.6(a) of the Seller and Company Disclosure Schedules. Each Subsidiary has been duly incorporated, formed or organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation, formation or organization and has the power and authority to own or lease its properties and to conduct its business as it is now being conducted. The Company has made available to Acquiror true, correct and complete copies of the Governing Documents of each of its Subsidiaries, each as in effect on the date hereof (including all amendments made thereto at any time prior to the date of this Agreement), and each Subsidiary (as applicable) is not in violation of the provisions thereof. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect. Schedule 3.6(a) of the Seller and Company Disclosure Schedules contains a correct and complete list of each jurisdiction in which each Subsidiary of the Company is registered and/or qualified to do business.

(b)            The outstanding shares of capital stock and other Equity Interests of each of the Company’s Subsidiaries are duly authorized and validly issued, fully paid and nonassessable, and were issued in compliance in all material respects with all applicable Laws and not in violation of preemptive or similar rights of any other Person. The Company owns, or one or more of its wholly owned Subsidiaries owns, beneficially and of record, all the issued and outstanding shares of capital stock and other Equity Interests of such Subsidiaries free and clear of any Liens (other than Permitted Liens). Except as set forth on Schedule 3.6(b)(i) of the Seller and Company Disclosure Schedules, with respect to each Subsidiary of the Company, there are no other shares of capital stock or other Equity Interests of such Subsidiary authorized, issued, reserved for issuance or outstanding. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock or other Equity Interests of any Subsidiary of the Company. No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the members or stockholders of such Subsidiary on any matter. Except as expressly contemplated by this Agreement, there are no Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any Equity Interests of any Subsidiary of the Company or (ii) vote, issue or dispose of any Equity Interests of any Subsidiary of the Company. No Person has any right of first offer, right of first refusal, preemptive or similar right in connection with any future offer, sale or issuance of Equity Interests of any Subsidiary of the Company. Except as set forth on Schedule 3.6(b)(ii), none of the Company and its Subsidiaries is obligated to make any loan or capital contribution to any Subsidiary of the Company.

(c)            Other than the Equity Interests of its Subsidiaries, the Company does not (i) own any Equity Interests of or hold any other ownership interest in any other Person, directly or indirectly, (ii) have the power to vote, and has never had the power to vote, any Equity Interests or other ownership interests of any Person, or (iii) have any direct or indirect debt investment in any Person, and none of the Company and its Subsidiaries is obligated to make any investment in or capital contribution to any Person.

Section 3.7             Financial Statements; Undisclosed Liabilities.

(a)            Schedule 3.7(a) of the Seller and Company Disclosure Schedules sets forth true and complete copies of the following financial statements: (i) the unaudited consolidated balance sheets and statements of operations of the Company and its Subsidiaries as of and for the years ended December 31, 2024 and December 31, 2025 (the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheet and statements of operations of the Company and its Subsidiaries as of and for the four (4) months ended April 30, 2026 (the “Interim Financial Statements” and, together with Annual Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.7(a) of the Seller and Company Disclosure Schedules, the Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with IFRS (except, in each case, for: (A) the absence of statements of comprehensive income and shareholders’ equity and the absence of footnotes and other presentation items; (B) in the case of the Interim Financial Statements, normal year-end adjustments; and (C) the income taxes provision/benefit, income taxes payable and receivable and the related deferred income tax accounts, which have not been calculated on a separate standalone basis, and have been recorded based on an allocation of a portion of Seller’s income tax attributes arising from the operations of the Company).

(b)            Except as would not be material to the Company and its Subsidiaries, the books and records and accounting controls of the Company and its Subsidiaries have been maintained in all material respects in compliance and are sufficient to provide reasonable assurances that (i) material dealings and transactions are executed in accordance with management’s general or specific authorization, and (ii) material dealings and transactions of the businesses, assets, and liabilities of the Company and its Subsidiaries are recorded as necessary to permit the accurate preparation in all material respects, individually and in the aggregate, of financial statements in accordance with IFRS, as applied by the Company in the preparation of the Financial Statements.

(c)            There are no material Liabilities of the Company or any of its Subsidiaries, that would be required to be reflected on a consolidated balance sheet prepared in accordance with IFRS as of the Balance Sheet Date other than: (i) Liabilities reflected or reserved for on, or disclosed within, the Financial Statements; (ii) Liabilities that have arisen since the Balance Sheet Date in the ordinary course of the business of the Company and its Subsidiaries (other than any Liability resulting from a breach of contract, breach of warranty, tort, infringement or violation of Law); (iii) Liabilities disclosed on Schedule 3.7(b) of the Seller and Company Disclosure Schedules; (iv) Liabilities under any Material Contract scheduled on Schedule 3.10(a) of the Seller and Company Disclosure Schedules to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound (excluding any Liability in (i), (ii), (iii), or (iv) that results from, arises out of, or is caused by any breach of contract, breach of warranty, tort, infringement or violation of Law) or (v) that are not material to the Company and its Subsidiaries, taken as a whole.

Section 3.8           Litigation and Proceedings. Except as set forth on Schedule 3.8 of the Seller and Company Disclosure Schedules, there are currently no, and since August 1, 2022 there have not been any, (a) Actions pending or, to the knowledge of the Company, threatened in writing against, or affecting, the Company or any of its Subsidiaries or any of their respective assets, operations, or businesses or (b) Actions by any Governmental Authority or by any other Person against any officer, director, or Key Employee of the Company or any of its Subsidiaries in their capacities as such or, to the knowledge of the Company, any other Person with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have an indemnification obligation, in each case of clauses (a) and (b), that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries is or has since August 1, 2022 been subject to any material Governmental Order affecting the Company, any of its Subsidiaries, or any of their respective assets, operations, or businesses.

Section 3.9           Compliance with Laws. Except as set forth on Schedule 3.9 of the Seller and Company Disclosure Schedules, the Company and its Subsidiaries are, and during the past three (3) years, have been, in compliance in all material respects with all Laws and Governmental Orders to which the Company and its Subsidiaries are subject. No Action, demand or, to the knowledge of the Company, investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries or affecting any of their respective properties, assets, or operations thereof is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries (nor Seller on behalf thereof) has received written notice in the last three (3) years from any Governmental Authority that the Company or such Subsidiary is not in compliance with any applicable Law or Governmental Order.

Section 3.10           Material Contracts.

(a)            Schedule 3.10(a) of the Seller and Company Disclosure Schedules sets forth a true and complete list, as of the date hereof, of each of the following Contracts (except for any (w) purchase or service orders or similar Contracts, (x) Benefit Plans (which, for the avoidance of doubt, are addressed solely in Section 3.11), (y) leases of real property (which, for the avoidance of doubt, are addressed solely in Section 3.11), or (z) Shared Contracts or), to which the Company or any of its Subsidiaries is a party (each, a “Material Contract”):

(i)            all material joint venture Contracts or partnership agreements, limited liability company agreements, or teaming agreements with a third party that involve the sharing of profits or revenues with such third party or the making of a debt or equity investment in or loan to any third party;

(ii)            any Contracts that materially affect the use or enforcement by the Company or its Subsidiaries of any material Intellectual Property (including settlement agreements, covenants not to assert, and consents to use), excluding any Contracts that are non-exclusive to the Company and entered into in the ordinary course of business;

(iii)            any Contract pursuant to which the Company or any of its Subsidiaries licenses from a third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than (A) agreements with customers or end-users, (B) confidentiality or non-disclosure agreements, (C) shrink-wrap, click-wrap and off-the shelf software licenses, and any other licenses for Intellectual Property or software that is commercially available to the public generally and (D) licenses that are implied by or incidental to the sale or purchase of products or services in the ordinary course of business;

(iv)            any Contract for the sale, transfer or acquisition of any of the material assets, Equity Interests, or businesses of the Company or any of its Subsidiaries (other than, in the case of sales or transfers of assets, in the ordinary course of business consistent with past practices) that has not yet been consummated or that has continuing material obligations;

(v)            any Contract for or relating to the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, material assets, operating unit or product line thereof that has not yet been consummated or that has continuing material obligations;

(vi)            any settlement, conciliation or similar agreements (A) with any Governmental Authority, (B) which would require the Company or its Subsidiaries, taken as a whole, to pay consideration of more than $500,000 after the date of this Agreement or (C) which subjects the Company or any of its Subsidiaries to any material ongoing obligations or restrictions (other than customary non-disclosure obligations and covenants not to sue over the subject matter of such settlement, conciliation or similar agreement) in each case of (A) and (B), in excess of $500,000 and excluding any such instruments solely between or among any of the Company and any of its wholly owned Subsidiaries;

(vii)           any mortgage, pledge, security agreement, deed of trust, loan agreement, credit agreement, indenture, conditional sale or title retention agreement, equipment financing obligation, performance bond or other instrument or Contract (A) relating to or evidencing Funded Debt of the Company or any of its Subsidiaries (or the creation, incurrence, assumption, securing or guarantee thereof) or (B) granting or imposing a Lien upon any of the properties or assets of the Company or any of its Subsidiaries (other than Permitted Liens), including without limitation guarantees or other Contracts in respect of any Funded Debt or Liabilities of any other Person, in each case of (A) and (B), in excess of $250,000 and excluding any such instruments solely between or among any of the Company and any of its wholly owned Subsidiaries;

(viii)          any Contract under which the Company or any of its Subsidiaries has directly or indirectly made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person, including employees, or which involve a sharing of profits, losses, costs or Liabilities by the Company or such Subsidiary with any other Person in excess of $250,000;

(ix)            other than the Governing Documents of the Company or any of its Subsidiaries, any Contract providing for the indemnification of any current or former director, officer, manager or employee of the Company or any of its Subsidiaries;

(x)             any Contract which purports to limit or restrict in any material respect (A) the ability of the Company or any of its Subsidiaries to enter into or engage in any market or line of business or (B) the Company’s or any of its Subsidiaries’ right to hire, solicit, retain or engage any Person as an employee, consultant or independent contractor;

(xi)            any Contract that (A) provides for “most favored nations” terms or that otherwise requires the Company or any of its Subsidiaries to conduct business with any Person on a preferential basis, or that includes a price protection (including if by rebate) in favor of the counterparty, or (B) establishes any right or obligation of exclusivity or any minimum sale or purchase obligation binding on the Company or any of its Subsidiaries with respect to any product, service, or any geographic location, in each case of (A) and (B), that is material to the Company and its Subsidiaries, taken as a whole;

(xii)            any Labor Contract;

(xiii)           any Staffing Contract;

(xiv)           any Contracts for capital expenditures or the acquisition or construction of fixed assets in excess of $500,000;

(xv)            any Contracts with any Material Customer;

(xvi)           any Contracts with any Material Supplier; and

(xvii)          each current Government Contract and each current Government Bid (including the parties and the customer program name) in excess of $500,000.

(b)            A true and complete copy of each written Material Contract has been made available to Acquiror.

(c)            Except as set forth on Schedule 3.10(c) of the Seller and Company Disclosure Schedules, (i) all of the Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or one of its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto (subject to the Remedies Exception), (ii) none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, is in material breach, violation, or default under any such Material Contract, (iii) neither the Company nor any of its Subsidiaries has received any written, or to the knowledge of the Company oral, claim or notice of material breach of or material default under any such Material Contract, and (iv) to the knowledge of the Company, no event has occurred which with the passage of time or the giving of notice or both would: (A) result in a material breach, violation, or default under any Material Contract; (B) give any Person the right to declare a breach, violation, or default under or exercise any material remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract; or (D) give any Person the right to cancel, terminate or materially modify any Material Contract. There exists no suspension, stop work order, cure notice or show cause notice in effect for any Material Contract, nor any other complaint relating to the performance by the Company, any Subsidiary, or Seller (as applicable) thereunder, nor, to the knowledge of the Company, has any counterparty with respect to any such Material Contract made any written threats with respect thereto. No party to any Material Contract has repudiated in writing any provision thereof or terminated any Material Contract or given written or, to the knowledge of the Company, oral notice of any such termination. There have been no written modifications, amendments or waivers with respect to any of the terms of any of the Material Contracts. Neither the Company nor any of its Subsidiaries (as applicable) has waived any of their respective material rights under any Material Contract and none of them has any present expectation or intention of not fully performing any material obligation pursuant to any Contract.

Section 3.11           Company Benefit Plans.

(a)            Schedule 3.11(a) of the Seller and Company Disclosure Schedules sets forth an accurate and complete list, as of the date of this Agreement, of each material (i) Company Benefit Plan and (ii) Seller Benefit Plan. For the avoidance of doubt, the following do not need to be set forth on Schedule 3.11(a) of the Seller and Company Disclosure Schedules: any offer letters, employment contracts or consulting agreements for Company Service Providers that (A) do not provide for severance, retention, change in control, transaction bonus or other material compensation or benefits and (B) are in all material respects consistent with a standard form previously made available to Acquiror and listed on Schedule 3.11(a) of the Seller and Company Disclosure Schedules. No Company Benefit Plan provides benefits to current or former employees or other service providers (including any dependents thereof) of the Company or any of its Subsidiaries’ outside of the United States, nor is any Company Benefit Plan subject to any Laws or jurisdiction outside of the United States.

(b)            With respect to each material Company Benefit Plan, the Company has made available to Acquiror current, accurate and complete copies of such Company Benefit Plan including all amendments (or, to the extent not reduced to writing, an written description of all material terms) and, if applicable, (i) any trust agreement, insurance policy or other funding instrument related thereto, (ii) the most recent summary plan description, including summaries of material modifications thereto, (iii) the three (3) most recent annual report on Form 5500 and all relevant attachments, (iv) the most recent determination or opinion letter issued by the Internal Revenue Service and (v) all material non-ordinary course correspondence from or with any Governmental Authority in the past three (3) years, including materials relating to any pending audit or investigation by a Governmental Authority, any governmental advisory opinions, rulings, compliance statements, closing agreements and similar materials, and any filing under the Internal Revenue Service’s Employee Plans Compliance Resolution System or the U.S. Department of Labor’s Delinquent Filer Voluntary Compliance Program or Voluntary Fiduciary Correction Program.

(c)            Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification, or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred with respect to such Company Benefit Plan, as applicable, which would reasonably be expected to result in the loss of such qualification or exemption or the imposition of any material liabilities, penalty or Tax.

(d)            Each Company Benefit Plan, and except as would not result in any material Liability to the Company or any of its Subsidiaries, each Seller Benefit Plan, is and at all times has been established, maintained and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and except as would not result in any material Liability to the Company or any of its Subsidiaries, no event or documentation defect with respect to any Benefit Plan has occurred which could reasonably cause any Benefit Plan to violate the applicable requirements of ERISA, the Code, or other applicable Law, or which could cause the Company or any of its Subsidiaries to incur any material penalty or other Liability. No material nonexempt “prohibited transaction” (as such term is used in Code Section 4975 or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Benefit Plan and, except as would not result in any Liability to the Company, any Seller Benefit Plan. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company, and its Subsidiaries or any Company Benefit Plan to penalties or excise taxes under Section 4980D, 4980H, 6721 or 6722 of the Code or any other provision of the Patient Protection and Affordable Care Act of 2010, as amended, and all regulations and guidance issued thereunder.

(e)            With respect to each Company Benefit Plan, and, except as would not result in any material liability to the Company or any of its Subsidiaries, each Seller Benefit Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such Actions.

(f)            No Benefit Plan is and neither the Company, nor any of its Subsidiaries or their ERISA Affiliates contributes to, has been required to contribute to, has maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to) or has any Liability (fixed, contingent, or otherwise) with respect to any (i) “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) plan that is subject to the provisions of Title IV of ERISA, Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (iii) any defined benefit pension plan, including any defined benefit pension plan that is maintained primarily for the benefit of any Company Service Provider outside of the United States, (iv) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) any “funded welfare plan” within the meaning of Section 419 of the Code.

(g)            No Company Benefit Plan or Seller Benefit Plan provides for, and no written or oral agreements have been entered into promising or guaranteeing the continuation of, post-employment, medical, disability, life or other welfare benefits to any current or former Company Service Provider (or their dependents or beneficiaries), other than (i) as required by Law, including COBRA for which the full cost is borne by the participant or (ii) benefits provided during the period a former Company Service Provider is receiving severance pay as required by any Benefit Plan set forth on Schedule 3.11(a) of the Seller and Company Disclosure Schedules.

(h)            Except as would not result in any material Liability to the Company or any of its Subsidiaries, all contributions and premiums (including all employer premiums, contributions and employee salary reduction contributions) which are due have been timely made to the Benefit Plans (or paid to the insurers, as applicable) in accordance with the terms of the Benefit Plans and applicable Law, or, to the extent not yet due, have been adequately accrued in accordance with IFRS, the terms of the applicable Benefit Plans and applicable Law.

(i)            Except pursuant to the Company Benefit Plans disclosed on Schedule 3.11(i) of the Seller and Company Disclosure Schedules, neither the execution of this Agreement nor the consummation of the Transaction (alone or in conjunction with any other event, including any termination of employment) will (i) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise), or increase the amount or value, of compensation or benefits to any current or former Company Service Provider, or (ii) give rise to any payments or benefits that could be nondeductible by the payor under Section 280G of the Code or that could, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any of its Subsidiaries has any obligation to indemnify, reimburse, gross up or make whole any person for any Tax imposed under Sections 280G, 4999 or 409A of the Code.

(j)            Each Company Benefit Plan, and each Seller Benefit Plan in which current or former Company Service Providers participate, that constitutes any part of a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is, and at all relevant times has been, established, operated and administered in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, such that no Taxes or interest is due and owing in respect of such Benefit Plan failing to be in compliance therewith.

Section 3.12           Labor Matters.

(a)            Schedule 3.12(a) of the Seller and Company Disclosure Schedules contains a true and complete list as of the date hereof of all Company Employees, specifying for each such individual the following information: (i) name or employee identification number; (ii) job title; (iii) hire date; (iv) full-time or part-time status; (v) work location (by state); (vi) employing entity, (vii) base annual salary or hourly wage rate (as applicable); (viii) bonus, commission and other incentive compensation paid for 2025 and targeted for 2026; (ix) exempt or non-exempt classification under wage and hour Law (if applicable); (x) active or leave status (including, with respect to each Company Employee on leave, (A) type of leave, (B) leave commencement date, and (C) expected return date); and (xi) visa status (the “Company Employee List”). The Company Employees set forth on the Company Employee List are sufficient in number and skill to operate the business of the Company and its Subsidiaries in substantially the same manner as it was operated prior to the Closing. Each employee of Seller or its Affiliates who provides services to or with respect to the Company or its Subsidiaries is employed by the Company or its Subsidiaries, other than the Exited Employees.

(b)            Schedule 3.12(b) of the Seller and Company Disclosure Schedules contains a true and complete list as of the date hereof of each Company Independent Contractor, together with the following information for each such individual: (i) name; (ii) services provided; (iii) fee or other compensation rate; (iv) start date; (v) anticipated end date; and (vi) work location (by state). Each Company Independent Contractor is directly engaged by the Company or its Subsidiaries and not Seller.

(c)            Schedule 3.12(c)(i) of the Seller and Company Disclosure Schedules contains a true and complete list as of the date hereof of each Contingent Worker, together with the following information for each such Contingent Worker: (i) name or identification number; (ii) job title; (iii) work location (by state); (iv) the temporary employment, leasing or staffing agency or other third-party labor provider (each a “Staffing Agency” and each contract between the Company or any of its Subsidiaries and a Staffing Agency a “Staffing Contract”) through which such Contingent Worker is engaged; (v) pay rate (if known); and (vi) date of initial engagement. Seller has made available to Acquiror complete and accurate copies of all applicable Staffing Agency Contracts. Each Staffing Contract currently in effect is listed on Schedule 3.12(c)(ii) of the Seller and Company Disclosure Schedules. Each Staffing Contract has been entered into between the Company or its Subsidiaries and such Staffing Agency or can be assigned to the Company or its Subsidiaries under the terms of such Staffing Contract.

(d)            Neither the Company nor any of its Subsidiaries is party to or bound by any Labor Contract, and no Company Employee is represented by a Union. There are no, and in the past three (3) years, there have not been any, pending or, to the knowledge of the Company, threatened in writing (i) representation or certification proceedings or unfair labor practice complaints brought by or before or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (ii) labor organizing activities or (iii) labor strike, dispute, lockout, slowdown, stoppage, picketing, handbilling, or other material organized work interruption or labor-related arbitration or grievance.

(e)            The Company and its Subsidiaries (and Seller and its Affiliates, solely with respect to the Business and the Company Employees) are, and for the last three (3) years have been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, independent contractor classification, classification of employees as exempt or non-exempt, child labor, immigration and work authorizations (including the completion of Forms I-9 for all employees and the proper confirmation of visas), employment discrimination, harassment and retaliation, restrictive covenants, pay transparency, employee leave issues, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), affirmative action and affirmative action plan obligations, employee trainings and notices, automated employment decision tools, workers’ compensation, labor relations, social welfare obligations and unemployment insurance.

(f)            Except as would not result in material Liability, (i) each Company Service Provider who is, or in the past three (3) years has been, classified and treated as an exempt employee, independent contractor, leased employee or other non-employee service provider, is, and has been, properly classified and treated as such for all applicable purposes; and (ii) the Company and its Subsidiaries (as applicable) have fully and timely paid all wages, salaries, commissions, bonuses, and other compensation that have come due and payable to each Company Service Providers under applicable Laws, Contract or policy of the Company or such Subsidiary.

(g)            The Company and its Subsidiaries have reasonably investigated all harassment, discrimination, or retaliation allegations against any current or former Company Service Provider that have been reported to the Company or any Subsidiary in the last three (3) years. With respect to each such allegation with merit, the Company or its applicable Subsidiary has taken prompt corrective action. Neither the Company nor any of its Subsidiaries reasonably expect that any such allegations would result in material liability or, if known to the public, would bring the Company or any of its Subsidiaries into material disrepute. Neither the Company nor any of its Subsidiaries have been party to any settlement or similar agreement involving allegations of sexual harassment or sexual misconduct relating to any current or former Company Service Provider.

(h)            To the knowledge of the Company, except with respect to the Exited Employees, no current or former Company Employee or Company Independent Contractor is in any material respect in violation of any term of employment Contract, fiduciary duty, nondisclosure agreement, noncompetition agreement or restrictive covenant agreement with the Company or any of its Subsidiaries which implicates such Person’s right to be employed or engaged to provide services to the Company or any of its Subsidiaries.

Section 3.13           Taxes.

(a)            All Tax Returns in respect of Income Taxes and other material Tax Returns that are required to be filed by or with respect to any of the Company or its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, complete, and accurate in all material respects.

(b)            All Income Taxes and other material Taxes owed by the Company or its Subsidiaries or for which the Company or its Subsidiaries may be liable which are or have become due, whether or not shown as due and owing on the foregoing Tax Returns, have been timely paid in full.

(c)            The Company and its Subsidiaries have withheld and paid over (or remitted) to the appropriate Governmental Authority all material Taxes that they are required to withhold from amounts paid or owing to any employee, independent contractor, creditor, or other Person under applicable Laws.

(d)            There are no Liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax.

(e)            No deficiencies for Income Taxes or other material Taxes have been claimed, proposed or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied, settled or withdrawn.

(f)            There is no ongoing audit, examination, investigation or other proceeding with respect to material Taxes of the Company or any of its Subsidiaries, nor has any been threatened in writing.

(g)            No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or a Subsidiary of the Company does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(h)            Neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to material Taxes (including the filing of any material Tax Return other than automatically granted extensions of no more than six (6) months), which waiver or extension remains in effect.

(i)            There are no requests for rulings, outstanding subpoenas or requests for information pending between the Company or any of its Subsidiaries, on the one hand, and any Governmental Authority, on the other hand, with respect to Taxes.

(j)            Neither the Company nor any of its Subsidiaries has had a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise become subject to Tax jurisdiction in any country other than the country of its formation.

(k)            Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code in the past three (3) years other than the distribution of the Company by UEI on March 29, 2024.

(l)            Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, sharing or indemnity agreement (other than any customary provisions in agreements the primary purpose of which are not related to Taxes).

(m)            Neither the Company nor any of its Subsidiaries (i) has been a member of a Consolidated Group, or (ii) has any liability for the material Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract (other than any agreement the primary purpose of which is not related to Taxes), in each case, other than a Consolidated Group of which UEI or the Company is or was the parent entity.

(n)            Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) change in, or use of an improper, method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) requested or filed prior to the Closing, or adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law), (ii) the use of an incorrect method of accounting for a Tax period prior to the Closing Date, (iii) installment sale or open transaction disposition made prior to the Closing Date outside the ordinary course of business, (iv) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) entered into or created on or prior to the Closing Date, or (v) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into on or prior to the date hereof.

(o)            Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Sections 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(p)            There is no material property or obligation of the Company or any of its Subsidiaries, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property Laws.

(q)            Neither the Company nor any of its Subsidiaries owns an equity interest in an entity treated as a partnership for income tax purposes that could result in the Company or any of its Subsidiaries being required to report taxable income or pay Taxes in a Tax year (or portion thereof) beginning after the Closing Date that is with respect to any income accrued on or prior to the Closing Date (including under Subchapter K of the Code).

(r)            The Company and its Subsidiaries are in material compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder.

(s)            Each Subsidiary of the Company is, and has been since its formation, properly classified for U.S. federal income tax purposes as set forth on Schedule 3.13(s) of the Seller and Company Disclosure Schedules.

Section 3.14           Brokers’ Fees. Except as set forth on Schedule 3.14 of the Seller and Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission for which Acquiror, the Company or any of its Subsidiaries would be liable after the Closing in connection with the Transaction based upon arrangements made by Seller or Seller Parent (or any of their respective Affiliates) or the Company or any of its Subsidiaries.

Section 3.15           Insurance. Schedule 3.15 of the Seller and Company Disclosure Schedules sets forth a list of each material insurance policy held by, or for the benefit of, the Company or any of its Subsidiaries, as of the date hereof. As of the date hereof, with respect to each such material insurance policy, except as would not be material to the Company and its Subsidiaries, taken as a whole: (a) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with or without notice or the lapse of time or both, will constitute such a breach or default, or permit termination or modification, under the policy; (c) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (d) no written notice of cancellation or termination has been received other than in connection with ordinary renewals. Seller has provided or otherwise made available to Acquiror true, correct, and complete copies of all insurance policies set forth on Schedule 3.15 of the Seller and Company Disclosure Schedules, together with all related policy schedules and loss runs for the past three (3) years, in respect of the Company and its Subsidiaries and, with respect to the Business, Seller.

Section 3.16           Real Property.

(a)            The Company and its Subsidiaries do not own, and in the past three (3) years have not owned, any real property.

(b)            Schedule 3.16(b) of the Seller and Company Disclosure Schedules sets forth (whether as lessee or lessor) a list of all leases of real property (each, a “Real Property Lease” and such real property, the “Leased Real Property”) to which the Company or any of its Subsidiaries is a party or by which it is bound. Except as set forth in Schedule 3.16(b) of the Seller and Company Disclosure Schedules, (a) as of the date of this Agreement, each Real Property Lease is in full force and effect and represents the legal, valid, and binding obligation of the Company or any such Subsidiary, as applicable, and, to the knowledge of the Company, represents the legal, valid and binding obligations of the other parties thereto (subject to the Remedies Exception), (b) none of the Company, any of its Subsidiaries or, as of the date of this Agreement and, to the knowledge of the Company, any other party thereto, is in material breach of, or material default under, any Real Property Lease, (c) as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice of material breach of or material default under any Real Property Lease, and (d) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Real Property Lease by the Company or any of its Subsidiaries (in each case, with or without notice or lapse of time or both). Except for Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through or under the Company or any of its Subsidiaries.

Section 3.17           Sufficiency of Assets.

(a)            Except as would not be material to the Company and its Subsidiaries, taken as a whole, the facilities, machinery, equipment, furniture, spare parts, office equipment, computer equipment, components, and hardware, improvements, fixtures, vehicles, structures, related capitalized items and other tangible property that are material to the Company and any of its Subsidiaries (the “Tangible Property”) are in each case in good operating condition and repair and are adequate for the uses to which they are being put, and none of such items is in need of maintenance or repairs except for (i) ordinary, routine maintenance and repairs that are not material in nature or cost and (ii) obsolete, damaged or defective items that have been written off or written down to fair market value or for which a reasonable reserve has been established. Immediately following the consummation of the Transaction the Company will have, good, valid and marketable title to (or a valid leasehold interest in) all of the Tangible Property, free and clear of any Liens (other than Permitted Liens), except as would not be material to the Company and its Subsidiaries, taken as a whole.

(b)            The Shared Assets, together with the services provided under the Transition Services Agreement, the Tangible Property, and the other Contracts, rights, assets and properties owned, leased, licensed or held for use by the Company and its Subsidiaries, collectively constitute all of the Contracts, assets, properties and rights necessary and sufficient for the conduct and operation of the business of the Company and its Subsidiaries in substantially the same manner as currently conducted as of the date of this Agreement.

(c)            Immediately after the Closing, the Company and its Subsidiaries (as applicable) will own, or have the right to use, all Tangible Property and all other Contracts, rights, assets and properties that are used in connection with the conduct and operation of the business of the Company and its Subsidiaries as currently conducted as of the date of this Agreement. From and after the Closing, no member of the Remaining Seller Group or any of their respective Affiliates (excluding the Company and its Subsidiaries) shall own any assets or properties which were primarily used in or held for use in, the business of the Company and its Subsidiaries as currently conducted or proposed to be conducted as of the date of this Agreement other than any Shared Asset disclosed on Schedule 3.17(b) of the Seller and Company Disclosure Schedules or any asset otherwise made available pursuant to the Transition Services Agreement.

Section 3.18           Environmental Matters. Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries (a) are, and for the past three (3) years have been, in compliance with all Environmental Laws and (b) hold, and are, and for the past three (3) years have been, in material compliance with, all material permits required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. As of the date of this Agreement, (a) there are no written claims or notices of violation pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging violations of or liability under any Environmental Law, except for any such claim or notice that would not be material to the Company and its Subsidiaries, taken as a whole; (b) neither the Company nor any of its Subsidiaries has handled, stored, disposed of, arranged for the transportation or disposal of, or Released any Hazardous Material in a manner that is in violation of Environmental Laws or that would otherwise be reasonably expected to give rise to any liabilities pursuant to any Environmental Law; (c) Seller has provided or otherwise made available to Acquiror (x) any and all material environmental reports, studies, plans, analyses, audits, records, data and site assessments in final form (or the most recent draft thereof if such document is not in final form) in its possession including those which are related to noncompliance of the Company or any Subsidiary with Environmental Laws or the environmental condition of the Real Property and (y) any and all related material written correspondence submitted by or on behalf of Seller to, or received from, any Governmental Authority or any other Person, relating to the Company, its Subsidiaries or the Real Property; and (d) Seller has not assumed, provided an indemnity for, or otherwise agreed to be responsible for the material liabilities of any other Person arising under Environmental Laws.

Section 3.19           Absence of Changes.

(a)            Since the Balance Sheet Date, there has not been any Material Adverse Effect with respect to the Company, any of its Subsidiaries, or the Business.

(b)            Except as expressly contemplated by this Agreement or in connection with or in preparation for the Transaction, or as set forth on Schedule 3.19(b) of the Seller and Company Disclosure Schedules, from the Balance Sheet Date through the date of this Agreement, (i) the Company and its Subsidiaries have, in all material respects, conducted their business and operated their properties in the ordinary course of business and consistent with past practices, (ii) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of their respective properties or assets, whether or not covered by insurance, and (iii) neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Acquiror’s consent pursuant to, Section 6.1 had the covenants therein applied since the Balance Sheet Date.

Section 3.20           Affiliate Agreements. Except (a) for any Company Benefit Plan (including any employment agreements entered into in the ordinary course of business by the Company or any of its Subsidiaries), (b) for Contracts between or among the Company and its Subsidiaries, (c) for Shared Contracts, (d) for Shared Services, and (e) as set forth on Schedule 3.20 of the Seller and Company Disclosure Schedules, no officer, director or Affiliate of the Company or any of its Subsidiaries is a party to any Contract or business arrangement with the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole (each such Contract or business arrangement (including the Shared Contracts to which the Company or any of its Subsidiaries is a direct party), an “Affiliate Agreement”).

Section 3.21           Intellectual Property.

(a)            Schedule 3.21(a) of the Seller and Company Disclosure Schedules contains a list of (i) each item of Registered Intellectual Property, identifying for each the nature and title of the item, owner of the item, jurisdictions in which each item is issued or registered, applicable registration or application numbers and dates, and the current status of the application or registration; (ii) each item of material Intellectual Property exclusively licensed to the Company or any Subsidiary; and (iii) each material unregistered Mark used by the Company or any Subsidiary.

(b)            Each item of Company Owned Intellectual Property is solely and exclusively owned by either the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. The Company (i) owns or possesses valid and enforceable rights to use all Intellectual Property rights necessary for the Company to operate its business in the manner currently conducted; and (ii) possesses legally enforceable rights to use the material Company Licensed Intellectual Property pursuant to a Contract. The Company Intellectual Property along with the Intellectual Property provided pursuant to the Transition Services Agreement constitutes all Intellectual Property necessary to conduct the business of the Company in the manner currently conducted.

(c)            Except as set forth in Schedule 3.21(c) of the Seller and Company Disclosure Schedules, within the past three (3) years, the Company has not (i) assigned or executed a Contract obligating the Company to assign or granted joint or partial ownership of any Company Owned Intellectual Property to any Person; (ii) granted or executed a Contract obligating the Company to grant to any Person any exclusive license of or exclusive right to use any material Company Owned Intellectual Property; (iii) other than the Contributors, permitted any Person to modify, improve or create derivative works of the Products; or (iv) permitted any material item of the Company Owned Intellectual Property to lapse, expire or enter the public domain other than in the ordinary course of business pursuant to the Company’s reasonable business judgment (including the expiration of Registered Company Intellectual Property at the end of its statutory term).

(d)            The Company is not party to any Action threatened in writing by a third party that alleges infringement, dilution, unauthorized use, violation or misappropriation of any Intellectual Property, or challenging the Company’s ownership or use of, any Company Intellectual Property. The operation of the business of the Company as it is currently conducted does not infringe, dilute, violate or misappropriate any Intellectual Property rights of any Person in any material respect. The Company has not received notice from any Person claiming that the operation of the business of the Company as it is currently conducted infringes, dilutes, violates, or misappropriates any Intellectual Property rights of any Person. No Action has been threatened in writing in the past three (3) years against the Company or any of its Subsidiaries by a third party alleging the infringement, misappropriation, violation or dilution of any third party Intellectual Property rights, including to challenge rights to, invalidate or cancel any registration for, or the right of the Company to use any, Registered Intellectual Property rights.

(e)            No third party is infringing, misappropriating, violating or diluting the Company Intellectual Property, or has, during the past three (3) years, infringed upon, diluted, violated or misappropriated any Intellectual Property in any material respect. No Action is pending or has been threatened in writing in the past three (3) years by the Company or any of its Subsidiaries against a third party alleging the infringement, misappropriation, violation or dilution of any Company Intellectual Property.

(f)            Schedule 3.21(f) of the Seller and Company Disclosure Schedules identifies: (i) each Contract pursuant to which the Company receives a right or license to access or otherwise use any Intellectual Property from any third party (other than licenses for COTS Software, non-disclosure agreements, Contributor invention assignment agreements and Contracts pursuant to which any license or right to use such Intellectual Property is incidental to, and not the primary commercial purpose of, the Contract); and (ii) each Contract pursuant to which the Company grants or licenses to or otherwise makes available any Company Owned Intellectual Property to any other Person (other than non-exclusive licenses granted in the ordinary course of business). No Action is pending or is being or has been threatened, nor has any claim or demand been made in writing, which challenges the legality, validity or enforceability of any such Contracts.

(g)            Except as set forth on Schedule 3.21(g) of the Seller and Company Disclosure Schedules, no Person, other than the Company Employees or third party contractors subject to contractual obligations of confidentiality that require such access for their employment or engagement by the Company, has any right to access or use any source code owned by the Company (including any source code included in the Products), and, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will this Agreement or transactions contemplated hereby, result in the disclosure or release of such source code by the Company or any of its Subsidiaries, escrow agent(s), or any other Person to any third party.

(h)            The Company and its Subsidiaries take and have during the past three (3) years taken actions reasonably necessary to protect, enforce and preserve the confidentiality of the trade secrets and otherwise safeguard and maintain the secrecy of, and confidential and proprietary nature of all Personal Information and Confidential Information (including, without limitation, all trade secrets, ideas, formulas, algorithms, and compositions) used by or on the Company’s behalf in the conduct of its business. Except as set forth in Schedule 3.21(h) of the Seller and Company Disclosure Schedules, there has been no material unauthorized use or disclosure of any trade secrets included in the Company Intellectual Property. The Company and its Subsidiaries (as applicable) have implemented and maintain a written information security plan that implements and monitors commercially reasonable administrative, technical, and physical safeguards designed to protect trade secrets, Personal Information and Confidential Information in the Company’s or such Subsidiary’s possession or control from unauthorized access, use, disclosure, acquisition, destruction, loss, alteration, or other misuse. All officers, employees, independent contractors, and consultants of the Company and its Subsidiaries who have had access to trade secrets or other Confidential Information of the Company or any of its Subsidiaries have executed and delivered to the Company a Contract pursuant to which such Persons are obligated to maintain the confidentiality of such trade secrets and other Confidential Information.

(i)            Except as set forth in Schedule 3.21(i) of the Seller and Company Disclosure Schedules, all material Company Owned Intellectual Property has been created, developed and invented solely by employees, consultants, or independent contractors or service providers of the Company or its Subsidiaries (each, a “Contributor”), within the course and scope of their employment or engagement, each of whom has executed and delivered to the Company Contracts pursuant to which such Contributors (i) assigned all of such Contributor’s right, title, and interest in such Intellectual Property rights to the Company, as well as all Intellectual Property relating to the business of the Company or arising from the services performed for the Company by such employees; (ii) to the extent required by applicable law, waived their non-assignable rights (including moral rights) in favor of the Company and its permitted assigns and licensees; and (iii) acknowledged that they retain no residual claim to such Intellectual Property. No party thereto is in material default or breach of any such agreements. Without limiting the foregoing, no Contributor owns or has claimed any right, title, or interest in or to any material Company Intellectual Property. Except as set forth on Schedule 3.21(i) of the Seller and Company Disclosure Schedules, the Company is the sole and exclusive owner of all material Intellectual Property developed for any customer and related to any Product and there are no agreements that impose restrictions on the Company’s ability to utilize or enforce such Intellectual Property in connection with such Product.

(j)            Except as set forth in Schedule 3.21(j) of the Seller and Company Disclosure Schedules, no Open Source Software was or is used in, incorporated into, integrated or bundled with any Product or other Software licensed or distributed by the Company or any of its Subsidiaries in a manner that would require (i) that the Company or any of its Subsidiaries grant a license under or refrain from asserting or enforcing any of their respective Patent rights; or (ii) any proprietary portion of the Products or other Software licensed or distributed by the Company or any of its Subsidiaries to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) be redistributable at no charge. The Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of any license or agreement for Open Source Software that is or has been used by the Company or any of its Subsidiaries or is otherwise contained in, incorporated into, linked or called by, distributed with, or otherwise used by any Product or other Software.

(k)            Except as set forth in Schedule 3.21(k) of the Seller and Company Disclosure Schedules and subject to obtaining all required consents in accordance with Section 3.3, the execution, delivery and performance by the Company of this Agreement and the other documents contemplated hereby and the consummation by the Company of the transactions contemplated hereby and thereby and the fulfillment by the Company of the terms hereof and thereof, do not and will not, directly or indirectly (with or without notice or lapse of time) (i) cause the Company or any of its Subsidiaries to be in breach, violation or default under any material license, sublicense, covenant not to assert Intellectual Property rights, or other material agreement relating to Intellectual Property rights or Products, nor terminate or modify or entitle any other Person to terminate or modify, any such material license, sublicense, covenant not to assert Intellectual Property rights, or agreement; (ii) limit in any material way the Company’s or any of its Subsidiaries’ ability to conduct its business or use or provide the use of Company Intellectual Property or any Intellectual Property of others; or (iii) result in the Company or any of its Subsidiaries being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses.

(l)            The Company IT Systems are reasonably sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted and have not in the past three (3) years, sustained any material malfunction or downtime which had an adverse impact to the business of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have inserted any disabling device, virus, worm, back door, Trojan horse or other disruptive or malicious code that may or are intended to impair or prevent its intended performance or otherwise permit unauthorized access to, delete, or damage any computer system, Software, network, or data (“Malicious Code”) in any Company IT Systems or any Product, and such Company IT Systems and Products do not contain any such Malicious Code. The Company IT Systems are consistent with industry standards and are reasonably sufficient for the immediate and presently anticipated needs of the Company’s business as presently conducted (including that of its Subsidiaries).

(m)           Schedule 3.21(m) of the Seller and Company Disclosure Schedules sets forth a list of each material Company AI Product. The Company (whether directly or indirectly through any of its Subsidiaries) owns or possesses the right to use all material outputs of AI Technologies in connection with the operation of the business of the Company and its Subsidiaries (as applicable) as currently conducted. For each Company AI Product that has been (A) developed or improved pursuant to any specifications provided by a customer or partner of the Company or any of its Subsidiaries; (B) developed or improved using any Training Data provided by a customer, partner or other third party; or (C) customized in any material respect for any customer or partner of the Company or any of its Subsidiaries, the Company (whether directly or indirectly through any of its Subsidiaries) owns, or has a valid and enforceable right to use, all Intellectual Property in and to any such developments, improvements or customizations; and there are no material restrictions on the Company’s or any of its Subsidiaries’ use or commercialization of such Company AI Product or on the Company’s or any of its Subsidiaries’ ability to enforce any Company Intellectual Property arising from or as a consequence of any of the foregoing.

(n)            Neither the Company nor any of its Subsidiaries uses, and to its knowledge, has not during the past three (3) years used, AI Technologies in its business, including in the development of any Company AI Products, to generate any technology or Intellectual Property rights which the Company (whether directly or indirectly through any of its Subsidiaries) intended to maintain as proprietary and has not included (i) any proprietary information (including any information which would constitute proprietary information in the absence of any such inclusion); or (ii) source code of the Company or any of its Subsidiaries (as applicable), in each case of (i) and (ii), in any prompts or inputs into any third party AI Technologies on terms that would allow such third party to utilize such prompts or inputs as Training Data. To the knowledge of the Company, the AI Technologies used by the Company or any of its Subsidiaries (A) do not violate, misappropriate or otherwise infringe any third party’s Intellectual Property rights; and (B) have not violated, misappropriated or otherwise infringed any third party’s Intellectual Property rights.

(o)            For any Training Data, to the knowledge of the Company, the Company (whether directly or through any of its Subsidiaries) has obtained all necessary rights for its collection and use, including valid and enforceable licenses, consents and permissions necessary for such collection and use, and no such license, consent or permission has been terminated, revoked, or rescinded, and each of the Company’s and its Subsidiaries’ use of such Training Data (as applicable) is in material compliance with all such terms, licenses, consents, or permissions.

(p)              No Governmental Authority has Intellectual Property rights in any Company Intellectual Property, except for: (i) limited commercial license rights established in a binding commercial license agreement, (ii) “Limited Rights” in technical data or “Restricted Rights” in computer software (as each term is defined in Federal Acquisition Regulation (“FAR”) 52.227-14 and Department of Defense FAR Supplement (“DFARS”) 252.227-7013 and 252.227-7014), or (iii) Small Business Innovation Research (“SBIR”) data rights in either technical data or computer software or other applicable equivalent data rights clauses prescribed by Law, including any applicable FAR supplements (collectively, “FAR Rights”). No subcontract issued by a prime contractor or subcontractor under a Government Contract grants rights in any of the Company Intellectual Property, except for the right to use, reproduce, display, practice or integrate the Company Intellectual Property in furtherance of such Government Contract (or the related prime contract with a Governmental Authority) and the right to grant to such Governmental Authority the necessary rights in technical data and computer software pursuant to the FAR Rights applicable to the Government Contract.

(q)              The Company and its Subsidiaries have marked Government Bid documents with notices and proprietary markings, prior to, or at the time of, submission to a Governmental Authority, if the documents include (i) the Company’s proprietary information and trade secrets that are material to the Company and that are entitled to such notices and markings or (ii) to the knowledge of the Company, the proprietary information and trade secrets of any other Person where the Company has an obligation to treat such proprietary information and trade secrets as confidential.

(r)              The Company and its Subsidiaries have complied in all material respects with each contractual obligation to timely disclose to the applicable Governmental Authority, timely file applications, and retain title to all subject inventions (as defined in applicable Governmental Authority regulations) when the subject invention is first conceived or reduced to practice under a Government Contract. The Company and its Subsidiaries have complied in all material respects with obligations in a Government Contract to file reports for such subject inventions as required by applicable Law or by Contract.

(s)              Regardless of whether the Company Intellectual Property was delivered to a Governmental Authority, the Company and its Subsidiaries have accounting systems capable of segregating underlying costs of development of Company Intellectual Property (i) developed with funding received from any Governmental Authority, (ii) developed exclusively at private expense, or (iii) developed with mixed funding. For any material Company Intellectual Property that is provided to a Governmental Authority in connection with any Government Contract or Government Bid, the Company and its Subsidiaries have accounted for development costs and funding sources to support any assertion of limited or restricted rights pursuant to a binding commercial license agreement or FAR Rights, and to the knowledge of the Company, no Governmental Authority has rejected any assertions of such rights in writing.

(t)              Neither the Company nor any of its Subsidiaries has received any written requests for information regarding, challenges to, or claims pertaining to, the Company or any Subsidiaries’ asserted restrictions on the use or disclosure of any Company Intellectual Property by any Governmental Authority.

Section 3.22             Permits. The Company and each of its Subsidiaries have all required governmental licenses, permits, certificates, approvals, franchises, grants, accreditations, registrations, easements, variances, exceptions, consents, billing and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole. The operation of the Company and its Subsidiaries as currently conducted is not, and has not been in the past three (3) years, in violation of, nor is the Company or any of its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except where such default or violation of such Permit, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole. There are no actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.23             Customers and Suppliers.

(a)              Schedule 3.23(a) of the Seller and Company Disclosure Schedules sets forth a true and complete list of the ten (10) largest customers of the Company and its Subsidiaries (on a consolidated basis) as measured by revenue recognized by the Company and its Subsidiaries during each of (i) the calendar year ended December 31, 2025, and (ii) the period from January 1, 2026 through the Balance Sheet Date (such customers described in the foregoing clause (i) and (ii), the “Material Customers”), along with the applicable revenue recognized for each such Material Customer during such time period. The relationships between the Company and its Subsidiaries and each Material Customer are good commercial working relationships in all material respects and, the fiscal year ended December 31, 2025, to the knowledge of the Company, there has not been any material adverse change in the business relationship of the Company with any of its Material Customers. Since December 31, 2025, no Material Customer (a) has canceled or otherwise terminated or, to the knowledge of the Company, threatened in writing cancel or otherwise terminate any material Contract to which such Material Customer is a party with the Company or any of its Subsidiaries; or (b) has materially altered, limited, decreased, or otherwise adversely changed (including any reduction in the rate or amount of sales or purchases or increase in the prices charged or paid, as the case may be, but excluding any such change or reduction expressly contemplated by the applicable Contract) the terms and conditions for or the actual purchase of goods or services from the Company or such Subsidiary. The Company is not currently involved in any material Action or any other material claim, dispute, or controversy in writing with respect to any Material Customer.

(b)              Schedule 3.23(b) of the Seller and Company Disclosure Schedules sets forth a true and complete list of the ten (10) largest suppliers of goods and services to the Company and its Subsidiaries (on a consolidated basis) as measured by amounts actually paid by the Company and its Subsidiaries during each of (i) the calendar year ended December 31, 2025, and (ii) the period from January 1, 2026 through the Balance Sheet Date (such suppliers described in the foregoing clause (i) and (ii), the “Material Suppliers”), along with the applicable amount paid to each such Material Supplier during such time period. The relationships between the Company and its Subsidiaries and each of its Material Suppliers are good commercial working relationships in all material respects and, since the fiscal year ended December 31, 2025, to the knowledge of the Company, there has not been any material adverse change in the business relationship of the Company with any of its Material Suppliers. Since December 31, 2025, no Material Supplier (a) has canceled or otherwise terminated or, to the knowledge of the Company, threatened in writing to cancel or otherwise terminate any Contract to which such Material Supplier is a party with the Company or any of its Subsidiaries; or (b) has materially altered, limited, decreased, or otherwise adversely changed (including any reduction in the rate or amount of sales or purchases or increase in the prices charged or paid, as the case may be, but excluding any such change or reduction expressly contemplated by the applicable Contract) the terms and conditions for or the actual sale or provision of goods or services to the Company or such Subsidiary. The Company is not currently involved in any material Action or any other material claim, dispute, or controversy in writing with respect to any Material Supplier.

Section 3.24             Privacy and Security.

(a)              Except as would not reasonably be expected to materially adversely affect the operation of the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and in the past three (3) years, have been, in compliance with: (i) applicable Privacy Laws; (ii) externally published policies relating to the Company’s processing of Personal Information; and (iii) terms of any agreements to which the Company is bound relating to the processing of Personal Information by the Company or its Subsidiaries.

(b)              Except as has not had and would not reasonably be expected to materially adversely affect the operation of the business of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries implement and maintain commercially reasonable safeguards designed to protect Personal Information stored in its information technology systems as required by applicable Privacy Laws.

(c)              Within the past three (3) years, the Company and its Subsidiaries have not: (i) to the knowledge of the Company, suffered any material breaches, violations, outages or unauthorized uses of or accesses to Personal Information maintained by the Company that would require notification of individuals, law enforcement, or any Governmental Authority under any applicable Privacy Law; or (ii) received any written notification from any Governmental Authority that, to the knowledge of the Company, alleges a violation of Privacy Law.

(d)              Except as would not reasonably be expected to materially adversely affect the operation of the business of the Company and its Subsidiaries, in the past three (3) years, the Company and its Subsidiaries have not been the subject of any inquiry, investigation, audit, enforcement action, or proceeding by any Governmental Authority (including, without limitation, any data protection authority, the Federal Trade Commission, any state attorney general, or any foreign supervisory authority relating to the collection, use, storage, processing, disclosure, transfer, or security of Personal Information, or any actual or alleged violation of any Privacy Laws.

(e)              There are no outstanding orders, decrees, consent agreements, or settlement agreements with any Governmental Authority that impose material obligations on the Company or any of its Subsidiaries with respect to their data privacy, data protection, or data security practices.

Section 3.25             International Trade and Anti-Corruption Matters.

(a)              Since August 1, 2022, none of the Company or its Subsidiaries or any of their respective officers or directors, nor, to the knowledge of the Company, any employee, agent or other third-party representative (when acting on behalf of the Company or its Subsidiaries): (i) has been a Sanctioned Person; (ii) has engaged in any direct or knowingly indirect dealings or transactions with or for the benefit of any Sanctioned Person or Sanctioned Country (iii) has maintained employees or assets of any kind in a Sanctioned Country; or (iv) otherwise been in violation of applicable Sanctions Laws.

(b)              Since August 1, 2022, none of the Company or its Subsidiaries or any of their respective officers or directors, nor, to the knowledge of the Company, any employee, agent or other third-party representative (when acting on behalf of the Company or its Subsidiaries) has imported, exported (including deemed exportation), re-exported or transferred, directly or indirectly, any goods, technology or services in violation of any applicable International Trade Laws and Regulations. The Company and each Subsidiary has implemented a compliance program and maintains internal controls designed to comply with International Trade Laws and Regulations.

(c)              Each of the products produced, purchased or sold by the Company or any Subsidiary since August 1, 2022 have been accurately and appropriately classified in compliance with all applicable International Trade Laws and Regulations. The Company and the Subsidiaries have prepared, timely applied for and obtained all import and export licenses required in accordance with International Trade Laws and Regulations for the conduct of the business of the Company or the Subsidiaries. The Company and the Subsidiaries have operated in material compliance with all laws governing importation duties, tariffs, penalties, interest and obligations related to the import of such products.

(d)              For the past three (3) years, none of the Company or its Subsidiaries or any of their respective officers or directors, nor to the knowledge of the Company, employees, agents or other third-party representative (when acting on behalf of the Company or its Subsidiaries), has corruptly given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any Person, including any Government Official in violation of any applicable Anti-Corruption Laws.

(e)              For the past three (3) years, the Company and its Subsidiaries have conducted their businesses in material compliance with all applicable Anti-Money Laundering Laws, including all applicable requirements relating to customer identification, suspicious activity reporting, currency transaction reporting, and recordkeeping.

(f)              For the past three (3) years, the Company and its Subsidiaries have maintained policies and procedures reasonably designed to promote compliance with applicable Anti-Corruption Laws and Anti-Money Laundering Laws. During the past three (3) years, none of the Company or its Subsidiaries has received any written report, and has not conducted or initiated any internal investigation, relating to any actual or suspected violation of applicable Anti-Corruption Laws or Anti-Money Laundering Laws.

(g)              Since August 1, 2022, none of the Company or any of its Subsidiaries or any has been convicted of violating any Anti-Corruption Law, Anti-Money Laundering Law, International Trade Law and Regulations or any applicable Sanctions Law; nor to the knowledge of the Company, been the subject of any investigation or proceeding by a Governmental Authority for any potential violation of any Anti-Corruption Law, Anti-Money Laundering Law, International Trade Laws and Regulations or any applicable Sanctions Law, as applicable; or except as set forth in Schedule 3.25(g) of the Seller and Company Disclosure Schedules, received from any Governmental Authority any notice or inquiry or made any voluntary or involuntary disclosure to a Governmental Authority, in each case concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws, Anti-Money Laundering Laws, International Trade Laws and Regulations or any applicable Sanctions Law.

Section 3.26             Government Contracts.

(a)              With respect to each Government Contract and Government Bid in the past three (3) years, except as would not be material to the Company and its Subsidiaries, taken as a whole:

(i)               The material representations, certifications, and warranties made by the Company or any of its Subsidiaries with respect to the Government Contracts and Government Bids were accurate in all material respects as of their effective date, have been updated as required, and the Company and its Subsidiaries have complied in all material aspects with such representations and certifications, including any requirement to update such representations and certifications.

(ii)              Neither the Company nor any of its Subsidiaries nor any of their respective “Principals” (as defined in FAR 2.101) or, to the knowledge of the Company, any of their employees, agents, consultants, or subcontractors, have been suspended, debarred, proposed for suspension or debarment, or declared ineligible or determined non-responsible from holding, performing or bidding or participating in the award of any Government Contract, or received a negative determination of responsibility for any Government Contract or Government Bid.

(iii)             Neither the Company nor any of its Subsidiaries, or their respective officers, directors, or employees, has materially breached or violated any Law, regulation, clause, provision, or other requirement incorporated by reference or by operation of Law, pertaining to any Government Contract or Government Bid.

(iv)             Neither the Company nor any of its Subsidiaries, and to the knowledge of the Company, any of their respective officers, directors, or employees of the foregoing, has been audited or under administrative, civil, or criminal investigation, indictment, or criminal information by any Governmental Authority with respect to any Government Contract, other than routine audits and investigations in the ordinary course of business. Neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation with respect to any alleged or actual irregularity, misstatement, omission, fraud or price mischarging, or other violation of applicable Law arising under or relating to a Government Contract or Government Bid, or has made or is aware of any circumstances that would reasonably require it to make any mandatory or voluntary disclosure to any Government Authority with respect to any alleged irregularity, misstatement, omission, fraud or price mischarging, or other violation of applicable Law, arising under or relating to a Government Contract.

(v)              Neither the applicable Governmental Authority nor any prime contractor or subcontractor has notified the Company or any of its Subsidiaries of an alleged material violation or breach of any Law, regulation, representation, certification, disclosure obligation or contract term, condition, clause, provision or specification with respect to any Government Contract, or has initiated any dispute proceedings or asserted any claim against the Company or any of its Subsidiaries alleging any material violation or breach of any Law, regulation, representation, certification, disclosure obligation or contract term, condition, clause, provision or specification with respect to any Government Contract, nor, to the knowledge of the Company or any of its Subsidiaries, are any such disputes or claims reasonably expected or threatened.

(vi)              Neither the Company nor any of its Subsidiaries has received any small business set aside contract or other order or contract requiring small business or other preferred bidder status.

(vii)          Neither the Company or any of its Subsidiaries has assigned or otherwise conveyed or transferred, or agreed to assign or otherwise convey or transfer, to any Person (except the Company or another Subsidiary) any Government Contract or any account receivable relating thereto, whether as a security interest or otherwise.

(viii)         Neither the Company nor any of its Subsidiaries has any material claims, disputes, or requests for equitable adjustment related to a Government Contract, and, to the knowledge of the Company and its Subsidiaries, there are no facts that are reasonably expected to result in any such claims, disputes or requests for equitable adjustment.

(ix)             Neither the Company nor any of its Subsidiaries have received any notice, and to the knowledge of the Company or any of its Subsidiaries, there are no pending or threatened notices of a termination for convenience, notice of termination for default, cure notice, letter of concern, show cause notice, Contracting Officer claim, stop work order, or similar notice pertaining to any Government Contract, or that any Governmental Authority, prime contractor, or higher-tier subcontractor has made or has threatened to make a material modification, including but not limited to, a material reduction in sales or purchases, or has refrained from exercising options thereunder.

(x)              Neither the Company nor any of its Subsidiaries has received a rating from a Governmental Authority below “satisfactory” in connection with any contractor performance assessment report or similar evaluation of past performance.

(xi)             Neither the Company nor any of its Subsidiaries are performing at-risk under a Government Contract or for a prospective Government Contract where, for the avoidance of doubt, “performing at-risk” means incurring direct costs at the risk of the Company or any of its Subsidiaries prior to (or in anticipation of), and without obligation of, funding under a Government Contract.

(xii)             No material cost incurred by the Company or any of its Subsidiaries pertaining to any Government Contract (i) is currently being questioned or challenged by the U.S. Government, any Governmental Authority, or any other Person, (ii) has been disallowed by any Governmental Authority, or (iii) has been, and neither the Company nor any of its Subsidiaries are, the subject of any investigation and no material amount of money due to the Company or any of its Subsidiaries under any Government Contract or Government Bid has been withheld or set off, nor has any material claim been made to withhold or set off money.

(xiii)          No Government Contract has, or is currently projected to have, costs incurred that exceed the Government Contract or order price, or in the case of flexibly priced (as defined in FAR 52.230-6) or cost reimbursement contracts, costs incurred in excess of the ceiling price or funded amount of the Government Contract or order, with the exception of temporary situations of excess costs due to incremental funding gaps in the ordinary course of business and for which the Company or any of its Subsidiaries will be fully reimbursed. Neither the Company nor any of its Subsidiaries are subject to any forward pricing rate agreements, as prescribed in FAR Subpart 42.17.

(b)              In the past twelve (12) months, neither the Company nor any of its Subsidiaries have received notice that any Government Contract or Government Bid is the subject of any ongoing bid or award protest proceedings, nor are any such bid or award protest proceedings currently ongoing related to any Government Contract or Government Bid.

(c)              In the past three (3) years, neither the Company nor any of its Subsidiaries has experienced any breach of data security or cybersecurity, whether physical or electronic, related to any Government Contract. The Company and its Subsidiaries have all necessary data security, cybersecurity and physical security systems and procedures in place to meet the requirements contained in the applicable Government Contracts and by Law, including but not limited to, all FAR and FAR Supplement requirements regarding cybersecurity and safeguarding information, including those pertaining to the Cybersecurity Maturity Model Certification (CMMC) framework, NIST SP 800-171 DoD Assessment Requirements, and DFARS 252.204-7012, Safeguarding Covered Defense Information and Cyber Incident Reporting. All material facts set forth in or acknowledged by, and any representations or certifications made or submitted by or on behalf of the Company or any of its Subsidiaries in compliance with DFARS 252.204-7012 and DFARS 252.204-7008, Compliance with Safeguarding Covered Defense Information Controls, were true and accurate at the time of submission.

(d)              In the past three (3) years, all personnel who performed or are currently performing under any Government Contract, or are listed in any Government Bid, met or meet all express qualification requirements for the labor categories under which they have been charged, are being charged, or are set forth in the applicable solicitation. Neither the Company nor any of its Subsidiaries, or their respective employees, officers, or agents, have replaced any personnel performing a Government Contract without obtaining all required approvals from the applicable Governmental Authority and any other party whose consent is required for replacement of personnel.

(e)              In the past three (3) years, neither the Company nor any of its Subsidiaries has violated any timekeeping/time recordation requirements applicable to each Government Contract, including but not limited to all requirements of FAR 52.222-41 and FAR 52.222-43, and no knowledge of any facts or circumstances would reasonably be expected to result in an investigation by any Governmental Authority based upon the Company’s failure to comply with such applicable timekeeping/time recordation requirements.

(f)              In the past three (3) years, the Company and its Subsidiaries have been in compliance in all material respects with 18 U.S.C. Section 207 and implementing regulations governing post-employment conflict of interest restrictions applicable to Company employees formerly employed by a Governmental Authority.

(g)              The Company and its Subsidiaries are in compliance with the requirements of section 889(a)(1)(B) of the John S. McCain National Defense Authorization Act (NDAA) for Fiscal Year (FY) 2019. In the past three (3) years, all of the Company and its Subsidiaries’ representations or certifications regarding their compliance with FAR 52.204-24, Representation Regarding Certain Telecommunications and Video Surveillance Services or Equipment, FAR 52.204-25, Prohibition on Contracting for Certain Telecommunications and Video Surveillance Services or Equipment, FAR 52.204-27 Prohibition on a ByteDance Covered Application, DFARS 252.204-7016 Covered Defense Telecommunications Equipment or Services, and DFARS 252.204-7017, Prohibition on the Acquisition of Covered Defense Telecommunications Equipment or Services, were true and accurate at the time of submission and the Company and its Subsidiaries have complied in all material aspects with such representations and certifications.

(h)              In the past three (3) years, neither the Company nor any of its Subsidiaries has performed activities under Government Contracts, and no Company or Subsidiary has had other relationships with any other person that would reasonably be expected to result in an “organizational conflict of interest” as defined in Subpart 9.5 of the FAR and agency supplements thereto.

(i)              The Company and its Subsidiaries maintain all required facility security clearances (“FCL’s”) and personnel security clearances, which are valid and in full force and effect and are required in the performance of the Government Contracts that require the safeguarding of, and access to, classified information under the National Industrial Security Program Operation Manual (“NISPOM”), codified at 32 C.F.R. Part 117. In the past three (3) years, neither the Company nor any of its Subsidiaries has received from a Governmental Authority written notice of and, to the knowledge of the Company, there is no, proposed or threatened, termination of any facility or personnel security clearance. Each FCL and national industrial security authorization and accreditation held by the Company and its Subsidiaries (i) hold at least a “satisfactory” rating from the DCSA or other cognizant security authority with respect to the NISPOM and any other U.S. national industrial security requirements that may apply to each FCL or national industrial security authorization or accreditation, or (ii) if a DCSA evaluation has not been conducted, affirms that (A) security self-assessments have been conducted annually at each FCL, and (B) no material findings were uncovered or otherwise that any such material findings were duly reported in each case in a briefing to the appropriate “key management personnel” and satisfactorily mitigated. In the past three (3) years, neither the Company nor any of its Subsidiaries have violated its policies or applicable Laws or regulations relating to the safeguarding of, and access to, classified information, COMSEC information or materials, and Controlled Cryptographic Information such that the Company or any of its Subsidiaries has reported such violations to the appropriate Governmental Authority and contracting parties, as required by any Government Contracts or any Law relating to the safeguarding of, and access to, classified information.

Section 3.27             Bank Accounts. Schedule 3.27 of the Seller and Company Disclosure Schedules sets forth (a) a list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and each of its Subsidiaries, including the name and address of each bank branch and (b) the names of all Persons holding general or special powers of attorney from the Company or any such Subsidiary and a summary statement of the terms thereof.

Section 3.28             Accounts Receivable. Schedule 3.28 of the Seller and Company Disclosure Schedules provides an accurate and complete breakdown and aging of all accounts and notes receivable of the Company and each of its Subsidiaries as of the Balance Sheet Date. The accounts and notes receivable and other receivables appearing on the latest balance sheet included in the Interim Financial Statements and those accounts and notes receivable that have arisen since the Balance Sheet Date and have not yet been collected represent valid, actual, bona fide obligations owing to the Company or any of its Subsidiaries (as applicable), subject to any reserve for doubtful accounts appearing on the latest balance sheet included in the Interim Financial Statements or the Estimated Closing Statement. Except as has been reserved against in the latest balance sheet included in the Interim Financial Statements, to the Company’s knowledge, there is no dispute with respect to the amount or validity of any receivables of the Company or any of its Subsidiaries.

Section 3.29             No Additional Representations and Warranties; Non-Reliance.

(a)              EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS ARTICLE III AND ARTICLE IV (AS QUALIFIED BY THE SCHEDULES) AND IN THE ANCILLARY AGREEMENTS, NEITHER THE COMPANY, SELLER NOR ANY OTHER SELLER PARTY HAS MADE, OR IS MAKING, ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, RELATING TO OR WITH RESPECT TO THIS AGREEMENT OR THE TRANSACTION TO ANY PERSON. EXCEPT IN THE CASE OF FRAUD, SELLER AND THE COMPANY EXPRESSLY DISCLAIM, ON BEHALF OF THEMSELVES AND ALL SELLER PARTIES, ANY AND ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, RELATING OR WITH RESPECT TO ANY FINANCIAL INFORMATION OR PROJECTIONS, FORECASTS OR BUDGETS OR ANY OTHER DOCUMENT OR INFORMATION MADE AVAILABLE TO ACQUIROR OR ANY OTHER PERSON (INCLUDING INFORMATION IN THE DATA ROOM OR PROVIDED IN ANY FORMAL OR INFORMAL MANAGEMENT PRESENTATION OR OTHERWISE), EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE IN THIS ARTICLE III AND ARTICLE IV (AS QUALIFIED BY THE SCHEDULES). EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS ARTICLE III AND ARTICLE IV (AS QUALIFIED BY THE SCHEDULES), SELLER AND THE COMPANY MAKE NO OTHER REPRESENTATIONS OR WARRANTIES TO ACQUIROR OR ANY OTHER PERSON, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE.

(b)              The Company and each of its Subsidiaries acknowledge and agree that neither Acquiror nor any other Person has made, and neither the Company nor any of its Subsidiaries are relying on, any representation or warranty as to Acquiror or any of its Affiliates, except as expressly set forth in this Agreement or any Ancillary Agreement, and that neither the Company nor any of its Subsidiaries will have any right or remedy rising out of any representation, warranty or other statement not expressly set out in this Agreement or such Ancillary Agreement.

Article IV.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller and Company Disclosure Schedules, Seller hereby represents and warrants to Acquiror as follows:

Section 4.1               Organization. Seller has been duly organized and is validly existing as a private limited company in good standing under the Laws of England and Wales and has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted.

Section 4.2               Due Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation by Seller of the Transaction have been duly and validly authorized and approved by all necessary corporate action on the part of Seller, and no other proceeding on the part of Seller is necessary to authorize this Agreement or the Transaction. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.

Section 4.3               Title to the Company Shares. As of the date hereof, Seller is the sole legal and beneficial owner of record of, and has good and valid title to, the Company Shares free and clear of all Liens (other than (x) those arising pursuant to applicable securities Laws, (y) those created by Acquiror, or (z) Liens granted pursuant to the Seller Credit Facility (which will be released at or prior to the Closing). As of immediately prior to the Closing, Seller will be the sole legal and beneficial owner of record of, and have good and valid title to, the Company Shares free and clear of all Liens (other than those arising pursuant to applicable securities Laws or those created by Acquiror).

Section 4.4             No Conflict. Subject to the receipt of the consents, clearances, approvals, authorizations, waiting period expirations or terminations and other requirements set forth in Section 4.5 or on Schedule 4.5 of the Seller and Company Disclosure Schedules, the execution and delivery of this Agreement by Seller and the consummation of the Transaction do not and will not violate any provision of, or result in the breach of, any applicable Law, the Governing Documents of Seller, or any Material Contract to which Seller is a party, or terminate or result in the right to terminate any Material Contract, or result in the creation of any Lien upon any of the properties or assets of Seller, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien (other than Permitted Liens) or result in a violation or revocation of any required license, permit or approval from any Governmental Authority, and except, in each case of the foregoing, where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent or Lien is addressed pursuant to the Transition Services Agreement, or except to the extent that the occurrence of any of the foregoing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations pursuant to this Agreement.

Section 4.5             Governmental Authorities; Consents. Assuming the representations and warranties of Acquiror contained in this Agreement are true and correct and except as may result from any facts or circumstances relating solely to Acquiror or any of its Affiliates, no consent, clearance, approval, waiting period expiration or termination or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Seller with respect to Seller’s execution or delivery of this Agreement or the consummation of the Transaction, except for (a) applicable requirements of the HSR Act, (b) applicable requirements of the ITAR Notification, (c) any consents, clearances, waiting period expirations or terminations, approvals, authorizations, designations, declarations or filings, the absence of which would not be material to Seller, (d) compliance with any applicable securities laws, and (e) as otherwise disclosed on Schedule 4.5 of the Seller and Company Disclosure Schedules.

Section 4.6             Litigation and Proceedings. As of the date hereof, (a) there are no Actions pending or, to the knowledge of Seller, threatened in writing against Seller and (b) there is no unsatisfied judgment or any open injunction binding upon Seller, in each case of clauses (a) and (b), that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations pursuant to this Agreement.

Section 4.7             Brokers’ Fees. Except as set forth on Schedule 4.7 of the Seller and Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission for which Acquiror, the Company or any of its Subsidiaries would be liable after the Closing in connection with the Transaction based upon arrangements made on behalf of Seller, Seller Parent, or any of their respective Affiliates.

Section 4.8             No Additional Representations and Warranties; Non-Reliance. Except for the representations and warranties contained in Article III and Article IV of this Agreement and in the Ancillary Agreements, neither Seller nor any of its Affiliates has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, the Company, or any Subsidiary of the Company. Seller and Seller Parent acknowledge and agree that neither Acquiror nor any other Person has made, and neither Seller nor Seller Parent, nor any of their respective Affiliates are relying on, any representation or warranty as to Acquiror or any of its Affiliates, except as expressly set forth in this Agreement or any Ancillary Agreement, and that neither Seller nor Seller Parent, nor any of their respective Affiliates will have any right or remedy rising out of any representation, warranty or other statement not expressly set out in this Agreement or such Ancillary Agreement.

Article V.

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as set forth in the Acquiror Disclosure Schedules, Acquiror represents and warrants to the Company and Seller as follows:

Section 5.1             Organization. Acquiror has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. Acquiror is duly licensed or qualified and in good standing as a foreign entity in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed, qualified or in good standing, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror to perform its obligations pursuant to this Agreement or any Ancillary Agreement or to consummate the Transaction in a timely manner (an “Acquiror Material Adverse Effect”).

Section 5.2             Due Authorization. Acquiror has all requisite power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation by Acquiror of the Transaction have been duly and validly authorized and approved by all necessary corporate action on the part of Acquiror, and no other corporate proceeding on the part of Acquiror is necessary to authorize this Agreement or the Transaction. This Agreement has been duly and validly executed and delivered by Acquiror and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties, this Agreement constitutes a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, subject to the Remedies Exception.

Section 5.3             No Conflict. Except as set forth on Schedule 5.3 of the Acquiror Disclosure Schedules, the execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the Transaction do not and will not violate any provision of, or result in the breach of (a) the Governing Documents of Acquiror, (b) any applicable Law, or (c) any Contract to which Acquiror is a party or by which Acquiror may be bound, or terminate or result in the right to terminate any such Contract, or result in the creation of any Lien upon any of the properties or assets of Acquiror (other than Permitted Liens) or constitute an event which, after notice or lapse of time or both, would reasonably be expected to result in any such violation, breach, termination or creation of a Lien (other than a Permitted Lien), except to the extent that the occurrence of the foregoing would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.4             Litigation and Proceedings. As of the date hereof, (a) there are no Actions pending or, to the knowledge of Acquiror, threatened in writing against Acquiror or any of its Affiliates and (b) there is no unsatisfied judgment or any open injunction binding upon Acquiror or any of its Affiliates, in each case of clauses (a) and (b), that would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.5             Governmental Authorities; Consents. Assuming the representations and warranties of the Company contained in this Agreement are true and correct and except as may result from any facts or circumstances relating solely to Seller or any of its Affiliates (other than the Company and its Subsidiaries), no consent, clearance, approval, waiting period expiration or termination or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror with respect to Acquiror’s execution or delivery of this Agreement or the consummation of the Transaction, except for (a) applicable requirements of the HSR Act, (b) applicable requirements of the ITAR Notification, (c) any consents, clearances, waiting period expirations or terminations, approvals, authorizations, designations, declarations or filings, the absence of which would not have an Acquiror Material Adverse Effect, (d) compliance with any applicable securities laws, and (e) as otherwise disclosed on Schedule 5.5 of the Acquiror Disclosure Schedules.

Section 5.6             Financial Ability. Acquiror has, and will have as of immediately prior to the Closing, sufficient cash on hand or other sources of immediately available funds to satisfy all of its obligations under this Agreement as and when they become due, including the payment of the Estimated Purchase Price and the other payments contemplated by Section 2.4 and the payment of any and all fees and expenses required to be paid at the Closing by Acquiror in connection with the Transaction. The obligations of Acquiror under this Agreement are not subject to any conditions or contingencies regarding Acquiror’s, its Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the Transaction or otherwise.

Section 5.7             Brokers’ Fees. Except for the fees described on Schedule 5.7 of the Acquiror Disclosure Schedules (which fees shall be the sole responsibility of Acquiror), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transaction based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.8             Solvency. Acquiror is not entering into this Agreement or the Transaction with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and after giving effect to the Stock Purchase, at and immediately after the Closing, each of Acquiror, the Company and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

Section 5.9             No Foreign Person. Acquiror is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the DPA. Further, none of Acquiror or its Subsidiaries is (a) controlled by a “foreign person,” as defined in the DPA; or (b) subject to or under “foreign ownership, control, or influence” within the meaning of 32 C.F.R. § 117.3 or § 117.11.

Section 5.10             Investment Intent. Acquiror acknowledges that neither the offer nor the sale of the Company Shares has been registered under the Securities Act or under any state or foreign securities laws. Acquiror is acquiring the Company Shares for its own account and not for sale in connection with any distribution (within the meaning of the Securities Act) thereof in violation of applicable securities Laws.

Section 5.11             No Additional Representations and Warranties; Non-Reliance. Except for the representations and warranties contained in Article V of this Agreement and in the Ancillary Agreements, neither Acquiror nor any Affiliate thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Acquiror. Acquiror acknowledges and agrees that none of Seller, the Company, or any Subsidiary of the Company have made, and neither Acquiror nor any Affiliate thereof is relying on, any representation or warranty as to Seller, the Company, or any of the Company’s Subsidiaries except as expressly set forth in this Agreement or any Ancillary Agreement, and that neither Acquiror nor any Affiliate thereof will have any right or remedy rising out of any representation, warranty or other statement not expressly set out in this Agreement or such Ancillary Agreement.

Article VI.

COVENANTS OF the SELLER PARTIES

Section 6.1             Conduct of Business. From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), except (i) as contemplated by this Agreement (including in connection with Section 6.10), (ii) as set forth on Schedule 6.1, (iii) as required by applicable Law, or (iv) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Seller shall, and shall cause the Company and its Subsidiaries to, comply with the following:

(a)            the Company shall, and shall cause each Subsidiary to use its commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practices and use its commercially reasonable efforts to: (i) maintain its legal existence; (ii) maintain in effect all of its foreign, federal, state and local Authorizations; and (iii) in the ordinary course of business consistent with past practices, maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it; and

(b)            the Company shall not, Seller shall not permit the Company to, and Seller and the Company shall not permit any Subsidiary of the Company to, do any of the following:

(i)              materially amend or modify the Governing Documents of the Company or any of its Subsidiaries;

(ii)            split, combine or reclassify any Equity Interests of the Company or any of its Subsidiaries or declare, set aside or pay any non-cash dividend or other distribution of any capital stock or Equity Interests, property or assets, or any combination thereof in respect of the Equity Interests of the Company or any of its Subsidiaries;

(iii)            issue, sell, pledge, dispose of, grant, transfer, redeem, make any distribution with respect to, or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries or any options, warrants, convertible or exchangeable securities or other rights to acquire Equity Interests of the Company or any of its Subsidiaries (other than Liens granted pursuant to the Seller Credit Facility (which will be released at or prior to the Closing));

(iv)           incur any indebtedness for borrowed money, other than (A) pursuant to the Seller Credit Facility (so long as the Company and its Subsidiaries are released from any obligations with respect thereto at or prior to Closing) or (B) in the ordinary course of business and consistent with reasonable past practices (so long as the Company and its Subsidiaries are released from any obligations with respect thereto at or prior to Closing);

(v)            make any material capital expenditures, except capital expenditures in the ordinary course of business and consistent with past practices or as expressly contemplated by the Company’s current operating budget or similar board-approved plans;

(vi)           except to the extent expressly permitted by this Agreement, or required by applicable Law or required by the existing terms of any Company Benefit Plan or any Seller Benefit Plan set forth on Schedule 3.11(a) of the Seller and Company Disclosure Schedules: (i) increase the amount of, or accelerate the vesting or payment of, any bonus, salary or other compensation or benefit payable (A) to any current or former Company Service Provider having an annual base compensation in excess of $175,000 and (B) to any current or former Company Service Provider having an annual base compensation equal to or less than $175,000, except in the ordinary course of business and consistent with past practices; (ii) grant any new compensation or benefit to any current or former Company Service Provider (except in the ordinary course of business and consistent with past practices); or (iii) adopt, establish, materially amend, or terminate, or materially increase the payments or benefits under any Company Benefit Plan (or any other compensatory or employee benefit plan, policy, program, agreement, contract or arrangement that would be an Company Benefit Plan if in effect on the date hereof), except for the adoption of or changes to welfare plans in the ordinary course of business and consistent with past practices;

(vii)          hire, engage, or terminate, (other than for cause) any Company Service Provider (excluding terminations of Exited Employees) whose base annual compensation is in excess of $175,000;

(viii)         negotiate, enter into, modify, extend or terminate any Labor Contract, or recognize or certify any Union or group of employees as the bargaining representative of any Company Employees;

(ix)            implement or announce (A) any furlough, layoff or involuntary reduction of hours of fifty percent (50%) or (B) any mass layoffs, plant closings, or other actions that the trigger notice requirements under any applicable WARN Act;

(x)             waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any current or former Company Service Provider;

(xi)            transfer any Company Service Provider (other than an Exited Employee) to another entity within the Remaining Seller Group or transfer any employee or other individual service provider of any entity within the Remaining Seller Group to the Company or any of its Subsidiaries;

(xii)           except as expressly disclosed on Schedule 6.1(b)(xii) of the Seller and Company Disclosure Schedules, pay bonuses related to the Transactions

(xiii)          acquire by merger or consolidation, or merge or consolidate with, or purchase, lease, license, or dispose of all or a material portion of the assets of, or a material portion of any equity securities of, any corporation, partnership or other business organization or division thereof, in each case, other than acquisitions of inventory, equipment, personal property, raw materials and other property in the ordinary course of business and consistent with past practices;

(xiv)          make any material loans or material advances to any Person (other than Seller, the Company and any Subsidiary of the Company) except for (i) advances to Company Service Providers in the ordinary course of business and consistent with past practices and (ii) deferred payment terms given to customers of the Company or any of its Subsidiaries in the ordinary course of business and consistent with past practices;

(xv)          except (i) in the ordinary course of business consistent with past practice or (ii) in respect of deducting or capitalizing research and experimental expenditures under Sections 59(e), 174A or 174 of the Code, make or change any material Tax election, adopt or change any material Tax accounting method, or settle or compromise any audit, examination or other Tax proceeding with respect to material amounts of Taxes;

(xvi)         sell, pledge, dispose of, transfer, lease, license, guarantee, subject to a Lien or otherwise encumber any material property or material assets of the Company or any of its Subsidiaries, except for (i) Permitted Liens or (ii) the sale, license, or purchase of goods in the ordinary course of business and consistent with past practices;

(xvii)         pay, discharge, settle, or satisfy any pending or threatened Action for amounts in excess of $250,000 individually and $500,000 in the aggregate, other than settlements that only involve the payment of money damages that will be fully paid, discharged, settled, and satisfied prior to the Calculation Time;

(xviii)       adopt or enter into a plan of complete or partial liquidation, dissolution or other reorganization of the Company or any of its Subsidiaries, other than internal corporate reorganizations of direct or indirect wholly-owned Subsidiaries of the Company;

(xix)          modify or amend (in any material respect), cancel, or terminate any Material Contract, except (A) the Seller Credit Facility (so long as the Company and its Subsidiaries are released from all of their respective Liens and obligations under the Seller Credit Facility at or prior to the Closing) or (B) in the ordinary course of business and consistent with past practices;

(xx)           (A) modify or amend (in any material respect), cancel, or terminate any Real Property Lease (including without limitation any such amendment or modification that would result in an increase in annual gross rent obligations thereunder by $500,000 or more), or (B) enter into any new lease agreement or similar Contract or arrangement with respect to any real property containing annual gross rent obligations above $500,000;

(xxi)          make any material change in accounting policies, practices, principles, methods or procedures, other than as required by IFRS or by a Governmental Authority; or

(xxii)         enter into any agreement to do any action prohibited under this Section 6.1.

Notwithstanding anything in this Agreement, during the Interim Period, Acquiror shall not directly or indirectly interfere with or control, or attempt to interfere with or control, the Company’s and its Subsidiaries’ conduct of business in the ordinary course. During the Interim Period, each of the Company and Acquiror shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses. Notwithstanding any of the foregoing or anything else contained in this Agreement to the contrary, nothing herein will prevent the Company or any of its Subsidiaries from (x) repaying indebtedness (including Funded Debt) prior to the Calculation Time (subject in all cases to the restrictions set forth in Section 6.4) or (y) declaring, setting aside or paying any cash dividends on, or making any other cash distributions in respect of, any outstanding capital stock of the Company or any of its Subsidiaries; provided that, in each case of this clause (y), all such distributions and dividends are paid in full prior to the Calculation Time.

Section 6.2             Inspection.

(a)            During the Interim Period, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere with the normal operation of the Company and its Subsidiaries, to the Company's and each Subsidiary's properties, books and records and financial and operating data and information, in each case, as Acquiror or its Representatives may reasonably request for purposes reasonably related to the Transaction, transition planning, or Acquiror's preparation for the operation of the business of the Company and its Subsidiaries following the Closing; provided that such inspection (i) shall be conducted in accordance with all applicable Laws (including Competition Laws and the Clean Team Addendum), shall be upon advance reasonable notice and coordination with the Company, and shall be at Acquiror's sole cost and expense, (ii) shall not include any information pertinent to any Action in which Acquiror or any of its Affiliates, on the one hand, and Seller, the Company or any of their respective Affiliates, on the other hand, are adverse (or would reasonably be expected to be adverse) parties, (iii) shall be subject to the Acquiror Interim Period Access Limitations, and (iv) shall be subject to any advance restrictions in leases for Leased Real Property; provided, further, that Acquiror and its representatives shall not be permitted to perform any environmental sampling or testing or any other similar or invasive investigation at any real property owned or leased by the Company or any of its Subsidiaries. All information obtained by Acquiror and its Representatives shall be subject to the Confidentiality Agreement, which shall continue in full force and effect following the date hereof; provided, however, (i) the parties agree that the Confidentiality Agreement shall be deemed to be amended so that the termination provision of such Confidentiality Agreement shall be extended for a period of two years following the earlier of (x) the Closing Date and (y) the termination date of this Agreement and (ii) that the confidentiality obligations of Acquiror with respect to Confidential Information (as defined in the Confidentiality Agreement) under the Confidentiality Agreement shall terminate as of the Closing Date, but only in respect of that portion of the Confidential Information relating to the Company and its Subsidiaries, and the Business. All requests for access to the properties, books and records of the Company or its Subsidiaries shall be made to such representatives of Seller or the Company as Seller shall expressly designate from time to time. Acquiror shall indemnify, defend and hold harmless Seller and its Affiliates (including the Company and its Subsidiaries), and its and their respective employees, directors and officers, from and against all damages to assets or property arising directly as a result of actions by the Acquiror and its representatives under this Section 6.2.

(b)            The Company acknowledges and agrees that, to the extent Acquiror is unable to receive access to the books and records of the Company as a result of the Acquiror Interim Period Access Limitations, then the Company shall inform Acquiror as to the general nature of what is being withheld and the Company shall reasonably cooperate to make appropriate substitute arrangements, if available, to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of reasonable best efforts to (i) obtain the required consent or waiver of any third party required to provide such information and (ii) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, if the Company determines that doing so would reasonably permit the disclosure of such information without jeopardizing such attorney-client privilege, work product doctrine or other legal privilege or violating such Law or confidentiality or other similar restrictions as are implicated by the Acquiror Interim Period Access Limitations.

(c)            Acquiror acknowledges and agrees that (i) certain records may contain information relating to the Remaining Seller Group or their respective Affiliates, other than information relating solely to the Company and its Subsidiaries, and that the Remaining Seller Group may retain copies thereof and (ii) prior to making any records available to Acquiror, Seller may reasonably redact any portions thereof to the extent that the redacted information relates solely to any member of the Remaining Seller Group or any of their respective Affiliates (other than the Company and its Subsidiaries); provided that any such redactions shall not redact any information that is material to the Company or its Subsidiaries.

Section 6.3             Termination of Affiliate Agreements. Prior to the Closing, the Company shall affirmatively terminate (or cause to be terminated) each Affiliate Agreement or, in the case of a Shared Contract, use reasonable best efforts to remove (or cause to be removed) the Company or its applicable Subsidiary as a party to such Affiliate Agreement (other than: (a) this Agreement and the Ancillary Agreements; (b) the Shared Contracts set forth on Schedule 6.3 expressly to be continued pursuant to the terms of the Transition Services Agreement; (c) with respect to any Shared Services expressly to be provided pursuant to the terms of the Transition Services Agreement; and (d) as otherwise set forth on Schedule 6.3).

Section 6.4             Cash and Cash Equivalents. From the Calculation Time and until the Closing, the Company shall not use any Cash and Cash Equivalents to pay or repay any Funded Debt or Outstanding Company Expenses or otherwise make any distribution of Cash and Cash Equivalents to any Person.

Section 6.5             Resignations; Removals. The Company shall deliver or cause to be delivered to Acquiror, effective as of the Closing, duly signed resignations of all directors and officers of the Company and its Subsidiaries, or evidence reasonably satisfactory to Acquiror that any such director or officer who has not signed a resignation has been removed from such position, unless otherwise instructed by Acquiror in writing prior to the Closing.

Section 6.6             Company Employees. During the Interim Period, the Company shall use reasonable best efforts to afford the Acquiror, and provide reasonable access to, the ability to discuss employment, retention and other transitional matters with each requested Company Employee; provided that any such access shall be coordinated and require the prior written consent (email being sufficient) of Seller (such consent not to be unreasonably withheld, conditioned or delayed), conducted in a manner elected by Seller as to not unreasonably interfere with the normal business operations of the Company and its Subsidiaries and will be subject to the Company’s receipt of reasonable advance notice from Acquiror. Seller shall, at its election, be permitted to have one of its representatives participate in any discussions contemplated by this Section 6.6.

Section 6.7             Restrictive Covenants.

(a)            Acknowledgments. As the sole owner of the Company and its Subsidiaries, each of Seller and Seller Parent has special knowledge concerning the Business, and as a material inducement to Acquiror entering into this Agreement, each of Seller and Seller Parent has agreed to the terms in this Section 6.7 to preserve the value of the Business being acquired by Acquiror, including, without limitation, the agreement to refrain from competing with the Business for the restricted period as set forth in Section 6.7(b) immediately below. For purposes of this Section 6.7, no employee, officer, or director of the Company or its Subsidiaries, in their individual capacities, shall be deemed to be an “Affiliate” of Seller or Seller Parent.

(b)            Prohibited Activities. For the period commencing with Closing and ending on the fourth (4th) anniversary of the Closing Date, Seller and Seller Parent shall not (and shall cause their respective Affiliates not to), directly or indirectly, for itself, or on behalf of or in conjunction with any other Person:

(i)              (A) engage in any business that provides or performs services, solutions or products that are the same as or substantially similar to, or competitive with, the Business (or any portion thereof) in any geographic area in which the Company or any Subsidiary conducts the Business as of immediately prior to the Closing (the “Restricted Territory”); or (B) own, manage, operate or control any equity interest in any business that provides or performs services, solutions or products that are the same as or substantially similar to, or competitive with, the Business (or any portion thereof) in the Restricted Territory; provided, however, that (x) neither Seller, Seller Parent, nor any of their respective Affiliates shall be precluded from the ownership of securities of corporations that are listed on a national securities exchange or traded in the national over-the-counter market in an amount that shall not exceed two percent (2%) of the outstanding shares of any such corporation; and (y) none of the restrictions in this Section 6.7(b)(i) shall prohibit or restrict Seller, Seller Parent, or any of their respective Affiliates from (1) owning or acquiring any business or Person for whom the portion of their business that is competitive with the Business (such competitive portion, the “Competitive Business”) accounts for less than ten percent (10%) of the consolidated annual revenues of the acquired business or acquired Person(s), taken as a whole, globally in the year prior to such acquisition, or (2) performing any existing contractual obligations under any Contract set forth on Schedule 6.7(b)(i)(z) hereto that are in effect as of the Closing Date; or

(ii)             employ or engage, solicit or knowingly entice away from the employ or engagement of the Company, Acquiror, or Acquiror's Affiliates any Continuing Employee or any consultant or other independent contractor who is currently providing or has within the six (6) months prior to the Closing Date provided any services to the Company or any Subsidiary with respect to the Business (each such consultant or independent contractor, a “Key Contractor”); provided, that the foregoing shall not prohibit Seller, Seller Parent, and their respective Affiliates from (A) conducting a general solicitation, search or advertisement for employees, independent contractors or consultants not specifically targeted at such Continuing Employees or Key Contractors, (B) hiring any Continuing Employee or Key Contractor who responds to a general solicitation described in clause (A), or (C) hiring or soliciting any Continuing Employee or Key Contractor whose employment or engagement with the Company, Acquiror or their respective Affiliates was terminated for any reason on or after the Closing Date for a period of at least six (6) months following the date of such termination of employment or engagement; or

(iii)            contact, call upon, communicate with any Person who is a business relation of the Company and its Subsidiaries prior to the Closing with the intent to induce or intentionally attempting to induce such Person (A) to divert their business or services from Acquiror or any of its Affiliates (including the Company and its Subsidiaries after the Closing), (B) to cease doing business with Acquiror or any of its Affiliates (including the Company and its Subsidiaries after the Closing) or (C) in any way interfere with the relationship between any such Person and Acquiror or any of its Affiliates (including the Company and its Subsidiaries after the Closing), in each case, with respect of the Business; provided, however, that the foregoing shall not prohibit Seller, Seller Parent, or any of their respective Affiliates from conducting general marketing or advertising activities not specifically targeted at any such business relation.

Notwithstanding anything to the contrary herein, nothing in this Section 6.7 will in any way restrict or impede Seller, Seller Parent, or their respective Affiliates from complying with any applicable Law or regulation or a valid Order of any tribunal or other Governmental Authority or any official or agency thereof.

(c)            Confidentiality.

(i)              For a period of four (4) years from the Closing Date, Seller, Seller Parent, and their respective Affiliates shall: (A) treat and hold as confidential all documents and information concerning or furnished in connection with this Agreement or the transactions contemplated hereby or concerning the business and affairs of the Company and its Subsidiaries, and their respective Affiliates that is not already generally available to the public (the “Confidential Information”), (B) not disclose, transfer, transmit or use any of the Confidential Information except in connection with this Agreement, the preparation and filing (if applicable) of financial statements, Tax Returns or other financial or tax documents, reports or filings (in each case solely to the extent necessary to prepare and file such statements, Tax Returns, documents, reports, or filings), or as authorized by Acquiror or, following the Closing, the Company or any of its Subsidiaries, and (C) deliver promptly to Acquiror, at the request and option of Acquiror, all tangible embodiments (and all copies) of the Confidential Information which are in their possession or under their control provided that Seller, Seller Parent, and their respective Affiliates shall be permitted to retain copies of any Confidential Information to the extent required by any other provision of this Agreement or by applicable Law or necessary to permit the preparation and filing of financial statements or Tax Returns or as otherwise required by applicable Law or professional standards. The foregoing limitations will not apply to any use or disclosure of Confidential Information to the extent such information (1) is known or available to the Seller Parties or their Affiliates through lawful sources (other than the Company and its Subsidiaries, Acquiror, or any of their respective Representatives) not bound by a confidentiality obligation with Acquiror, (2) is or becomes publicly known or generally known in the industry through no fault of Seller, Seller Parent, or their respective Affiliates or Representatives, (3) is or known to the public without breach of this Agreement by Seller, Seller Parent, or their respective Affiliates or Representatives, (3) is requested or required by legal process subject to compliance with Section 6.7(c)(ii), (4) is or was independently developed by Seller, Seller Parent or their respective Affiliates without use of or reference to the Confidential Information, or (5) is disclosed in connection with Seller or Seller Parent's performance, enforcement and/or defense of any rights or obligations under this Agreement or any Ancillary Agreement. Notwithstanding anything to the contrary in this Section 6.7(c)(i), Seller and Seller Parent and their respective Affiliates shall be permitted to disclose the Confidential Information to their advisors and accountants and other representatives who have a need to know such Confidential Information in connection with advising such Person.

(ii)             In the event that Seller, Seller Parent, or any of their respective Affiliates are requested or required (by Law, or oral or written request for information or documents in connection with any Action, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller, Seller Parent, or such Affiliate thereof, as applicable, shall notify Acquiror promptly of the request or requirement so that Acquiror may seek an appropriate protective order (at Acquiror’s sole cost and expense) or waive compliance with the provisions of this Section 6.7(c)(ii). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller, Seller Parent, or such Affiliates thereof is, in the written opinion of counsel, required to disclose any Confidential Information to any tribunal or other Governmental Authority or any official or agency thereof, then Seller, Seller Parent, or such Affiliates thereof may disclose the Confidential Information thereto; provided that Seller, Seller Parent, or such Affiliates thereof shall use its commercially reasonable efforts to obtain, at the request and expense of Acquiror, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Acquiror shall designate.

(d)            Losses. Because of the difficulty of measuring economic losses to Acquiror and its Affiliates as a result of a breach of the foregoing covenants in this Section 6.7, and because of the immediate and irreparable damage that could be caused to Acquiror and its Affiliates as a result of a breach of the foregoing covenants in this Section 6.7 for which monetary damages alone may not be an adequate remedy, Seller and Seller Parent agree that Acquiror may enforce the foregoing covenants in this Section 6.7 in the event of breach or threatened breach by Seller, Seller Parent, or any of their respective Affiliates, in addition to, but not in lieu of, any other available remedies (including, without limitation, monetary damages), by obtaining injunctions, restraining orders or other equitable remedies, without necessity of posting an injunction bond and without the necessity of showing actual monetary damages or showing that monetary damages are inadequate.

(e)            Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in this Section 6.7 impose a reasonable restraint on Seller, Seller Parent, and their respective Affiliates in light of the activities and business of Acquiror, the Company, and Acquiror’s Subsidiaries as of the date of this Agreement.

(f)            Independent Covenant. Each of the covenants in this Section 6.7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller or Seller Parent against Acquiror outside this Section 6.7, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Acquiror of any such covenant. It is understood by the parties hereto that the covenants contained in this Section 6.7 are essential elements of this Agreement and that, but for the agreement of Seller and Seller Parent to comply with such covenants, Acquiror would not have agreed to enter into this Agreement. Seller, Seller Parent, and Acquiror have independently consulted with their respective counsel and have been advised concerning the reasonableness and propriety of such covenants with specific regard to the nature of the business conducted by Acquiror. The covenants in this Section 6.7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event that any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth herein are unreasonable, then it is the intention of the parties hereto that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed. The covenants contained in this Section 6.7 shall not be affected by any breach of any other provision of this Agreement by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated

(g)            Non-Disparagement. For the period commencing with the Closing and ending on the fourth (4th) anniversary of the Closing Date, (A) each of Seller, Seller Parent and Acquiror shall not and shall instruct and cause each member of their respective executive management teams not to, and (B) each of Seller, Seller Parent and Acquiror shall instruct and direct, in the case of Seller and Seller Parent, each other employee of Seller and Seller Parent who was involved in Seller or Seller Parent’s investment in and/or the management or oversight of the Company and its Subsidiaries, and in the case of Acquiror, each other employee of Acquiror who was involved in the Transaction, not to, disparage, directly or indirectly, for itself, or on behalf of or in conjunction with any other Person, the other parties to this Agreement or their respective Subsidiaries, including, in the case of Acquiror, the Company and its Subsidiaries, provided that this Section 6.7(g) shall not be violated by (i) exercising protected legal rights to the extent that such rights cannot be waived by agreement, (ii) truthful statements in response to legal, judicial, or regulatory process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) with apparent or actual jurisdiction to order such Person to disclose or make accessible such information or (iii) testifying in any proceeding or filing to enforce the terms of this Agreement or any transactions related thereto.

(h)            Acquired Subsidiary. Notwithstanding anything to the contrary in this Section 6.7, and for the avoidance of doubt, if any Person (excluding Seller Parent or any of its Affiliates), directly or indirectly, acquires all or a majority of the assets or voting securities of Seller, Seller Parent or their Affiliates (each, an “Acquired Subsidiary”), then (a) neither such Person nor any of its Affiliates shall be subject to or bound by any restriction under Section 6.7(b), and (b) any such Acquired Subsidiary shall cease to be subject to Section 6.7(b) from and after the closing of such acquisition to the extent it is no longer an Affiliate of Seller Parent.

Section 6.8             Facility Security Clearances. As soon as reasonably practicable following the date of this Agreement, Seller will provide or caused to be provided to DCSA a notification of the transactions contemplated by this Agreement pursuant to 32 C.F.R. § 117.8(c)(7)(i). From and after the date hereof, Seller and Acquiror shall reasonably cooperate in responding to any inquiry or request from DCSA concerning the approval of all U.S. government facility security clearances reasonably necessary to conduct the businesses of the Company and its Subsidiaries in all material respects as currently conducted as of the date hereof.

Section 6.9             Exclusivity. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement in accordance with the terms set forth herein, none of Seller, the Company, or any of their respective Affiliates will, directly or indirectly through their directors, officers, employees, advisors or representatives, (a) solicit, initiate, pursue, invite submission of or encourage any discussions, offers, proposals or indications of interest for an investment in the Company or any of its Subsidiaries, a sale of all or a material portion of the securities or assets of the Company or any of its Subsidiaries, a merger, amalgamation, consolidation or any other similar transaction involving the Company or any of its Subsidiaries (an “Alternative Transaction”), (b) participate in, enter into or continue any discussions or any negotiations with respect to any such Alternative Transaction, (c) furnish any confidential information regarding the Company or any of its Subsidiaries to any third party for the purpose of facilitating any such Alternative Transaction, (d) approve, endorse, or recommend any Alternative Transaction, or (e) enter into any letter of intent, memorandum of understanding, or other agreement relating to an Alternative Transaction. Seller and the Company shall, and shall cause their respective Affiliates and Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Seller and Company (as applicable) shall reasonably promptly notify Acquiror in writing if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Seller or the Company or any of their respective Affiliates and Representatives.

Section 6.10           Factoring Arrangements.

(a)            Prior to the Closing, each of the Company and its Subsidiaries, to the extent applicable, shall, and the Remaining Seller Group shall cause each of them to, exit or be removed from the Factoring Agreement and all related agreements, arrangements, and understandings, and the Company and Subsidiaries shall have no further obligations thereunder or liabilities with respect thereto (the “Factoring Exit”).

(b)            In connection with the Factoring Exit, Seller, Seller Parent, and the Remaining Seller Group, as applicable, shall, or shall cause the Company or its Subsidiaries (as applicable) to, repurchase, at Seller’s sole cost and expense and in exchange for the Factoring Repurchase Price, all of the receivables that the Company or any of its Subsidiaries have factored under the Factoring Agreement. For the avoidance of doubt, all such receivables shall be the sole property of the Company or such Subsidiary of the Company, as applicable, upon payment of the Factoring Repurchase Price. For purposes of this Section 6.10, “Factoring Repurchase Price” shall mean the amount payable by the Company or any of its Subsidiaries or any member of the Remaining Seller Group in connection with the repurchase by the Company or any of its Subsidiaries or any member of the Remaining Seller Group of the receivables under the Factoring Agreement including, to the extent applicable, without limitation (a) the aggregate price received by the Company and its Subsidiaries, to the extent applicable, for the factoring of their receivables under the Factoring Agreement, and (b) any unpaid interest, factoring fees, financing fees, and other penalties or fees in each case, attributable to the receivables of the Company and its Subsidiaries that were subject to the Factoring Agreement.

Section 6.11           Third Party Approvals. From the date of this Agreement until the Closing Date or the earlier termination of this Agreement:

(a)            Seller shall, and shall cause the Company and its Subsidiaries to use commercially reasonable efforts to obtain all the consents, waivers, and approvals of, and give all the notices to, the parties required to be set forth on Schedule 3.3 of the Seller and Company Disclosure Schedules;

(b)            the Seller Parties shall not, and shall cause the Company and its Subsidiaries not to, take any action that is intended to or that would reasonably be expected to adversely affect the ability of any of the Parties to obtain (in a timely manner) any necessary approvals of any party required to be set forth on Schedule 3.3 of the Seller and Company Disclosure Schedules; and

(c)            Seller shall, and shall cause the Company and its Subsidiaries to use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as reasonably practicable all consents and provide any and all notices as are contemplated by this Section 6.11.

Notwithstanding the foregoing, (i) in no event shall Seller or any of its Affiliates (including the Company and its Subsidiaries) be obligated to bear any expense, pay any fee, make any payment, grant any accommodation or concession, or amend, supplement or otherwise modify the terms of any Contract in connection with obtaining any consent, waiver or approval pursuant to this Section 6.11 (other than immaterial administrative or filing costs), (ii) Acquiror shall reasonably cooperate with Seller, the Company and its Subsidiaries in connection with obtaining such consents, waivers and approvals, including by providing such information regarding Acquiror and its Affiliates as may be reasonably requested by any counterparty, and (iii) the failure to obtain any consent, waiver or approval contemplated by this Section 6.11 shall not, in and of itself, constitute a breach of this Agreement or a failure to satisfy any condition to Closing.

Section 6.12            280G. To the extent Section 280G is applicable to the Transaction and necessary to avoid application of the potential adverse consequences of Section 280G of the Code, Seller shall (a) request that each Person (each, a “Disqualified Individual”) to whom any payment or benefit is required or proposed to be made or retained in connection with the transactions contemplated by this Agreement that could constitute “parachute payments” under Section 280G(b)(2) of the Code (“Section 280G Payments”) execute a written agreement (a “Section 280G Waiver”) waiving the Disqualified Individual’s right to receive or retain some or all of such payment or benefits (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Disqualified Individual shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits, the right to receive or retain the Waived Benefits only if approved by the relevant equityholders of Seller in a manner that complies with Section 280G(b)(5)(B) of the Code and the Treasury Regulations issued thereunder and (b) prior to the Closing, submit the Waived Benefits of each Disqualified Individual who has executed a Section 280G Waiver for approval of the relevant equityholders of Seller in a manner that complies with Section 280G(b)(5)(B) of the Code. Seller shall provide Acquiror and its counsel with a copy of the Section 280G Waiver and the related equityholder consent and disclosure statement (including related calculations) contemplated by this Section 6.12 within a reasonable time period prior to delivery to each Disqualified Individual and the equityholders of the Company, respectively, and the Company shall consider in good faith any changes reasonably and promptly requested by Acquiror or its counsel. To the extent Section 280G is applicable to the Transaction, prior to the Closing, Seller shall provide Acquiror with calculations supporting its determination of any potential Section 280G Payments under this Section 6.12. At least ten (10) Business Days prior to Closing, Acquiror shall provide Seller with copies of any contract, agreement, plan or other binding arrangement (whether written or unwritten) entered into, communicated or committed to by Acquiror, or any of its Affiliates, with or to a Disqualified Individual in connection with the transactions contemplated by this Agreement for inclusion as potential Section 280G Payments. Prior to the Closing, Seller shall deliver to Acquiror written notice that either (i) the requisite vote was obtained with respect to the Waived Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained and, as a consequence, the Waived Benefits have not been and shall not be made or provided, and any previously paid or provided Waived Benefits shall be returned or recovered.

Article VII.

COVENANTS OF ACQUIROR

Section 7.1             Post-Closing Access; Preservation of Records. From and after the Closing, Acquiror will make or cause to be made available to Seller all books, records and documents of the Company and each of its Subsidiaries (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Action, (b) preparing reports to equityholders or as required by any Governmental Authorities or (c) preparing and delivering any Tax Return or accounting or other statement provided for under this Agreement or otherwise; provided, however, that access to such books, records, documents and employees will not materially interfere with the normal operations of the Company and its Subsidiaries and the reasonable out-of-pocket expenses of the Company and its Subsidiaries incurred in connection therewith will be paid by Seller. Acquiror will cause the Company and each of its Subsidiaries to maintain and preserve all such books, records and other documents for seven (7) years following the Closing Date or, if longer, any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller at the end of any such period. After such seven (7) year or longer period, before Acquiror, the Company or any of its Subsidiaries may dispose of any such books and records, Acquiror shall give at least thirty (30) days’ prior written notice of such intention to dispose to Seller, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any portion of such books and records as it may elect.

Section 7.2             Employee Benefit Matters.

(a)            Prior to the Closing, Seller shall (i) cause the Company and its Subsidiaries to terminate the employment of each of the Company Employees set forth on Schedule 7.2(a)(i) of the Seller and Company Disclosure Schedules (the “Exited Employees”) and (ii) take all action necessary to transfer and assign to Seller or one of its Affiliates (other than the Company or any of its Subsidiaries) any Contract solely between the Company or any of its Subsidiaries and any Exited Employee that would constitute a Company Benefit Plan.

(b)            Acquiror shall cause to be provided to each Company Employee who is as of immediately prior to the Closing Date employed by the Company or any of its Subsidiaries and continues his or her employment with the Company and its Subsidiaries as of immediately following the Closing (each individual, for as long as employed by the Company, its Subsidiaries or one of its Affiliates, a “Continuing Employee”), for a period of one (1) year following the Closing (or the earlier termination date of such Continuing Employee), (i) annual base salary and base wages, annual target cash and/or equity incentive compensation opportunities, and commission opportunities that are no less favorable, in the aggregate, than such annual base salary and base wages, annual target cash incentive compensation opportunities and commission opportunities provided to such Continuing Employee immediately prior to the Closing Date, and (ii) employee benefits (excluding any defined benefit pension plan, equity and equity-based compensation, non-qualified deferred compensation plan, long-term incentive compensation, severance, retiree medical, retention bonus, change in control bonus, and any special or non-recurring payments or benefits (the “Excluded Plans”)), that are no less favorable, in the aggregate, than such employee benefits (excluding the Excluded Plans) (A) provided to such Continuing Employee immediately prior to the Closing Date or (B) provided to similarly-situated employees of Acquiror.

(c)            Acquiror shall cause the Company to honor all unused vacation, holiday, sickness and personal days accrued by, and any leaves of absence granted to, the Continuing Employees prior to the Closing Date under the policies and practices of the Company and its Subsidiaries through the end of the 2026 calendar year. In the event any employee of the Company or any of its Subsidiaries commences participation in an Acquiror employee benefit plan in the one-year period post-Closing, Acquiror shall use commercially reasonable efforts to, (i) waive all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their covered dependents to the same extent that such conditions, requirements, exclusions or waiting periods were waived under a corresponding Benefit Plan immediately prior to the Closing Date and (ii) provide each Continuing Employee and his or her covered dependents with full credit for any co-payments, deductibles, out-of-pocket expenses and lifetime maximums paid under a Benefit Plan in the plan year in which the Closing occurs to the same extent that such credit for co-payments and deductibles were taken into account under the corresponding Benefit Plan immediately prior to the Closing Date. On and after the Closing, Acquiror shall, or shall cause the Company to, provide each Continuing Employee with full credit for all service and vesting with the Company and its Affiliates under each employee benefit plan, policy, program or arrangement in which such Continuing Employee participates following the Closing (“Post-Closing Benefit Plan”) for purposes of eligibility and vesting to the extent past service was credited for such Continuing Employees under the comparable Benefit Plans immediately prior to the Closing, and to the same extent past service is credited under the Post-Closing Benefit Plans for similarly situated employees of Acquiror and its Affiliates, except to the extent that it would result in a duplication of benefits with respect to the same period of services, or service credit under an Excluded Plan or service credit under a newly established plan for which prior service is not taken into account for other similarly situated employees of the Acquiror and its Affiliates generally.

(d)            Acquiror shall, or shall cause one of its Affiliates to, pay (i) to each eligible Continuing Employee an annual cash bonus amount that such Continuing Employee is entitled to under a Benefit Plan for the year in which the Closing Date occurs at the same time as required pursuant to the terms of the applicable Benefit Plan, or at such time as permitted pursuant to Section 409A of the Code, pro-rated with respect to the portion of such year that occurs prior to the Closing, to the extent such bonus amounts are included in Net Working Capital or Funded Debt, (ii) any outstanding and unpaid severance amounts contemplated in clause (l) of the definition of Funded Debt, (iii) all amounts contemplated in clause (b) of the definition of Outstanding Company Expenses and (iv) to the extent earned, all retention or similar bonuses payable to the TSA employees set forth on Schedule 1.1(c).

(e)            Effective as the expiration of the Service Term applicable to each Seller Benefit Plan as set forth in the Transition Services Agreement, each Continuing Employee shall cease to participate in any Seller Benefit Plan. Acquiror shall not assume any obligations under, or liabilities with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts, or related obligations pertaining to, any Seller Benefit Plan, except as such obligations, liabilities or rights pertain to the Continuing Employees as specifically described in this Section 7.2. For the avoidance of doubt, as of the Closing, Acquiror and its Affiliates shall assume, or shall cause the Company to assume or retain, as the case may be, sponsorship of, and all liabilities and other obligations with respect to, the Company Benefit Plans. Seller shall take or cause to be taken all actions necessary to fully vest each Continuing Employee in their benefits under the Seller Benefit Plans (to the extent not otherwise vested) and shall make all employee and employer contributions and premium payments to the Seller Benefit Plans in which such Continuing Employee currently participate, for all periods of employee service prior to the Closing Date.

(f)            The provisions of this Section 7.2 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any current or former Company Service Provider or any Continuing Employee), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.2) under or by reason of any provision of this Agreement. The provisions of this Agreement do not constitute an amendment to any Company Benefit Plan, Seller Benefit Plan, Post-Closing Benefit Plan, or any other benefit or compensation plan, program, policy, contract, agreement or arrangement or shall alter or limit Acquiror’s or any of its Affiliate’s ability to amend, modify or terminate any particular compensation or benefit plan, program, policy, contract, agreement or arrangement. Nothing contained in this Section 7.2 or any other provision of this Agreement, express or implied, is intended to confer upon any Continuing Employee any right to continued employment for any period or continued receipt of any specific benefit or compensation.

Section 7.3             RWI Policy. It is acknowledged and agreed that Acquiror (a) may obtain a buyer-side representation and warranty insurance policy (the “RWI Policy”) insuring Acquiror for losses due to breaches of representations and warranties of the Company under Article III and of Seller under Article IV and (b) shall deliver to Seller a true, correct and complete copy of any such RWI Policy. Acquiror acknowledges and agrees that the RWI Policy, if obtained, shall provide that, (i) other than in respect of claims based on Fraud, the insurer shall waive and release any right of subrogation against the Seller Parties in connection with this Agreement and (ii) the Seller Parties are third party beneficiaries of such waiver. The cost of the RWI Policy and any fees, costs, retentions or deductibles associated therewith shall be borne solely by Acquiror. Acquiror shall not amend, or consent to the amendment of, the RWI Policy with respect to the subrogation provision therein or any other provisions that would adversely affect any Seller Party, in each case, without Seller’s express prior written consent.

Section 7.4             Support Obligations. Acquiror shall replace each letter of credit, surety bond or similar instrument set forth on Schedule 7.4 with the beneficiary thereof effective as of the Closing and obtain a valid and binding full and unconditional release of Seller and its Affiliates (other than the Company and its Subsidiaries), as applicable, from any liability, whether arising before, on or after the Closing Date, with respect to such beneficiary in respect of such instrument effective as of the Closing. Acquiror acknowledges and agrees that it shall be solely responsible for ensuring that any letter of credit, surety bond or similar instrument provided pursuant to this Section 7.4 satisfies all of the credit support provisions of the applicable Contract, Law or Permit to which it relates. Each Party shall reasonably cooperate to provide all information necessary to support Acquiror in fulfilling its obligations under this Section 7.4.

Section 7.5             Intellectual Property Matters.

(a)            Within 30 days following the date upon which all active prime Government Contracts of the Company or any of its Subsidiaries have been novated to Acquiror such that the Company no longer holds any active prime Government Contracts, Acquiror shall use reasonable best efforts to, at its own expense, make all reasonably necessary filings with the applicable Governmental Authority to effectuate a name change for the Company and each of its Subsidiaries which includes any of the Seller Business Marks to names that do not include any Seller Business Marks.

(b)            Following the Closing, Acquiror shall not, and shall cause its Affiliates (including the Company and its Subsidiaries) not to (i) make an application to register any Intellectual Property which is the same, substantially the same as or confusingly similar to any Seller Business Marks in any jurisdiction or (ii) use any of the Seller Business Marks in the operation of the business of the Company and its Subsidiaries as of the date hereof except as provided in this Section 7.5(b). Seller, on behalf of itself and its Affiliates, hereby grants to the Company and its Subsidiaries a limited, non-exclusive, non-transferable right to (A) continue to temporarily use the Seller Business Marks as used in the business of the Company and its Subsidiaries as of the Closing, with the same quality and care as was used before the Closing, for six (6) months after the Closing (the “Transition Term”) including any then-existing materials, including websites, signage, vehicles, facilities, business cards, schedules, stationery, packaging materials, displays, promotional materials, engineering drawings, manuals, forms, software or other materials, (B) continue to use the formal legal names of the Company and its Subsidiaries until the Company and each of its Subsidiaries has completed the process of effectuating a name change for the Company and each of its Subsidiaries under all Government Contracts and Government Bids, provided that Acquiror shall use commercially reasonable efforts to effectuate such name change following the Closing, (C) refer to the historical fact that Business was previously conducted (and any Product or Service of the Business was previously provided) under the Seller Business Marks, including in an accurate factual manner for purposes of describing past performance for any Government Bid, and (D) retain all historical books and records and other documents that contain Seller Business Marks for internal records and archival purposes. Acquiror shall defend and hold the Remaining Seller Group harmless from and against any and all damages, liabilities, losses, obligations, claims of any kind, interest and expenses (including reasonable fees and expenses of attorneys) suffered by, incurred, or imposed upon any member of the Remaining Seller Group based upon, arising out of, or as a result of Acquiror or its Affiliates (including the Company and its Subsidiaries) use of the Seller Business Marks hereunder. After the Transition Term Acquiror shall or shall cause the Company and each of its Subsidiaries to dispose of or destroy, remove, strike over, delete or otherwise obliterate all of the Seller Business Marks from all such materials , including removing from any websites, domain names or URLs, which are transferred under this Agreement, any references to Seller and the Seller Business Marks. Any disposal or destruction of materials shall be in a proper, environmentally responsible and lawful manner. If requested by Seller, Acquiror shall certify in writing that such tasks have been completed. For the avoidance of doubt, nothing in this Section 7.5(b) shall be construed as granting Acquiror or any of its Affiliates (including, after the Closing, the Company and its Subsidiaries) any permission or consent to (i) be branded or presented in a way that refers to or implies a continuing association with the Remaining Seller Group following the Closing or (ii) engage in any misleading or deceptive conduct in respect of the products or services offered by the Company or its Subsidiaries after Closing by stating (or omitting or neglecting to disclaim) any continuing association with the Remaining Seller Group following the Closing. All goodwill associated with the usage of the Seller Business Marks pursuant to this Section 7.5(b) shall inure to the benefit of Seller or its applicable Affiliate.

Section 7.6             ITAR Notification. Acquiror shall, within five (5) Business Days following the Closing Date, submit or cause to be submitted to the DDTC, in accordance with the ITAR, all information required by 22 C.F.R. § 122.4(a) in respect of the Transaction (the “ITAR Notification”). Each Party shall reasonably cooperate to provide all information required for the ITAR Notification.

Section 7.7             Contact with Customers and Suppliers. During the Interim Period, Acquiror shall not, and shall cause its Affiliates and its and their representatives not to, contact or communicate with any officer, director, employee, customer, potential customer, supplier, distributor, consultant or landlord of the Company or any of its Subsidiaries, or any other Person having a material business relationship with the Company or any of its Subsidiaries, concerning the Transaction, in each case without (a) coordinating with Seller, (b) providing reasonable advance notice to Seller, and (c) obtaining the prior written consent (email being sufficient) of Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided, that Acquiror shall not during the Interim Period, knowingly take any action that would reasonably be excepted to adversely interfere with the business relationship between the Company and its Subsidiaries and any of its officers, directors, employees, customers, potential customers, suppliers, distributors, consultants or landlords; provided, however, that this Section 7.7 shall not prohibit any such contact or communication by Acquiror or its Affiliates and its and their respective representatives in the ordinary course of business, to the extent that: (a) such contact or communication is unrelated to (i) the Transaction, (ii) Seller and its Affiliates (including the Company and its Subsidiaries), and (iii) the fact that Seller and its Affiliates (including the Company and its Subsidiaries) are pursuing the Transaction; and (b) none of the foregoing is directly or indirectly disclosed, discussed, identified, used or referenced in connection with such contact or communication.

Section 7.8             No Outside Reliance. Notwithstanding anything contained in this Agreement to the contrary, Acquiror (on its own behalf and on behalf of the other Acquiror Parties) acknowledges and agrees that neither the Company, any Seller Party nor any other Person is making any representations or warranties whatsoever relating to or with respect to the Company and its Subsidiaries, Seller, Seller Parent, this Agreement or the Transaction, oral or written, express or implied, at law or in equity, beyond those expressly given in Article III and Article IV (as qualified by the Schedules), and Acquiror (on its own behalf and on behalf of the other Acquiror Parties) acknowledges and agrees that it is not relying and has not relied on any representations or warranties as to the Company and its Subsidiaries or the Seller, Seller Parent, this Agreement or the Transaction, other than those representations or warranties expressly set forth in Article III and Article IV (as qualified by the Schedules).

Article VIII.

JOINT COVENANTS

Section 8.1             Further Assurances.

(a)            Each Party agrees that, from time to time after the Closing, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably requested by another Party and necessary to carry out the purposes and intents of this Agreement.

(b)            In the event that, following the Closing Date but prior to the date that is twelve (12) months after the Closing Date, Acquiror provides Seller or Seller Parent with written notice identifying any Intellectual Property owned by any member of the Remaining Seller Group both as of immediately prior to the Closing and as of the date of such notice that, as of immediately prior to the Closing, was both used in and was necessary for the operation of the business of the Company or any of its Subsidiaries as conducted immediately prior to the Closing (other than any Shared Asset or any asset otherwise provided under the Transition Services Agreement), Seller, Seller Parent, and their respective Affiliates (as applicable) shall promptly following receipt of such written notice grant to Acquiror (including the Company or any of its Subsidiaries, as may be necessary) a nonexclusive, worldwide, royalty-free, fully paid-up, perpetual, irrevocable, sublicensable (solely to the extent such Intellectual Property was sublicensable by the Business as conducted by the Company or any of its Subsidiaries prior to the Closing) to utilize and exploit such Intellectual Property in the same manner in which such Intellectual Property was used in the Business as conducted prior to the Closing.

Section 8.2             Tax Matters.

(a)            Transfer Taxes. All Transfer Taxes incurred in connection with the consummation of the Transaction pursuant to this Agreement shall be borne fifty percent (50%) by Acquiror and fifty percent (50%) by Seller. All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be filed by the Party required to do so under applicable Law, and, if required by applicable Law, the non-filing Party shall join in the execution of any such Tax Returns and other documentation.

(b)            Cooperation. Acquiror and Seller shall cooperate as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company or any of its Subsidiaries. Such cooperation shall include (upon the other party’s reasonable request) the provision of records and information which are available and reasonably relevant to any such Tax Return or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)            Post-Closing Actions. Acquiror and its Affiliates (including, after the Closing, the Company and its Subsidiaries) shall not, without the written consent of Seller (not to be unreasonably withheld, conditioned or delayed), unless as otherwise required by applicable Law: (i) amend any previously filed income Tax Returns or other material Tax Returns for a Pre-Closing Tax Period, (ii) file any material Tax Return for a Pre-Closing Tax Period in a manner inconsistent with past practice or in a jurisdiction where the Company or any of its Subsidiaries has not historically filed such a Tax Return, (iii) make, change or revoke any Tax election with respect to, or that has a retroactive effect to, a Pre-Closing Tax Period, (iv) initiate any discussions or examinations with a Governmental Authority regarding Taxes with respect to any Pre-Closing Tax Periods, (v) make any voluntary disclosures or voluntarily approach a Governmental Authority with respect to Taxes of the Company and its Subsidiaries, (vi) change any accounting method or adopt any convention that shifts taxable income from a Post-Closing Tax Period to a Pre-Closing Tax Period or shifts deductions or losses from a Pre-Closing Tax Period to a Post-Closing Tax Period or (vii) take any action on the Closing Date other than in the ordinary course of business, in each case, if such action could increase any Tax liability or decrease any Tax asset taken into account in the determination of Estimated Accrued Income Taxes or Closing Date Net Working Capital or increase the Taxes of Seller or its Affiliates. Acquiror and its Affiliates shall not make any election under Section 336 or Section 338 of the Code with respect to the Transaction.

(d)            Transaction Tax Deductions. The Parties agree that any deduction from taxable income of the Company or its Subsidiaries arising from the utilization of the Transaction Tax Deductions shall be allocated to Pre-Closing Tax Periods to the extent deductible for U.S. federal income tax purposes at a “more likely than not” (or higher) level of comfort, and the parties shall, and shall cause their Affiliates to, treat such deductions as arising in Pre-Closing Tax Periods for purposes of this Agreement and for all Tax purposes in accordance with the foregoing. The amount of such deductions shall be computed assuming that an election was made under Internal Revenue Service Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions that are success-based fees (as described in Internal Revenue Service Revenue Procedure 2011-29).

(e)            Straddle Period Taxes. For purposes of determining Tax liabilities and Tax assets with respect to any Straddle Period for purposes of this Agreement, the portion of any Tax that is allocable to the portion of such Tax period ending on the Closing Date shall be (i) in the case of any property, ad valorem or other similar Taxes, determined by allocating such Taxes on a daily basis, and (ii) in the case of all other Taxes, determined as though the Tax period of the Company and its Subsidiaries terminated as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on a periodic basis shall be allocated on a per diem basis, unless otherwise required by applicable Law.

(f)             Tax Sharing Agreements. Other than the Tax Matters Agreement by and among UEI and its Subsidiaries and the Company and its Subsidiaries, dated as of April 17, 2026 (the “Tax Matters Agreement”) (which shall be permitted to remain in effect after the Closing), prior to the Closing, all Tax sharing agreements and similar arrangements between (a) the Company and any of its Subsidiaries, on the one hand, and (b) Seller or any of its Affiliates (other than the Company and its Subsidiaries), on the other hand, will be terminated and will have no further effect for any Tax period (whether past, present or future) and Acquiror and its Affiliates will not be bound thereby or have any liability thereunder.

(g)            Tax Benefits. Acquiror shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain any Tax savings, reductions of Taxes or refunds of Taxes (each, a “Tax Benefit”) resulting from the Income Tax refund receivables listed on Schedule 1.1(b) based upon a more likely than not standard (including, if the Closing has occurred, requesting the relevant refunds in connection with the filing of the income Tax Returns of the Company for the fiscal year ended December 31, 2025). To the extent such Tax Benefit was not used to reduce Closing Date Funded Debt as finally determined under Section 2.5, Acquiror or its Affiliates shall pay, or cause to be paid, to Seller the full amount of any Tax Benefit (i) in the event such return reflects receipt of a refund of such amounts, promptly following receipt of such refunds, or (ii) if no refund is to be received, following the filing of the Tax Return for the taxable year in which a Tax Benefit is actually recognized.

Section 8.3             Indemnification of Directors and Officers.

(a)            Acquiror shall cause the Governing Documents of the Company and each of its Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, managers and officers of the Company and each of its Subsidiaries (the “D&O Indemnified Parties”), than are set forth in the Governing Documents of the Company and each of its Subsidiaries as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties, except to the extent required by applicable Law. The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such D&O Indemnified Party may have under any other agreement or applicable Law or otherwise.

(b)            Prior to the Closing, the Company shall, or shall permit Acquiror’s insurance broker to purchase on the Company’s behalf (i) at Seller’s expense, a “tail” policy to the Company’s existing directors’ and officers’ liability insurance policy coverage for the directors and officers of the Company and its Subsidiaries (the “D&O Tail Policy”) or purchase a so-called “tail” for such directors’ and officers’ liability insurance coverage, which will provide such directors and officers, the Company and its Subsidiaries, and all other applicable Persons, with coverage for six (6) years following the Closing Date and in each case covering Persons who are currently covered by such insurance on terms no less favorable than those in effect on the date hereof, and (ii) at Acquiror’s expense, an Employment Practices Liability insurance policy with coverage for three (3) years following the Closing Date (the “EPL Policy”) and covering Persons who are currently covered by such insurance on terms no less favorable than those in effect on the date hereof. The costs and expenses (including insurance premiums) relating to obtaining the D&O Tail Policy shall be paid by the Seller. The costs and expenses (including insurance premiums) relating to obtaining the EPL Policy shall be paid by the Acquiror. If any claim is asserted or made within such six (6)-year period (for the D&O Tail Policy) or within such three (3)-year period (for the EPL Policy), any insurance required to be maintained under this Section 8.3(b) shall be continued in respect of such claim until the final disposition thereof. Notwithstanding anything to the contrary set forth herein, following the date hereof and prior to the Closing, the Company shall obtain a quote to add to the D&O Tail Policy an Employment Practices Liability insurance policy with the coverages specified in this Section 8.3(b), and if, prior to the Closing Acquiror selects such quote in its discretion, such policy shall be added to the D&O Tail Policy in lieu of the EPL Policy; provided that Acquiror shall bear the expense of such added Employment Practices Liability insurance policy.

(c)            Prior to the Closing, the Company shall, or shall permit Acquiror's insurance broker to, in each case, after Acquiror has selected a quote that shall have been obtained by each of Acquiror’s and the Company’s insurance broker following the date hereof and prior to the Closing, at Acquiror's expense, purchase errors and omissions insurance and cyber insurance policies, in each case, with coverage for three (3) years following the Closing Date on terms no less favorable than those in effect on the date hereof (the “E&O and Cyber Tail Policy” and, together with the D&O Tail Policy and EPL Policy, the “Tail Insurance”).

(d)            For the six (6) years following the Closing Date, Acquiror shall, and shall cause the Company and any successor of the Company to, maintain in effect, and not cancel or materially amend in any manner that is adverse to the Company, its Subsidiaries or their respective D&O Indemnified Parties (as applicable), without the written consent of Seller, the Tail Insurance procured by the Company prior to the Closing.

(e)            Acquiror hereby acknowledges that certain D&O Indemnified Parties have or may, in the future, have certain rights to exculpation, indemnification and advancement of expenses provided by Persons other than the Company and its Subsidiaries (collectively, “Other Indemnitors”). Acquiror hereby agrees that, with respect to any exculpation, advancement or indemnification obligation owed, at any time, to a D&O Indemnified Party by Acquiror, the Company, any of its Subsidiaries, whether pursuant to any Governing Document or indemnification agreement or pursuant to this Section 8.3 (any of the foregoing, an “Indemnification Obligation”), after the Closing, Acquiror shall, and shall cause the Company and its Subsidiaries to, be the indemnitors of first resort (i.e., Acquiror's, the Company's and its Subsidiaries' obligations to a D&O Indemnified Party shall be primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification or exculpation for the same expenses or liabilities incurred by a D&O Indemnified Party shall be secondary).

(f)            In the event that Acquiror, the Company or its Subsidiaries or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, the Company or its Subsidiaries, as the case may be, shall succeed to the obligations set forth in this Section 8.3.

(g)            Notwithstanding anything contained in this Agreement to the contrary, this Section 8.3 shall survive the Closing in accordance with its terms and shall be binding, jointly and severally, on all successors and assigns of Acquiror, the Company and its Subsidiaries.

Section 8.4             Efforts Standard; Regulatory Approvals.

(a)            The Parties will use their respective reasonable best efforts to take or cause to be taken all appropriate actions and do or cause to be done all things necessary, required or advisable to cause each of the conditions in Article X to be satisfied and consummate and make effective the Transaction as promptly as practicable (and in any event prior to the Termination Date), including (i) making all filings necessary in connection with the Transaction, including under the HSR Act, and (ii) obtaining all Required Regulatory Consents necessary in connection with the Transaction. Without limiting the generality of the Parties’ undertakings pursuant to the preceding sentence, each of Acquiror and Seller will use reasonable best efforts to file as promptly as practicable (and in any event no later than fifteen (15) Business Days after the date of this Agreement), notifications under the HSR Act and as promptly as practicable with respect to any notifications with any other Regulatory Consent Authority. Acquiror shall be solely responsible for and pay all filing fees payable to any Regulatory Consent Authorities (including without limitation any such fees associated with any and all required filings under the HSR Act) in connection with the Transaction.

(b)            Acquiror and each of the Seller Parties shall, and shall cause their Affiliates (as applicable) to, use reasonable best efforts to take all actions and do, or cause to be done, and assist and cooperate with the other such parties in doing, all things reasonably necessary, proper or advisable under applicable Law to consummate the Transaction in accordance with this Agreement as soon as practicable after the date hereof, including obtaining termination or expiration of the waiting period (and any extension of such period) under the HSR Act and obtaining such other waiting period expirations or terminations, waivers, licenses, orders, registrations, permits, authorizations, approvals, consents and clearances as may be necessary, proper or advisable (including the Required Regulatory Consents).

(c)            Without limiting, and in furtherance of, the foregoing, Acquiror shall, and shall cause its Affiliates to, undertake promptly: (x) any and all actions (including cooperating and negotiating in good faith with any Regulatory Consent Authorities) necessary, proper or advisable to satisfy the conditions set forth in Section 10.1(a), eliminate any impediment to the Closing pursuant to Section 10.1(b) and complete lawfully the Transaction as soon as practicable (but in any event prior to the Termination Date); and (y) any and all actions necessary, proper or advisable to avoid, prevent, eliminate or remove any actual or threatened Action in any forum by or on behalf of any Regulatory Consent Authority or other Person, or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Regulatory Consent Authority or other Person, the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transaction, including the using Acquiror’s and its Affiliates’ reasonable best efforts to take any actions or agree to any conditions in order to avoid, eliminate, resolve or mitigate any Legal Impediment, including to propose, negotiate, commit to and effect, by consent decree, hold separate orders, or otherwise, the sale, divestiture, disposition or license of any assets, properties, products, product lines, services, businesses or rights of the Company and its Subsidiaries, or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the assets, properties, products, product lines services, or businesses of the Company and its Subsidiaries; provided, however, that notwithstanding anything in this Agreement to the contrary, Acquiror and its Affiliates shall not be required to: (i) take any action set forth in this Section 8.4(c) (including any hold separate, divestiture or conduct remedy) (A) with respect to any assets, properties, products, product lines, services, businesses or rights of Acquiror or its Affiliates (other than, following the Closing, the Company and its Subsidiaries) or (B) that, individually or in the aggregate, would reasonably be expected to have a material adverse impact on the Company and its Subsidiaries, taken as a whole; or (ii) litigate, seek reconsideration of, appeal, or otherwise challenge any adverse ruling, decision, injunction, or Governmental Order issued by a Regulatory Consent Authority or court in connection with the Transaction or the Required Regulatory Consents.

(d)            To the extent permitted by applicable Law and subject to appropriate confidentiality protections, Acquiror and each of the Seller Parties shall, and shall cause their Affiliates (as applicable) to, cooperate fully with each other Party with respect to any filing, submission or other communication with any Governmental Authority in connection with the Transactions and, in furtherance of the foregoing, shall (i) promptly furnish to the other Party (upon reasonable request) all information required for any Regulatory Consent or other application or filing to be made pursuant to any Law in connection with the Transaction, (ii) otherwise cooperate with the other such Parties in connection with any Regulatory Consent or other application or filing and in connection with resolving any investigation or other inquiry of any Governmental Authority, (iii) promptly furnish to the other Party copies of any notices or material written communications received or given by such Party or any of its Affiliates from or to any third party or any Governmental Authority with respect to the Transaction (iv), permit counsel for the other Party to review in advance, and consider in good faith the views of the other Party in connection with, any proposed material communication to such Governmental Authority, and (v) on reasonable advance notice, provide the other Party and its counsel the opportunity to participate in any substantive meetings or discussions, either in person or by videoconference or telephone, between it and any of its Affiliates, agents or advisors, on the one hand, and any third party or any Governmental Authority, on the other hand, concerning or in connection with the Transaction. Notwithstanding anything to the contrary in this Agreement, but subject to the limitations set forth in Section 8.4(c), Acquiror and the Seller Parties shall cooperate in good faith and shall jointly control and direct the strategy, process, timing, substance and tactics as to all matters addressed in this Section 8.4, including the process for obtaining all Regulatory Consents (including without limitation the expiration or termination of any waiting period under the HSR Act); provided, however, that, if Acquiror and the Seller Parties are unable to agree on any matter relating to the strategy, process, timing, substance and tactics relating to the Regulatory Consents after good-faith consultation, Acquiror shall have the right to make the final decision with respect to such matter. Furthermore, any information shared hereunder may be redacted and/or provided only to each Party’s respective counsel (which shall include any economists, consultants, or other third parties working under the direction of such outside counsel) as necessary to comply with applicable Law.

(e)            Subject to Section 8.4(b) and Section 8.4(c), (i) neither Acquiror nor the Company shall, (ii) Acquiror shall cause its Affiliates and Subsidiaries not to, and (iii) the Company shall cause its Subsidiaries not to, take any action or fail to take any action (including any acquisition or agreement to acquire, by any transaction or series of transactions, any business or any business entity or organization or divisions thereof or any assets or otherwise merge or consolidate with any such Person) that would reasonably be expected to: (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Regulatory Consent; (B) materially increase the risk of any Regulatory Consent Authority or other Governmental Authority entering a Governmental Order or other Law prohibiting the consummation of the Transaction; (C) materially increase the risk of not being able to remove any such Governmental Order or other Law on appeal or otherwise; or (D) otherwise prevent or materially delay the consummation of the Transaction.

Article IX.

SEPARATION MATTERS

Section 9.1             Services from Affiliates.

(a)            Acquiror acknowledges that the Company and its Subsidiaries currently receive or benefit from certain shared management, administrative and corporate services and benefits provided by Seller or other members of the Remaining Seller Group and that the Remaining Seller Group receive or benefit from certain services and benefits provided by the Company and its Subsidiaries (the “Shared Services”) some of which may be provided pursuant to Shared Contracts to which neither the Company nor any of its Subsidiaries is a direct party. Other than as may be provided pursuant to the terms of the Transition Services Agreement, each Party hereto further acknowledges that all such services and benefits shall cease, and any agreement in respect thereof (other than those included in the Transition Services Agreement) shall terminate with respect to the Company and its Subsidiaries, on the one hand, and any member of the Remaining Seller Group, on the other hand, as of the Closing Date, and thereafter, each Party’s and their respective Affiliates’ sole obligation with respect to the provision of any Shared Services shall be specifically as set forth in the Transition Services Agreement.

(b)            Seller shall cause all intercompany receivables, payables, loans and balances between Seller or any other member of the Remaining Seller Group, on the one hand, and the Company or any of its Subsidiaries, on the other hand, to be cancelled, repaid, capitalized or otherwise eliminated prior to or in connection with the Closing (and prior to the Calculation Time).

Section 9.2             Insurance Matters.

(a)            During the Interim Period, to the extent Seller obtains knowledge of any liability relating to any period prior to the Closing Date for which the Company or its Subsidiaries is liable and for which coverage is reasonably expected to be available under any Seller Insurance Policy (“Pre-Closing Claims”), such Person shall (i) notify the applicable carrier of such Seller Insurance Policy in respect of such claims and (ii) use commercially reasonable efforts to obtain any amounts payable thereunder with respect to such claims. From and after the Closing Date, Seller shall reasonably cooperate with the Company and its Subsidiaries to obtain any amounts payable under any Seller Insurance Policy in respect of a Pre-Closing Claim and, to the extent any such amounts are paid under a Seller Insurance Policy to Seller or any of its Affiliates, Seller shall promptly remit such amounts (net of any Taxes incurred by Seller in collecting or receiving such amount and net of any increase to the applicable insurance premiums of the Seller Insurance Policy (or additional funding contributions required under a captive Seller Insurance Policy in accordance with historical practice) as a result of such Pre-Closing Claim) or otherwise cause such amounts to be promptly remitted to the Company and/or its Subsidiaries; provided that Acquiror shall be responsible for and indemnify Seller against and advance Seller all reasonable out-of-pocket expenses incurred by Seller or any of its Affiliates in performing its obligations pursuant to this Section 9.2.

(b)            From and after the Closing Date, the Company and its Subsidiaries will cease to be insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any of the Seller Insurance Policies other than (i) with respect to any matters for which the Company or its Subsidiaries are liable and are covered by a Seller Insurance Policy that are reported to the relevant insurer(s) prior to termination of the claim reporting period in the relevant Seller Insurance Policies; or (ii) solely under the Seller Insurance Policies that are occurrence-based policies (“Occurrence Policies”), for any claims made after the Closing Date that relate to any wrongful acts, circumstances or liabilities which are reasonably expected to be covered by such policies, to the extent they existed prior to the Closing Date for which the Company or its Subsidiaries are liable (“Available Claims”), in each case under clauses (i) and (ii) above subject to the terms and conditions of the relevant Seller Insurance Policies and this Agreement, except to the extent otherwise mandated by Law.

(c)            From and after the Closing Date, to the extent Seller or any of its Affiliates are notified in writing by Acquiror of any Available Claim within one (1) year following the Closing Date that may be subject to coverage under any Seller Insurance Policy, Seller shall reasonably cooperate with the Company and its Subsidiaries to (i) promptly notify each carrier under the applicable Seller Insurance Policy in respect of such Available Claim and (ii) use reasonable best effort to obtain any amounts payable thereunder with respect to such Available Claim and, to the extent any such amounts are paid under a Seller Insurance Policy to Seller or any of its Affiliates, Seller shall promptly remit such amounts or otherwise cause such amounts (net of any Taxes incurred by Seller in collecting or receiving such amount and net of any increase to the applicable insurance premiums of the Seller Insurance Policy (or additional funding contributions required under a captive Seller Insurance Policy in accordance with historical practice) as a result of such Pre-Closing Claim) to be promptly remitted to the Company and/or its Subsidiaries; provided that Acquiror shall be responsible for and indemnify Seller against and advance Seller all reasonable out-of-pocket expenses incurred by Seller in performing its obligations pursuant to this Section 9.2.

(d)            Following the Closing, Acquiror and Seller shall reasonably cooperate, and shall cause their respective Affiliates to, reasonably cooperate with and take all reasonable actions as may be required to assist the Company in obtaining amounts payable to or on behalf of the Company or its Subsidiaries under the applicable Seller Insurance Policies pursuant to this Section 9.2, including provision of information regarding any such insurance claim; provided that Acquiror shall reimburse Seller for all reasonable out-of-pocket expenses incurred by Seller or any of its Affiliates in performing its obligations pursuant to this Section 9.2(d). For a period of three (3) years following the Closing Date, each of Seller and Seller Parent shall (i) not take any action to dissolve, wind-up or cease its corporate existence, unless such action would not materially and adversely impair Acquiror’s, the Company’s or its Subsidiaries’ ability to make or recover pursuant to Section 11.2(a)(ii) under any applicable Seller Insurance Policy), and (ii) maintain the Seller Insurance Policy relating to the historical spin-off involving the Company to the extent such policy may provide coverage for claims made pursuant to Section 11.2(a)(ii).

(e)            Notwithstanding anything to the contrary set forth in this Section 9.2, the Parties affirmatively agree that neither Seller nor any of its Affiliates shall be responsible or liable for any insurance claims contemplated by this Section 9.2 that may be denied by the applicable insurer or otherwise any matter, claim, occurrence or loss contemplated by this Section 9.2 that may not be fully covered by the applicable insurer.

Section 9.3             Wrong Pockets.

(a)            If at any time after the Closing (i) any of Acquiror or any of its Affiliates (including the Company or its Subsidiaries) receives any payment or other amount which is properly due and owing to any member of the Remaining Seller Group or it otherwise becomes apparent that Acquiror or its Affiliates are in possession of any other asset which is the property of any member of the Remaining Seller Group pursuant to the terms of this Agreement or any Ancillary Agreement, or (ii) any member of the Remaining Seller Group pays any amounts or incurs any other liabilities which are properly the responsibility of Acquiror, the Company or its Subsidiaries in accordance with the terms of this Agreement or any Ancillary Agreement, then, in each case, Acquiror shall promptly remit or transfer, or shall cause to be remitted or transferred, such amount or other asset to Seller, net of any out-of-pocket expenses and costs (including Taxes) incurred in connection with determining, collecting or obtaining such payment or other amount.

(b)            If at any time after the Closing (i) any member of the Remaining Seller Group receives any payment or other amount which is properly due and owing to the Company or its Subsidiaries or it otherwise becomes apparent that a member of the Remaining Seller Group is in possession of any other asset which is the property of Acquiror pursuant to the terms of this Agreement or any Ancillary Agreement, or (ii) Acquiror or the Company or its Subsidiaries pays any amounts or incurs any other liability which are properly the responsibility of any member of the Remaining Seller Group in accordance with the terms of this Agreement or any Ancillary Agreement, Seller or the applicable member of the Remaining Seller Group shall promptly remit or transfer, or shall cause to be promptly remitted or transferred, such amount or other asset to Acquiror or the Company, net of any out-of-pocket expenses and costs (including Taxes) incurred in connection with determining, collecting or obtaining such payment or other amount.

(c)            Acquiror and Seller shall reasonably cooperate with each other and shall set up procedures and notifications as are reasonably necessary or advisable to effectuate the transfers contemplated by this Section 9.3.

Article X.

CONDITIONS TO OBLIGATIONS

Section 10.1           Conditions to Obligations of Acquiror, Seller, Seller Parent, and the Company. The obligations of Acquiror, Seller, Seller Parent, and the Company to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)            (i) The waiting period under the HSR Act applicable to the Transaction shall have expired or been terminated and (ii) all necessary permits, approvals, clearances and consents of, or filings with, any Regulatory Consent Authority listed on Schedule 10.1(a) shall have been procured or made, or deemed to have been procured or made, as applicable.

(b)            No Governmental Authority of competent jurisdiction shall have issued or granted any Governmental Order (whether temporary, preliminary or permanent), other than an Immaterial Order, in each case, that is in effect as of immediately prior to the Closing and which has the effect of restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Transaction.

Section 10.2           Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)            Representations and Warranties.

(i)              Each of the representations and warranties of the Company and Seller contained in this Agreement (without giving effect to any materiality or “Material Adverse Effect” or similar qualifications therein), other than the representations and warranties set forth in Section 3.1(a) (Organization and Qualification), Section 3.2 (Due Authorization), Section 3.3 (No Conflict) (solely with respect to Governing Documents), Section 3.5(a)-(b) (Capitalization), Section 3.14 (Brokers’ Fees), Section 3.19(a) (No Material Adverse Effect), Section 4.1 (Organization), Section 4.2 (Due Authorization), Section 4.3 (Title to Company Shares), Section 4.4 (No Conflict) (solely with respect to Governing Documents) and Section 4.7 (Brokers’ Fees) (such representations and warranties, collectively, the “Seller Party Fundamental Representations”), shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made on and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such earlier date, except for, in each case of this clause (i), such failures to be true and correct as would not have a Material Adverse Effect.

(ii)             The representations and warranties of the Company contained in Section 3.19(a) (No Material Adverse Effect), Sections 3.5(a)-(b) and Section 4.3 shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date.

(iii)            Each of the Seller Party Fundamental Representations (other than the representations and warranties contained in Section 3.19(a), Sections 3.5(a)-(b) and Section 4.3) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all respects as of such earlier date, except for, in each case of this clause (iii), such failures to be true and correct are de minimis.

(b)              Covenants. Each of the covenants of the Company and Seller to be performed as of or prior to the Closing shall have been performed in all material respects; provided that the covenants and agreements contained in Section 2.4(a) and Section 6.5 shall have been performed and complied with in all respects.

(c)            Key Employees. At least sixty-six percent (66%) of the Key Employees shall continue to be employed by the Company or any Subsidiary (as applicable), unless in each case a Key Employee’s employment is terminated as a result of the death or Qualifying Disability of such Key Employee, in which case such Key Employee will be included in such calculation or determination as though such Key Employee had continued to be employed by the Company or any Subsidiary through Closing.

(d)            Company Employees. At least seventy-five percent (75%) of all employees of the Company and each of its Subsidiaries, taken as a whole, other than Exited Employees, shall continue to be employed with the Company and its Subsidiaries as of the Closing.

(e)            Sponsor Support Agreement. The Sponsor Support Agreement shall remain in full force and effect, and the parties thereto shall have performed and complied with their respective obligations thereunder in all material respects.

Section 10.3           Conditions to Obligations of Seller, Seller Parent, and the Company. The obligations of Seller, Seller Parent, and the Company to consummate the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Seller or Seller Parent:

(a)            Representations and Warranties.

(i)              Each of the representations and warranties of Acquiror contained in this Agreement (without giving effect to any materiality, "material adverse effect" or “Acquiror Material Adverse Effect” or similar qualifications therein), other than the Acquiror Fundamental Representations, shall be true and correct in all respects as of the Closing Date, as if made on and as of the date of this Agreement and the Closing Date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct as of such earlier date, except for, in each case of this clause (i), such failures to be true and correct as would not be reasonably likely to have an Acquiror Material Adverse Effect.

(ii)             Each of the Acquiror Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of the Closing Date (except to the extent that any such representation and warranty speaks expressly as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date) , except for, in each case of this clause (ii), such failures to be true and correct that are de minimis.

(b)            Covenants. Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; provided that the covenants and agreements contained in Section 2.4(b) clauses (vi) through (vii) shall have been performed and complied with in all respects.

Section 10.4             Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. Acquiror may not rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of Acquiror to comply with its obligations under this Agreement. Neither the Company nor Seller or Seller Parent may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of the Company, Seller, or Seller Parent, respectively, to comply with its obligations under this Agreement.

Article XI.

INDEMNIFICATION

Section 11.1           No Survival. Without limiting any claim for Fraud, (i) none of the representations and warranties contained in this Agreement shall survive the Closing and (ii) no claim shall be brought by any Person in respect of any such representation or warranty after the Closing. None of the agreements, obligations or covenants set forth in this Agreement of any Party to be performed by any party before or at the Closing shall survive the Closing, and no claim shall be brought by any Person in respect of any such agreement, obligation or covenant after the Closing. Unless otherwise indicated, agreements, obligations and covenants set forth in this Agreement which by their terms are required to be performed after the Closing shall survive the Closing in accordance with their terms. Notwithstanding anything to the contrary contained herein, the survival limitations contained in this Article XI shall not apply to or otherwise be construed in any way to limit Acquiror’s rights to bring claims against the insurer under the RWI Policy.

Section 11.2           Indemnification.

(a)            Indemnification by Seller and Seller Parent. Subject to the limitations set forth in this Article XI, each of Seller and Seller Parent hereby covenant and agree to indemnify and hold harmless the Acquiror Indemnified Parties from, against and in respect of all Damages resulting from or arising out of (whether or not involving a Third Party Claim), without duplication:

(i)              any nonfulfillment or breach of any covenant or agreement by Seller or Seller Parent contained in this Agreement which by its terms requires performance after the Closing;

(ii)             any Taxes (1) of any Person for which the Company or any of its Subsidiaries is liable under Treasury Regulations Section 1.1502-6 (or any similar state or local Law) as a result of membership in any Consolidated Group, which shall include without limitation any Taxes of UEI or any of its Subsidiaries, or (2), solely to the extent that the Company is unable after using commercially reasonable efforts to recover such Taxes from UEI under the Tax Matters Agreement, resulting from or attributable to the failure of any historical spin-off involving the Company to qualify under Section 355 of the Code; or

(iii)            any Excluded Liability.

(b)            Indemnification by Acquiror. Subject to the limitations set forth in this Article XI, Acquiror hereby covenants and agrees to indemnify and hold harmless Seller, Seller Parent, their Affiliates and each of their respective officers, directors, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from, against and in respect of all Damages resulting from or arising out of (whether or not involving a Third Party Claim):

(i)              any nonfulfillment or breach of any covenant or agreement by Acquiror contained in this Agreement which by its terms requires performance after the Closing; or

(ii)             any Acquired Liability.

Section 11.3           Indemnification Procedures.

(a)            Third Party Claims. In the event any Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article XI, (it being understood and agreed that knowledge of the Company and its Subsidiaries as of immediately prior to the Closing with respect to facts or circumstances prior to Closing shall not, in and of itself, be imputed to Acquiror or its Affiliates for this purpose), such Indemnified Party shall provide written notification thereof (a “Third Party Claim Notice”) to the Indemnifying Party (and to the Escrow Agent if recourse is sought against the Indemnity Escrow Deposit) promptly after it becomes aware of such Third Party Claim specifying the nature of such Third Party Claim and the amount or estimated amount thereof, together with copies of all material notices and documents (including court papers) served on or received by such Indemnified Party; provided that the failure to promptly provide such notice shall not affect the rights of such Indemnified Parties to indemnification pursuant to this Article XI, except to the extent that the Indemnifying Party shall have been materially prejudiced thereby. The Indemnifying Party shall have twenty (20) Business Days after receipt of a Third Party Claim Notice to assume control of the defense of such Third Party Claim, at its sole cost and expense with counsel of its choosing by written notice to the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have control over, the defense of any Third Party Claim if (i) the Third Party Claim involves a criminal proceeding, Action, indictment or investigation against the Indemnified Party, (ii) the Third Party Claim seeks any injunctive or other non-monetary equitable relief (other than to the extent such relief is incidental to the request for monetary damages), (iii) the Indemnified Party has been advised in writing by legal counsel that a significant conflict exists between the Indemnified Party and the Indemnifying Party in respect of the Third Party Claim, (iv) the Third Party Claim could reasonably result in suspension or debarment of an Indemnified Party by a Governmental Authority, (v) the provider of the RWI Policy assumes the defense of such Third Party Claim pursuant to, and in accordance with, the RWI Policy (and assumes responsibility for all Damages that would otherwise be subject to indemnification obligations hereunder) or (vi) if the applicable claimant in the Third Party Claim is a Governmental Authority (other than any Tax authority) or any Material Customer or Material Supplier. Notwithstanding the foregoing, in the event that the Indemnifying Party elects to assume control of the defense of a Third Party Claim, (A) the Indemnifying Party shall not be entitled to compromise or settle such Third Party Claim without the prior written consent of the Indemnified Party (which such consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement (1) provides for only monetary damages that are fully covered by the Indemnifying Party's indemnification obligations hereunder, (2) does not involve any admission of liability or wrongdoing by, or the imposition of any injunctive or other non-monetary relief on, any Indemnified Party, and (3) includes a full and unconditional release of all Indemnified Parties from all Damages and claims arising out of or relating to such Third Party Claim, and (B) the Indemnified Party shall be entitled to participate in (but not control) such defense with counsel of its choosing at such Indemnified Party's sole cost and expense. If the Indemnifying Party (1) notifies such Indemnified Party in writing that the Indemnifying Party does not elect to assume control of the defense of a Third Party Claim, (2) does not, or fails to, elect to assume the defense of a Third Party Claim within twenty (20) Business Days after receipt of the Third Party Claim Notice, (3) has elected to, but has failed or is failing to diligently defend such claim, and such Indemnifying Party is provided written notice of such failure by the Indemnified Party and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (4) is not entitled to assume the defense of such Third Party Claim pursuant to this Section 11.3(a), then the Indemnified Party shall have the right to assume control of the defense, compromise and settlement of such Third Party Claim (including the selection of counsel) without waiving any right to indemnity therefor pursuant to this Agreement (except as otherwise set forth in this Section), subject to the right of the Indemnifying Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall solely be at the expense of the Indemnifying Party); provided, however, that if the Indemnified Party settles or compromises any such Third Party Claim without the prior written consent of the Indemnifying Party, then such settlement or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnified Party in connection with such Third Party Claim (it being understood that if the Indemnified Party requests that the Indemnifying Party consent to a settlement or compromise, the Indemnifying Party shall not unreasonably withhold, condition or delay such consent). The Party hereto that is not conducting the defense shall provide the Party conducting the defense and its counsel with reasonable access during normal business hours to such Party's books and records within their possession or control, and personnel relating to any Third Party Claim and shall otherwise reasonably cooperate with the Party conducting the defense in the defense or settlement thereof; provided that any such access shall be conducted in a manner that does not unreasonably interfere with the normal operations of such Party or its Affiliates.

(b)            Direct Claims. With respect to any claim for indemnification not involving a Third Party Claim, the Indemnified Party shall promptly provide written notification of such claim (an “Indemnity Claim Notice”) to the Indemnifying Party (and to the Escrow Agent if recourse is sought against the Indemnity Escrow Deposit); provided that the failure to promptly provide such notice shall not affect the rights of such Indemnified Parties to indemnification pursuant to this Article XI, except and only to the extent that the Indemnifying Party shall have been materially prejudiced thereby. Such Indemnity Claim Notice shall specify in reasonable detail the nature and, if reasonably practicable, indicate the good faith estimate, based on information then available to such Indemnified Party, of the amount of any such claim. The Indemnifying Party shall have forty-five (45) days from the date it receives such notice to investigate such claim. For purposes of such investigation, the Indemnified Party shall make available to the Indemnifying Party all material information related to such claim which is reasonably requested by the Indemnifying Party to the extent that such information is in the possession or control of the Indemnified Party; provided that such Indemnified Party shall not be required to violate any order, judgment, injunction, award or decree of any Governmental Authority or any Law to which it is subject or to waive any attorney-client privilege or work product doctrine which any of them may possess or that may otherwise apply to such information. If the Indemnifying Party disagrees with the validity or amount of all or a portion of such indemnification claim, the Indemnifying Party shall deliver to the Indemnified Party (and to the Escrow Agent as applicable) written notice thereof, containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable claim, prior to the expiration of the sixty (60)-day review period (an “Objection Notice”). If the Indemnifying Party timely delivers an Objection Notice in accordance with this Section 11.3(b), the Parties shall attempt in good faith to agree upon the rights of the respective Parties with respect to each of such claims within thirty (30) days following the date of such Objection Notice. If the Parties are unable to resolve any such claim within such thirty (30)-day period, either Party may submit such dispute to resolution in accordance with Section 13.12. If the Indemnifying Party fails to timely deliver an Objection Notice pursuant to this Section 11.3(b), such failure to object shall be an acceptance of the Indemnity Claim Notice by the Indemnifying Party and the Indemnifying Party shall be obligated to pay the Indemnified Party the amount specified in such Indemnity Claim Notice.

Section 11.4            Indemnity Escrow.

(a)            In the event that there is a Final Determination (as defined below) that indemnifiable Damages are owed to any Indemnified Parties by Seller or Seller Parent pursuant to Section 11.2(a)(ii), then Acquiror, as or on behalf of such Indemnified Party, shall have the right or, subject to Section 11.7 below, the obligation to offset the amount thereof against any portion of the funds then remaining in the Indemnity Escrow Account in accordance with the Escrow Agreement. If Acquiror exercises such right of offset (or is obligated to offset), Acquiror and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing it to release an amount in cash or by wire transfer of immediately available funds from the Indemnity Escrow Account to such Indemnified Party as directed by such Final Determination. No exercise of, nor failure to exercise, the rights set forth in this Section 11.4 shall constitute an election of remedies or limit such Indemnified Party’s other rights hereunder. Such remedy shall, for the avoidance of doubt, be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Acquiror or any other Indemnified Party is or may be entitled under this Agreement (including any exhibits hereto). For the avoidance of doubt, nothing in this Section 11.4 shall permit Acquiror or any other Indemnified Party to recover from the Indemnity Escrow Account other than in respect of indemnifiable Damages owed by Seller or Seller Parent pursuant to Section 11.2(a)(ii).

(b)            Promptly after the date that is the twelve (12) month anniversary of the Closing Date (the “Indemnity Escrow Release Date”) (but in any event within five (5) Business Days thereafter), Seller and Acquiror shall instruct the Escrow Agent to release from the Indemnity Escrow Account in accordance with the Escrow Agreement for distribution to Seller the amount, if any, by which the amount of funds then remaining in the Indemnity Escrow Account exceeds the aggregate amount of Damages reasonably claimed in good faith and set forth in reasonable detail in all notices of claims for indemnification under Section 11.2(a)(ii) delivered by the Acquiror Indemnified Parties in good faith on or prior to the Indemnity Escrow Release Date in accordance with the provisions of Section 11.3(a) or Section 11.3(b) that have not then been fully and finally resolved (each such claim, an “Unresolved Claim”) pursuant to (i) a written settlement agreement entered into by Acquiror and Seller or (ii) a final non appealable decision, order or award issued in accordance with Section 13.13, as applicable (such resolution in (i) or (ii), a “Final Determination”). An amount of funds equal to the aggregate amount of any Unresolved Claims so reasonably claimed and set forth in reasonable detail shall be reserved and retained in Indemnity Escrow Account in accordance with the Escrow Agreement, until each such Unresolved Claim has been fully and finally resolved pursuant to a Final Determination. Promptly following any such full and final resolution of any Unresolved Claim, Acquiror and Seller shall jointly instruct the Escrow Agent in accordance with the Escrow Agreement to release from the Indemnity Escrow Account any amounts then retained in the Indemnity Escrow Account with respect to such Unresolved Claim as required pursuant to such (i) written settlement agreement entered into by Acquiror and Seller or (ii) decision, order or award issued in accordance with Section 13.13, binding upon Acquiror and Seller with respect to such Unresolved Claim.

Section 11.5            Limitations on Indemnification.

(a)            The amount of any Damages subject to indemnification by an Indemnifying Party hereunder shall not exceed, in the aggregate, 20% of the Enterprise Value and shall be net of any amounts actually recovered or reasonably likely to be received by the Indemnified Party or the Company or its Subsidiaries under insurance policies (including the RWI Policy), other sources of indemnification, or otherwise, with respect to such Damages, net of documented out-of-pocket reasonable expenses incurred in connection with such recovery (including deductibles and applicable premium adjustments). In the event an Indemnified Party receives any recovery from insurers or otherwise with respect to such Damages after an Indemnifying Party has made a payment in respect of such Damages, the Indemnified Party shall refund to the Indemnifying Party up to the lesser of (i) the amount actually received by it (net of any reasonable expenses incurred by such Person in collecting such amounts, including deductibles and applicable premium adjustments) and (ii) the indemnification payment made by the Indemnifying Party in respect of such Damages.

(b)            No Damages may be claimed for indemnification under Section 11.1 to the extent such Damages were already expressly included in the calculation of any adjustment to (and has actually reduced) the Final Purchase Price pursuant to Section 2.5 (with the intent of this provision to merely be to avoid “double counting”).

Section 11.6            Waiver, Release, and Discharge. Except with respect to (a) any rights or obligations of any Party or any other Person arising under this Agreement or any Ancillary Agreement, (b) claims for Fraud, or (c) any rights, obligations or claims arising under any other Contract between Seller, Seller Parent or any of their respective Affiliates, on the one hand, and Acquiror, the Company, any of its Subsidiaries or any of their respective Affiliates, on the other hand, whether entered into before, on or after the Closing, each of Seller and Seller Parent, for themselves and on behalf of their Affiliates, hereby irrevocably waives, releases and discharges each of Acquiror, the Company and its Subsidiaries, and their respective directors, officers, employees and agents from any and all liabilities, obligations and claims of any kind or nature whatsoever arising out of or relating to Seller's or Seller Parent's direct or indirect ownership of the Company or any of its Subsidiaries prior to the Closing, whether as a member, officer, director or employee of the Company or any of its Subsidiaries or otherwise, in each case, whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising at Law or equity, and neither Seller nor Seller Parent shall seek to recover any amounts in connection therewith or thereunder from the Company or any of its Subsidiaries. Seller and Seller Parent each hereby waive, and acknowledge and agree that neither Seller nor Seller Parent shall have, and neither shall exercise or assert (or attempt to exercise or assert), any right of subrogation, contribution, advancement, right of indemnity or other similar right or remedy against the Company or any of its Subsidiaries with respect to any actual or alleged breach of any representation or warranty, covenant or agreement of any Seller Party set forth in this Agreement or in connection with any other indemnification obligation to which any Seller Party may become subject under this Agreement or any other Ancillary Agreement. Notwithstanding the foregoing, nothing in this Section 11.6 shall release, waive, discharge, relinquish or otherwise affect (A) the rights or obligations of any Party or any other Person to the extent arising out of this Agreement or the Ancillary Agreements, (B) any indemnification or similar obligations of the Company or any Subsidiary existing as of the date of this Agreement pursuant to the Company or such Subsidiary’s Governing Documents, (C) any rights arising prior to the Closing for employment compensation, employee benefits, or expense reimbursement unpaid as of the Closing (including rights to payment for salary, bonuses, commissions, and vacation pay, earned and unpaid as of the Closing) or (D) any non-waivable statutory rights under applicable Law.

Section 11.7            Exclusive Remedies.  Except (i) as set forth in Section 2.5, Section 6.7(c), and Section 13.14 and (ii) in the case of Fraud, the Parties acknowledge and agree that the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims (other than claims based on Fraud) resulting from or arising out of this Agreement or otherwise relating to the subject matter hereof and the transactions contemplated hereby shall be pursuant to the indemnification provisions set forth in this Article XI. For the avoidance of doubt, nothing in this Section 11.7 shall affect or otherwise limit (A) any Person’s right to seek and obtain any equitable relief to which any Person may be entitled pursuant to this Agreement or pursuant to Section 6.7(c) and Section 13.14, or (B) any Party’s rights or obligations under any Ancillary Agreement. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in this Article XI), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Acquiror to make claims under or recover under the RWI Policy; it being understood that any matter for which there is coverage available under the RWI Policy shall be subject to the terms, conditions and limitations, if any, set forth in the RWI Policy.

Section 11.8            Treatment of Indemnification Payments. Any amounts paid to an Indemnified Party under this Article XI shall be treated as an adjustment to the Estimated Purchase Price for all applicable Tax purposes, unless otherwise required by Law.

Article XII.

TERMINATION/EFFECTIVENESS

Section 12.1           Termination. This Agreement may be terminated and the Transaction abandoned prior to the Closing:

(a)            by written consent of Seller and Acquiror;

(b)            by written notice to Seller from Acquiror, if:

(i)             there is any breach of any representation, warranty, covenant or agreement on the part of the Company, Seller, or Seller Parent set forth in this Agreement, such that the conditions specified in Section 10.2(a) or Section 10.2(b) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by the Company or Seller, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by Seller of notice from Acquiror of such breach, but only as long as the Company, Seller, or Seller Parent, as applicable, continues to use its reasonable best efforts to cure such Terminating Seller Breach (the “Seller Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Seller Breach is not cured within the Seller Cure Period; provided that the right to terminate this Agreement pursuant to this Section 12.1(b)(i) shall not be available to Acquiror if Acquiror is in default or breach of this Agreement such that the conditions specified in Section 10.3(a) or Section 10.3(b) would not be satisfied;

(ii)            the Closing has not occurred on or before December 19, 2026 (subject to Section 13.14, the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(b)(ii) shall not be available to Acquiror if Acquiror’s breach of this Agreement is the primary cause of the Closing not occurring on or before such date; or

(iii)            any Governmental Authority having competent jurisdiction has issued a final, non-appealable Governmental Order or taken any other action permanently restraining, enjoining, prohibiting or making unlawful the Transaction; provided, however, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 12.1(b)(iii) if Acquiror is then in breach of any covenant or agreement set forth in Section 8.4;

(c)            by written notice to Acquiror from Seller if:

(i)              there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, such that the conditions specified in Section 10.3(a) or Section 10.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to use its reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; provided that the right to terminate this Agreement pursuant to this Section 12.1(c)(i) shall not be available to Seller if the Company, Seller, or Seller Parent is in default or breach of this Agreement such that the conditions specified in Section 10.2(a) or Section 10.2(b) would not be satisfied;

(ii)            the Closing has not occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 12.1(c)(ii) shall not be available to Seller if Seller’s, Seller Parent’s, or the Company’s breach of this Agreement is the primary cause of the Closing not occurring on or before such date;

(iii)           any Governmental Authority having competent jurisdiction has issued a final, non-appealable Governmental Order or taken any other action permanently restraining, enjoining, prohibiting or making unlawful the Transaction; provided, however, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 12.1(b)(iii) if Acquiror is then in breach of any covenant or agreement set forth in Section 8.4; or

(iv)           (A) all of the conditions set forth in Section 10.1 and Section 10.2 (other than conditions which are to be satisfied by actions taken at the Closing or those conditions which have not been satisfied as a result of the breach of this Agreement by Acquiror) have been satisfied or have been waived by Seller or Acquiror, as applicable; (B) Seller has irrevocably indicated in writing to Acquiror that all of the conditions set forth in Section 10.1 and Section 10.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing or those conditions which have not been satisfied as a result of the breach of this Agreement by Acquiror) have been satisfied or have been waived by Seller, as the case may be (or Seller has confirmed in writing that any such conditions will be waived at Closing); (C) the Company and Seller are prepared to consummate the Closing; and (D) Acquiror fails to consummate the Closing when the Closing should have occurred pursuant to Section 2.3.

Section 12.2            Effect of Termination. Except as otherwise set forth in this Section 12.2, in the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Seller, as the case may be, for any Willful Breach of this Agreement occurring prior to such termination; provided, however, that a failure of either Party to consummate the Stock Purchase or the Closing when required to in accordance with Section 2.3 hereof shall be deemed to be a Willful Breach (in the case of Acquiror, whether or not Acquiror had sufficient funds available to consummate the Stock Purchase). In determining losses or damages recoverable upon termination by a Party for the other Party’s breach, the Parties acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such party (taking into consideration relevant matters, including other opportunities and the time value of money), which shall be deemed to be damages of such party. The provisions of Section 6.2 (solely as relating to indemnification obligations and survival of the Confidentiality Agreement), Section 8.4(a) (solely as relating to payment of expenses), Article XI, this Section 12.2, and Article XIII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall, in each case, survive any termination of this Agreement. Subject to Section 13.14, nothing in this Article XII will be deemed to impair the right of any Party to compel specific performance or other equitable remedies by another Party of its obligations under this Agreement pursuant to Section 13.14. The Parties acknowledge and agree that any Party may seek, in the alternative, either (a) specific performance to enforce the consummation of the Closing pursuant to Section 13.14 or (b) payment of losses and damages arising from another Party’s Willful Breach pursuant to this Section 12.2, but in no event shall any Party be entitled to receive both such specific performance and such payment of losses and damages.

Article XIII.

MISCELLANEOUS

Section 13.1            Waiver. Any party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 13.9 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 13.2            Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) the Business Day following the day on which the same has been delivered by a nationally recognized overnight delivery service, or (iv) when delivered by email, if transmitted without indication of delivery failure (unless if transmitted after 5:00 p.m. Eastern time or other than on a Business Day, then on the next Business Day), addressed as follows:

(a)            If to Acquiror (or, following the Closing, the Company), to:

Booz Allen Hamilton Inc.
Legal, Ethics & Compliance Department
8283 Greensboro Drive
McLean, Virginia 22102
Attention:	Jacob D. Bernstein
E-Mail:	Bernstein_jacob@bah.com

with a copy (which shall not constitute notice) to:

King & Spalding LLP
1650 Tysons Boulevard, Suite 400
McLean, Virginia 22102
Attention:	Charles W. Katz
Jeremy M. Schropp
Email:	CKatz@kslaw.com
JSchropp@kslaw.com

(b)            If to Seller or, prior to the Closing, the Company, to:

c/o Ultra I&C Holdings Limited
Scott House, Suite 1
The Concourse, Waterloo Station
London, United Kingdom, SE1 7LY
Attention:	Graham Kirk
Email:	graham.kirk@ultra-electronics.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention:	Amber Banks
Thomas Engelhardt
Email:	amber.banks@lw.com
thomas.engelhardt@lw.com

and

Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004
Attention:	Brian Mangino
Email:	brian.mangino@lw.com

or to such other address or addresses as the parties may from time to time designate in writing by notice to the other parties in accordance with this Section 13.2.

Section 13.3           Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, however, that without written consent of any party hereto, Acquiror may assign or transfer all or any part of its rights and interests hereunder (i) to any of its Affiliates, (ii) to any successor to all or substantially all of the Business, and (iii) as collateral security to any lender to Acquiror; provided, further, that (A) no such assignment shall relieve Acquiror of any of its obligations hereunder or under any Ancillary Agreement, (B) no assignment pursuant to clause (i) shall be permitted prior to the Closing without the prior written consent of Seller (not to be unreasonably withheld), (C) Acquiror shall provide Seller with written notice of any assignment pursuant to this Section 13.3 within five (5) Business Days of such assignment, and (D) any assignee pursuant to clause (i) or (ii) shall execute and deliver to Seller a written instrument assuming all obligations of Acquiror under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 13.4           Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the present and former directors, officers and employees of the Company and its Subsidiaries (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, this Section 13.4 and Section 8.3; (b) the past, present and future directors, managers, officers, employees, incorporators, members, partners, equityholders, Affiliates, agents, attorneys, advisors and representatives of the parties and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, this Section 13.4 and Section 13.15; (c) Latham & Watkins LLP (“L&W”) is an intended third-party beneficiary of, and may enforce, this Section 13.4 and Section 13.16 and (d) the Seller Parties are intended third-party beneficiaries of, and may enforce, this Section 13.4, Section 13.15 and Section 13.17.

Section 13.5           Expenses. Except as otherwise provided herein (including Section 2.5, Section 6.2, Section 8.3(b), and Section 8.4(a), each Party shall bear its own expenses incurred in connection with this Agreement and the Transaction whether or not the Transaction shall be consummated, including all fees of its legal counsel, financial advisers and accountants. Notwithstanding anything herein to the contrary, (a) Acquiror shall be responsible for (i) fifty percent (50%) of all fees and expenses payable to the Escrow Agent pursuant to or arising under the Escrow Agreement, (ii) fifty percent (50%) of all Transfer Taxes pursuant to Section 8.2(a), (iii) all expenses related to the cost of acquiring the E&O and Cyber Tail Policy pursuant to Section 8.3(c), (iv) all expenses related to the cost of acquiring the EPL Policy (or the portion of the D&O Tail Policy covering the Employment Practices Liability insurance) pursuant to Section 8.3(b), and (v) all amounts payable pursuant to Section 6.2, Section 8.4(a), Section 9.2(a) and Section 9.2(c), and (b) Seller shall be solely responsible for (i) fifty percent (50%) of all fees and expenses payable to the Escrow Agent pursuant to or arising under the Escrow Agreement (it being understood that such fifty percent (50%) amount shall be accounted for as an Outstanding Company Expense pursuant to the definition thereof) (ii) fifty percent (50%) of all Transfer Taxes pursuant to Section 8.2(a) and (iii) all expenses related to the cost of acquiring the D&O Tail Policy pursuant to Section 8.3(b).

Section 13.6           Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures (including DocuSign and AdobeSign) and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record. Any electronic or .pdf copies hereof or signatures hereon shall, for all purposes, be deemed originals.

Section 13.7           Schedules and Annexes. The Parties agree that any reference in a particular Schedule or section of the Seller and Company Disclosure Schedules or Acquiror Disclosure Schedules shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of Seller and the Company, on the one hand, or Acquiror, on the other hand, as applicable, that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of Seller and the Company, on the one hand, or Acquiror, on the other hand, as applicable, that are contained in this Agreement, but only if the relevance to such other representations and warranties would be reasonably apparent on the face of such disclosure. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. The Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company or Seller except as and to the extent provided in this Agreement.

Section 13.8           Entire Agreement. This Agreement, the Ancillary Agreements, and the Confidentiality Agreement (including in each case all appendices, exhibits, and schedules thereto), constitute the entire agreement among the parties relating to the Transaction and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transaction. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transaction exist between the parties except as expressly set forth in this Agreement, the Ancillary Agreements, and the Confidentiality Agreement (as applicable).

Section 13.9           Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

Section 13.10          Publicity. The Parties agree that the initial press release to be issued with respect to the Transaction following execution of this Agreement shall be a joint press release mutually agreed by Acquiror and Seller, and thereafter, each Party shall consult with the other prior to issuing any press release or otherwise making any public announcement with respect to the Transaction which deviates or provides materially different information from such initial press release, or make any filings with any third party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Law or Governmental Order (in which event the Party seeking to make such release, announcement, or filing shall (a) use its reasonable best efforts to provide an opportunity for the other Party and its Representatives to review and comment upon such press release or other announcement prior to making any such press release or other announcement and incorporate any reasonable comments thereto and (b) disclose the terms of this Agreement and the Transaction only to the extent required by Law or Governmental Order). Notwithstanding the foregoing, no Party shall be required to provide notice to the other or otherwise comply with this Section 13.10 to the extent any proposed release or announcement is consistent with, does not deviate from, and does not provide any materially different information from any initial press release or subsequent press release issued in accordance with the terms of this Section 13.10.

Section 13.11          Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 13.12          Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transaction may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transaction in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.12. EACH OF THE PARTIES (AND IN THE CASE OF ACQUIROR, ON BEHALF OF ITSELF AND EACH ACQUIROR PARTY) HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTION.

Section 13.13          Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transaction, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 13.14          Enforcement. Each of the Parties acknowledges and agrees that irreparable harm for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that it does not fully and timely perform its obligations under this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement and the Closing) in accordance with its terms. Accordingly, each of the Parties acknowledges and agrees that (a) the other parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, and to cause the Transaction to be consummated, in each case subject to the terms and conditions of this Agreement, without proof of damages and without posting a bond or other security (including any such requirement under applicable Law), and (b) the right to obtain an injunction, specific performance, or other equitable relief is an integral part of the Transaction and, without that right, none of the parties would have entered into this Agreement. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason nor to assert that a remedy of monetary damages would provide an adequate remedy, and each party hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. To the extent any Party brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that by its terms requires performance after the Closing or expressly survives termination of this Agreement), the Termination Date shall automatically be extended to such time period established by the court presiding over such Action. The remedies available pursuant to this Section 13.14 shall be in addition to any other remedy to which a party is entitled under this Agreement or any other agreement or document entered into in connection herewith or the Transaction, and at law or in equity. The preceding sentence is in addition to and not in place of the remedies provisions set forth in Article XI.

Section 13.15          Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transaction may only be brought against, the entities that are expressly named as Parties (and Acquiror, or its applicable Affiliate, in accordance with the Confidentiality Agreement) and then only with respect to the specific obligations set forth herein with respect to such party or, with respect to Acquiror, or its applicable Affiliate, set forth in the Confidentiality Agreement. Without limiting the obligations of Acquiror, or its applicable Affiliate, pursuant to the Confidentiality Agreement, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing, in each case of the Persons described in the foregoing clauses (a) and (b), shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Seller or Acquiror under, based on, arising out of, or related to this Agreement or the Transaction. Notwithstanding the foregoing, nothing in this Section 13.15 or otherwise contained in this Agreement shall limit or eliminate, or be construed in any manner or deemed to affect, limit, modify or waive, in any respect, (a) the liability of any Person pursuant to the terms and conditions of any Ancillary Agreements or other agreements or documents entered into in connection with this Agreement to which such Person is expressly a party, (b) any Party's available remedies in the event of Fraud committed by another Person or Party or (c) any of Acquiror’s rights or remedies pursuant to the RWI Policy.

Section 13.16          Acknowledgement and Waiver.

(a)            It is acknowledged by each of the Parties that Seller and the Company have retained L&W to act as their counsel in connection with the Transaction and that L&W has not acted as counsel for any other Person in connection with the Transaction for conflict of interest or any other purposes.  Acquiror and the Company agree that any attorney-client privilege and the expectation of client confidence attaching as a result of L&W’s representation of the Company and Seller related to the preparation for, and negotiation and consummation of, the Transaction, including all communications among L&W and the Company, Seller or their respective Affiliates, related to the preparation for, and negotiation and consummation of, the Transaction, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Company and its Subsidiaries and L&W related to the preparation for, and negotiation and consummation of, the Transaction are hereby assigned and transferred to Seller, (ii) the Company and its Subsidiaries hereby release all of their respective rights and interests to and in such communications and related materials and (iii) the Company and its Subsidiaries hereby release any right to assert or waive any privilege related to the communications referenced in this Section 13.16 (the “Privileged Deal Communications”) and acknowledge and agree that all such rights shall reside with Seller. Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the Company, on the one hand, and a third party other than a party to this Agreement, on the other hand, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of Privileged Deal Communications to such third party; provided, however, that the Company may not waive such privilege without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed).

(b)            Acquiror and the Company agree that, notwithstanding any current or prior representation of the Company or Seller by L&W, L&W shall be allowed to represent Seller or any of its respective Affiliates in any matters and disputes adverse to Acquiror or the Company that either is existing on the date of this Agreement or arises in the future and relates to this Agreement and the Transaction; and Acquiror and the Company hereby waive any conflicts or claim of privilege that may arise in connection with such representation. Further, Acquiror and the Company agree that, in the event that a dispute arises after the Closing between Acquiror or the Company, on the one hand, Seller or any of its respective Affiliates, on the other hand, L&W may represent Seller or such Affiliate in such dispute even though the interests of Seller or such Affiliate may be directly adverse to Acquiror or the Company and even though L&W may have represented Seller or the Company in a matter substantially related to such dispute.

(c)            Acquiror acknowledges, on behalf of itself and its Affiliates (including, from and after the Closing, the Company and its Subsidiaries), that any advice given to or communication with Seller or any of its Affiliates (other than the Company) shall not be subject to any joint privilege and shall be owned solely by Seller and such Affiliate. Acquiror and the Company each hereby acknowledge that each of them have had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than L&W.

Section 13.17          Release. Effective upon the Closing, Acquiror and, from and after the Closing, the Company and its Subsidiaries and each of the other Acquiror Parties (each, a “Acquiror Releasor”) hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all Actions, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, and causes of action of whatever kind or nature, whether known or unknown, that any of the Acquiror Releasors has, might have or might assert now or in the future, against Seller and the Seller Parties or any such Person’s respective heirs or executors (in each case in their capacity as such) (each, a “Seller Releasee”), arising out of, based upon, resulting from or related to the ownership or operation of the Company or any of its Subsidiaries at or prior to the Closing, whether known or unknown; provided, however, that notwithstanding anything to the contrary contained in this Section 13.17, this Section 13.17 shall not apply to, and no Acquiror Releasor is releasing, waiving, discharging, relinquishing or otherwise affecting the rights or obligations of any Party to the extent arising out of or relating to: (a) Fraud, (b) this Agreement or the Ancillary Agreements, (c) any other Contract between an Acquiror Releasor or any of its Affiliates, on the one hand, and any Seller Releasee or any of its Affiliates, on the other hand, whether entered into before, on or after the Closing, or (d) any non-waivable statutory rights under applicable Law. For purposes of determining whether Fraud has occurred and of giving effect to the exception for Fraud herein, no Seller Affiliate shall have any liability for Fraud unless such Seller Affiliate knowingly participated in, or was knowingly complicit in, the applicable Fraud. Acquiror shall, and shall cause the Company and its Subsidiaries and each Acquiror Party to, refrain from, directly or indirectly, asserting any Action, claim or demand, or commencing, instituting or causing to be commenced any legal proceeding of any kind against a Seller Releasee based upon any matter released pursuant to this Section 13.17.

[Signature Pages Immediately Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date hereof.

SELLER:

ULTRA I&C HOLDINGS LIMITED

By:	/s/ Mladen Brkic
Name:	Mladen Brkic
Title:	Director

SELLER PARENT:

ULTRA ELECTRONICS HOLDINGS LIMITED

By:	/s/ Martin Barrow
Name:	Martin Barrow
Title:	Director

COMPANY:

ULTRA ELECTRONICS ADVANCED TACTICAL SYSTEMS, INC.

By:	/s/ Mladen Brkic
Name:	Mladen Brkic
Title:	President

ACQUIROR:

BOOZ ALLEN HAMILTON INC.

By:	/s/ Andrea Inserra
Name:	Andrea Inserra
Title:	President, Global Defense

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